Exhibit 99.1

EXPLANATORY NOTE

On June 22, 2018, Springleaf Finance, Inc. (“SFI”), a separate wholly owned direct subsidiary of OneMain Holdings, Inc. (“OMH”), entered into a Contribution Agreement with Springleaf Finance Corporation (“SFC,” the “Company,” “we,” “us,” or “our”), a wholly owned direct subsidiary of SFI and a wholly owned indirect subsidiary of OMH, pursuant to which all of the common interests of Independence Holdings, LLC (“Independence”) were contributed to SFC on the same date (the “Contribution”). As a result of the Contribution and effective as of June 22, 2018, (i) Independence became a wholly owned direct subsidiary of SFC and (ii) Independence’s direct and indirect subsidiaries, including OneMain Financial Holdings, LLC (“OMFH”), became indirect subsidiaries of SFC. Independence, through its principal subsidiary OMFH, engages in the consumer finance and insurance businesses.

The Company’s consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Independence because the Contribution was between entities under common control. Information in the Company’s previously filed Annual Report for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2018 (the “2017 Form 10-K”), has been updated as a result of the Contribution. Items 6, 7, 7A, 8, 9A and 15 of the 2017 Form 10-K include periods prior to the contribution of Independence and have been updated below to retrospectively reflect the Contribution and present SFC and Independence on a combined basis for all periods presented in the 2017 Form 10-K.

All updates to the historical information included in the applicable items of the 2017 Form 10-K set forth below relate solely to the retrospective presentation of the Contribution as noted above, and this Exhibit 99.1 to the Company’s Current Report on Form 8-K/A dated August 3, 2018 does not update or modify any other disclosures in the 2017 Form 10-K. Except as noted above, this Exhibit 99.1 does not provide any update or discussion of any developments, activities, trends, or risks related to the Company subsequent to the filing of the 2017 Form 10-K. Information within the previously filed 2017 Form 10-K not affected by this Exhibit 99.1 reflects the disclosure made at the time of the filing of the 2017 Form 10-K. For additional information related to developments since the filing of the 2017 Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018. Accordingly, this Exhibit 99.1 to the Company’s Current Report on Form 8-K/A dated August 3, 2018 should be read in conjunction with the previously filed 2017 Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, as filed with the SEC on August 3, 2018.

GLOSSARY
Terms and abbreviations used in this Current Report on Form 8-K/A dated August 3, 2018 (and exhibits thereto) are defined below.

Term or Abbreviation	Definition

2013 Omnibus Incentive Plan	incentive plan under which equity-based awards are granted to selected management employees, non-employee directors, independent contractors, and consultants
2014-1 Notes	asset backed notes issued in April 2014 by OneMain Financial Issuance Trust 2014-1
2014-A Notes	asset-backed notes issued in March 2014 by the Springleaf Funding Trust 2014-A
2016 Annual Report on Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2016
2019 OMFH Notes	$700 million aggregate principal amount of 6.75% Senior Notes due 2019
2022 SFC Notes	$500 million of 6.125% Senior Notes due 2022 issued by SFC on May 15, 2017 and guaranteed by OMH
30-89 Delinquency ratio	net finance receivables 30-89 days past due as a percentage of net finance receivables
401(k) Plan	Springleaf Financial Services 401(k) Plan
5.25% SFC Notes	$700 million of 5.25% Senior Notes due 2019 issued by SFC on December 3, 2014 and guaranteed by OMH
5.625% SFC Notes	$875 million of 5.625% Senior Notes due 2023 issued by SFC on December 8, 2017 and guaranteed by OMH
6.125% SFC Notes	collectively, the 2022 SFC Notes and the Additional SFC Notes
8.25% SFC Notes	$1.0 billion of 8.25% Senior Notes due 2020 issued by SFC on April 11, 2016 and guaranteed by OMH
ABO	accumulated benefit obligation
ABS	asset-backed securities
Accretable yield	the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows
Additional SFC Notes	$500 million of 6.125% Senior Notes due 2022 issued by SFC on May 30, 2017 and guaranteed by OMH
Adjusted pretax income (loss)
a non-GAAP financial measure; income (loss) before income tax expense (benefit) on a Segment Accounting Basis, excluding acquisition-related transaction and integration expenses, net gain (loss) on sales of personal and real estate loans, net gain on sale of SpringCastle interests, SpringCastle transaction costs, losses resulting from repurchases and repayments of debt, debt refinance costs, net loss on liquidation of our United Kingdom subsidiary, and income attributable to non-controlling interests

AHL	American Health and Life Insurance Company
Apollo	Apollo Global Management, LLC and its consolidated subsidiaries
Apollo-Värde Transaction
the proposed purchase by the Apollo-Värde Group of 54,937,500 shares of OMH common stock from the Initial Stockholder pursuant to the Share Purchase Agreement entered into among OMH, the Initial Stockholder and the Apollo-Värde Group on January 3, 2018

Apollo-Värde Group	an investor group led by funds managed by Apollo and Värde
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
August 2016 Real Estate Loan Sale	SFC and certain of its subsidiaries sold a portfolio of second lien mortgage loans for aggregate cash proceeds of $246 million on August 3, 2016
Average debt	average of debt for each day in the period
Average net receivables	average of monthly average net finance receivables (net finance receivables at the beginning and end of each month divided by two) in the period
BP	basis point
Blackstone	collectively, BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership—NQ—ESC L.P.
CDO	collateralized debt obligations
CFPB	Consumer Financial Protection Bureau
CMBS	commercial mortgage-backed securities
CRA	Congressional Review Act

Term or Abbreviation	Definition

December 2016 Real Estate Loan Sale	SFC and certain of its subsidiaries sold a portfolio of first and second lien mortgage loans for aggregate cash proceeds of $58 million on December 19, 2016
Dodd-Frank Act	the Dodd-Frank Wall Street Reform and Consumer Protection Act
DOJ	U.S. Department of Justice
ERISA	Employee Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
Excess Retirement Income Plan	Springleaf Financial Services Excess Retirement Income Plan
FA Loans	purchased credit impaired finance receivables related to the Fortress Acquisition
FASB	Financial Accounting Standards Board
FHLB	Federal Home Loan Bank
FICO score	a credit score created by Fair Isaac Corporation
Fitch	Fitch, Inc.
Fixed charge ratio
earnings less income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends

Fortress	Fortress Investment Group LLC
Fortress Acquisition
transaction by which FCFI Acquisition LLC, an affiliate of Fortress, acquired an 80% economic interest of the sole stockholder of SFC for a cash purchase price of $119 million, effective November 30, 2010

GAAP	generally accepted accounting principles in the United States of America
GAP	guaranteed asset protection
Gross charge-off ratio	annualized gross charge-offs as a percentage of average net receivables
Indenture	the SFC Base Indenture, together with all subsequent Supplemental Indentures
Independence	Independence Holdings, LLC
Indiana DOI	Indiana Department of Insurance
Initial Stockholder	Springleaf Financial Holdings, LLC
Investment Company Act	Investment Company Act of 1940
IRS	Internal Revenue Service
Junior Subordinated Debenture
$350 million aggregate principal amount of 60-year junior subordinated debt issued by SFC under an indenture dated January 22, 2007, by and between SFC and Deutsche Bank Trust Company, as trustee, and guaranteed by OMH

Lendmark Sale	the sale of 127 Springleaf branches to Lendmark Financial Service, LLC, effective April 30, 2016
LIBOR	London Interbank Offered Rate
Logan Circle	Logan Circle Partners, L.P.
Loss ratio
annualized net charge-offs, net writedowns on real estate owned, net gain (loss) on sales of real estate owned, and operating expenses related to real estate owned as a percentage of average real estate loans

Merit	Merit Life Insurance Co.
MetLife	MetLife, Inc.
Military Lending Act	governs certain consumer lending to active-duty service members and covered dependents and limits, among other things, the interest rate that may be charged
Moody’s	Moody’s Investors Service, Inc.
Nationstar	Nationstar Mortgage LLC, dba “Mr. Cooper”
Net charge-off ratio	annualized net charge-offs as a percentage of average net receivables
Net interest income	interest income less interest expense
NRZ	New Residential Investment Corp.
OCLI	OneMain Consumer Loan, Inc.
ODART	OneMain Direct Auto Receivables Trust
OGSC	OneMain General Services Corporation, successor to SGSC and SFMC
OM Loans	purchased credit impaired personal loans acquired in the OneMain Acquisition

Term or Abbreviation	Definition

OMAS	OneMain Assurance Services, LLC
OMFH	OneMain Financial Holdings, LLC
OMFH Indenture	Indenture entered into on December 11, 2014, as amended or supplemented from time to time, by OMFH and certain of its subsidiaries in connection with the issuance of the OMFH Notes
OMFH Note	collectively, $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021
OMFH Second Supplemental Indenture	Second Supplemental Indenture dated as of November 8, 2016, to the OMFH Indenture
OMFIT	OneMain Financial Issuance Trust
OMH	OneMain Holdings, Inc.
OneMain	OMFH, collectively with its subsidiaries
OneMain Acquisition	Acquisition of OneMain from CitiFinancial Credit Company, effective November 1, 2015
OneMain Financial Funding VIII LSA
Loan and Security Agreement, dated February 2, 2017, among OneMain Financial Funding VIII, LLC, certain third party lenders and other third parties pursuant to which OneMain Financial Funding VIII, LLC may borrow up to $450 million

Other SFC Notes
collectively, approximately $5.2 billion aggregate principal amount of senior notes, on a senior unsecured basis, and the Junior Subordinated Debenture, on a junior subordinated basis, issued by SFC and guaranteed by OMH

PBO	projected benefit obligation
PRSUs	performance-based RSUs
PVFP	present value of future profits
Recovery ratio	annualized recoveries on net charge-offs as a percentage of average net receivables
Retail sales finance	collectively, retail sales contracts and revolving retail accounts
Retirement Plan	Springleaf Financial Services Retirement Plan
RMBS	residential mortgage-backed securities
RSAs	restricted stock awards
RSUs	restricted stock units
SCP Loans	purchased credit impaired loans acquired through the SpringCastle Joint Venture
SEC	U.S. Securities and Exchange Commission
Securities Act	Securities Act of 1933
Segment Accounting Basis	a basis used to report the operating results of our segments, which reflects our allocation methodologies for certain costs and excludes the impact of applying purchase accounting
Settlement Agreement	a Settlement Agreement with the U.S. Department of Justice entered into by OMH and certain of its subsidiaries on November 13, 2015, in connection with the OneMain Acquisition
S&P	Standard & Poor’s Ratings Services
SFC	Springleaf Finance Corporation
SFC Base Indenture	Indenture dated as of December 3, 2014
SFC First Supplemental Indenture	First Supplemental Indenture dated as of December 3, 2014, to the SFC Base Indenture
SFC Fourth Supplemental Indenture	Fourth Supplemental Indenture dated as of December 8, 2017, to the SFC Base Indenture
SFC Guaranty Agreements	agreements entered into on December 30, 2013 by OMH whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on the Other SFC Notes
SFC Second Supplemental Indenture	Second Supplemental Indenture dated as of April 11, 2016, to the SFC Base Indenture
SFC Third Supplemental Indenture	Third Supplemental Indenture dated as of May 15, 2017, to the SFC Base Indenture
SFC Trust Guaranty Agreement
agreement entered into on December 30, 2013 by OMH whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities in connection with the Junior Subordinated Debenture

Term or Abbreviation	Definition

SFH
Springleaf Financial Holdings LLC, an entity owned primarily by a private equity fund managed by an affiliate of Fortress that sold 54,937,500 shares of OMH’s common stock to the Apollo-Värde Group in the Apollo-Värde Transaction

SFI	Springleaf Finance, Inc.
SFMC	Springleaf Finance Management Corporation
SGSC	Springleaf General Services Corporation
Share Purchase Agreement
Share Purchase Agreement entered into on January 3, 2018, among the Apollo-Värde Group, the Initial Stockholder and OMH to acquire from the Initial Stockholder 54,937,500 shares of OMH’s common stock that was issued and outstanding as of such date, representing the entire holdings of OMH’s stock beneficially owned by Fortress

SLFT	Springleaf Funding Trust
SoftBank	SoftBank Group Corporation
SpringCastle Interests Sale	the March 31, 2016 sale by SpringCastle Holdings, LLC and Springleaf Acquisition Corporation of the equity interest in the SpringCastle Joint Venture
SpringCastle Joint Venture
joint venture among SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC, and SpringCastle Acquisition LLC in which SpringCastle Holdings, LLC previously owned a 47% equity interest in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC and Springleaf Acquisition Corporation previously owned a 47% equity interest in SpringCastle Acquisition LLC

SpringCastle Portfolio	loans acquired through the SpringCastle Joint Venture
Tangible equity	total equity less accumulated other comprehensive income or loss
Tangible managed assets	total assets less goodwill and other intangible assets
Tax Act	Public Law 115-97 amending the Internal Revenue Code of 1986
TDR finance receivables	troubled debt restructured finance receivables
Texas DOI	Texas Department of Insurance
Triton	Triton Insurance Company
Trust preferred securities
capital securities classified as debt for accounting purposes but due to their terms are afforded, at least in part, equity capital treatment in the calculation of effective leverage by rating agencies

TILA	Truth-In-Lending-Act
UPB	unpaid principal balance
Värde	Värde Partners, Inc.
VOBA	value of business acquired
VFN	variable funding notes
VIEs	variable interest entities
Weighted average interest rate	annualized interest expense as a percentage of average debt
Wilmington	Wilmington Trust, National Association
Yield	annualized finance charges as a percentage of average net receivables
Yosemite	Yosemite Insurance Company

Forward-Looking Statements

This Current Report on Form 8-K/A dated August 3, 2018 (and exhibits thereto) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K/A dated August 3, 2018 (and exhibits thereto) or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following:

•	the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies;

•	any litigation, fines or penalties that could arise relating to the OneMain Acquisition or Apollo-Värde Transaction;

•	the impact of the Apollo-Värde Transaction on our relationships with employees and third parties;

•	various risks relating to continued compliance with the Settlement Agreement;

•
changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment;

•	levels of unemployment and personal bankruptcies;

•	natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities;

•
war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, cyber-attacks or other security breaches, or other events disrupting business or commerce;

•	changes in the rate at which we can collect or potentially sell our finance receivables portfolio;

•	the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay;

•	changes in our ability to attract and retain employees or key executives to support our businesses;

•
changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources;

•
risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers;

•	risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves;

•
the inability to successfully implement our growth strategy for our consumer lending business as well as various risks associated with successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures;

•	declines in collateral values or increases in actual or projected delinquencies or net charge-offs;

•
changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Act (which, among other things, established the CFPB, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the enactment of Public Law 115-97 amending the Internal Revenue Code of 1986;

•
potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions;

•
the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation;

•
the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith;

•	our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements;

•	our ability to comply with our debt covenants;

•	our ability to generate sufficient cash to service all of our indebtedness;

•	any material impairment or write-down of the value of our assets;

•	the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital;

•
our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings;

•	the impacts of our securitizations and borrowings;

•	our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries;

•	changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices;

•	changes in accounting principles and policies or changes in accounting estimates;

•	effects of the acquisition of Fortress by an affiliate of SoftBank Group Corp.;

•	effects, if any, of the contemplated acquisition by an investor group of shares of our common stock beneficially owned by Fortress and its affiliates;

•	any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; and

•
the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default.

We also direct readers to the other risks and uncertainties discussed in “Risk Factors” in Part I - Item 1A of the 2017 Form 10-K and in other documents filed with the SEC (including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018).

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in the 2017 Form 10-K and subsequent Company filings with the SEC that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

PART II

Item 6. Selected Financial Data.

The following table presents our selected historical consolidated financial data and other operating data. The consolidated statement of operations data for the years ended December 31, 2017, 2016, and 2015 and the consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere herein. The statement of operations data for the years ended December 31, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from our consolidated financial statements not included elsewhere herein.

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this report and our audited consolidated financial statements and related notes included in this report.

(dollars in millions)	At or for the Years Ended December 31,
	2017	2016	2015 (a)	2014	2013

Consolidated Statements of Operations Data:
Interest income	$3,187	$3,096	$1,910	$1,625	$1,637
Interest expense	816	856	715	683	843
Provision for finance receivable losses	947	929	711	352	371
Other revenues	540	754	275	745	161
Other expenses	1,569	1,668	955	657	709
Income (loss) before income tax expense (benefit)	395	397	(196)	678	(125)
Net income (loss)	152	270	(74)	445	(76)
Net income attributable to non-controlling interests	—	28	127	48	—
Net income (loss) attributable to Springleaf Finance Corporation	152	242	(201)	397	(76)

Consolidated Balance Sheet Data:
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	$13,627	$12,414	$14,217	$6,181	$10,730
Total assets	19,645	18,340	21,396	10,998	12,612
Long-term debt	15,050	13,959	17,300	8,356	10,602
Total liabilities	16,243	15,067	18,488	9,021	11,227
Springleaf Finance Corporation shareholder’s equity	3,402	3,273	2,987	2,106	1,385
Non-controlling interests	—	—	(79)	(129)	—
Total shareholder’s equity	3,402	3,273	2,908	1,977	1,385

Other Operating Data:
Ratio of earnings to fixed charges	1.47	1.45	(b)	1.98	(b)

(a) Selected financial data for 2015 includes OneMain’s results effective from November 1, 2015, pursuant to our contractual agreements with Citigroup.

(b) Earnings did not cover total fixed charges by $196 million in 2015 and by $125 million in 2013.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and related notes included in this report. This discussion and analysis contains forward-looking statements that involve risk, uncertainties, and assumptions. See “Forward-Looking Statements” included in this report for more information. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” included in the SFC Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

An index to our management’s discussion and analysis follows:

Overview

We are a leading provider of responsible personal loan products, primarily to non-prime customers. Our network of over 1,600 branch offices in 44 states as of December 31, 2017, is staffed with highly trained personnel and is complemented by our online personal loan origination capabilities and centralized operations, which allows us to reach customers located outside our branch footprint. Our digital platform provides current and prospective customers the option of obtaining an unsecured personal loan via our website, www.onemainfinancial.com. (The information on our website is not incorporated by reference into this report.) In connection with our personal loan business, we offer our customers credit and non-credit insurance.

In addition, we service loans owned by third-parties; pursue strategic acquisitions and dispositions of assets and businesses, including loan portfolios or other financial assets; and may establish joint ventures or enter into other strategic alliances or arrangements from time to time.

OUR PRODUCTS

Our product offerings include:

•
Personal Loans — We offer personal loans through our branch network and over the Internet through our centralized operations to customers who generally need timely access to cash. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of three to six years and are secured by consumer goods, automobiles, or other personal property or are unsecured. At December 31, 2017, we had nearly 2.3 million personal loans, representing $14.8 billion of net finance receivables compared to 2.2 million personal loans totaling $13.5 billion at December 31, 2016.

•
Insurance Products — We offer our customers credit insurance (life insurance, disability insurance, and involuntary unemployment insurance) and non-credit insurance through both our branch network and our centralized operations. Credit insurance and non-credit insurance products are provided by our affiliated insurance companies, Merit, Yosemite, AHL and Triton. We also offer home and auto membership plans of an unaffiliated company.

Our non-originating legacy products include:

•
Real Estate Loans — In 2012, we ceased originating real estate loans and the portfolio is in a liquidating status. During 2016, we sold $308 million real estate loans held for sale. At December 31, 2017, we had $128 million of real estate loans held for investment, of which 91% were secured by first mortgages, compared to $144 million at December 31, 2016, of which 93% were secured by first mortgages. Real estate loans held for sale totaled $132 million and $153 million at December 31, 2017 and 2016, respectively.

•
Retail Sales Finance — We ceased purchasing retail sales contracts and revolving retail accounts in January of 2013. We continue to service the liquidating retail sales contracts and will provide revolving retail sales financing services on our revolving retail accounts.

OUR SEGMENTS

At December 31, 2017, we had two operating segments:

•	Consumer and Insurance; and

•	Acquisitions and Servicing.

Beginning in 2017, we include Real Estate, which was previously presented as a distinct reporting segment, in “Other.” See Note 23 of the Notes to Consolidated Financial Statements included in this report for further information on this change in our segment alignment and for more information about our segments. To conform to the new alignment of our segments, we have revised our prior period segment disclosures.

HOW WE ASSESS OUR BUSINESS PERFORMANCE

We closely monitor the primary drivers of pretax operating income, which consist of the following:

Net Interest Income

We track the spread between the interest income earned on our finance receivables and the interest expense incurred on our debt, and continually monitor the components of our yield and our cost of funds.

Net Credit Losses

The credit quality of our loans is driven by our long-standing underwriting philosophy, which takes into account the prospective customer’s household budget, and his or her willingness and capacity to repay the proposed loan. We closely analyze credit performance because the profitability of our loan portfolio is directly connected to net credit losses. We define net credit losses as gross charge-offs minus recoveries in the portfolio. Additionally, because delinquencies are an early indicator of future net credit losses, we analyze delinquency trends, adjusting for seasonality, to determine whether or not our loans are performing in line with our original estimates. We also monitor recovery rates because of their contribution to the reduction in the severity of our charge-offs.

Operating Expenses

We assess our operational efficiency using various metrics and conduct extensive analysis to determine whether fluctuations in cost and expense levels indicate operational trends that need to be addressed. Our operating expense analysis also includes a review of origination and servicing costs to assist us in managing overall profitability.

Because loan volume and portfolio size determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor origination volume and annual percentage rate.

Recent Developments and Outlook

APOLLO-VÄRDE TRANSACTION

On January 3, 2018, the Apollo-Värde Group entered into a Share Purchase Agreement with SFH and OMH to acquire from SFH 54,937,500 shares of OMH’s common stock representing the entire holdings of OMH’s stock beneficially owned by Fortress. The Apollo-Värde Transaction closed on June 25, 2018 for an aggregate purchase price of approximately $1.4 billion in cash.

As disclosed in Note 22 of the Notes to Consolidated Financial Statements, certain executives of the Company had previously been granted incentive units that only provide benefits (in the form of distributions) if SFH makes distributions to one or more of its common members that exceed specified amounts. In connection with the Apollo-Värde Transaction, certain executive officers who are holders of SFH incentive units received a distribution of approximately $106 million in the aggregate from SFH as a result of their ownership interests in SFH. Although the distribution was not made by the Company or its subsidiaries, in accordance with ASC Topic 710, Compensation-General, we recorded non-cash incentive compensation expense of approximately $106 million in the second quarter of 2018, with an equal and offsetting increase to additional paid-in-capital. The impact to the Company was non-cash, equity neutral and not tax deductible.

DIVIDEND OF SFMC

On April 10, 2017, SFMC, a former subsidiary of SFC, was contributed to SFI in the form of a dividend. SFI then contributed SFMC and SGSC to OMH, and SFMC merged into SGSC, which was renamed and is now OGSC. As a result of the dividend, the Company’s total shareholder equity and total assets were reduced by $38 million and $65 million, respectively, on the contribution date.

The contribution was the result of the continuing integration process, and part of a series of corporate consolidation transactions surrounding the OneMain Acquisition.

SFC’s MEDIUM-TERM NOTE ISSUANCES

6.125% SFC Notes

On May 15, 2017, SFC issued $500 million aggregate principal amount of 6.125% Senior Notes due 2022 (the “2022 SFC Notes”) under an Indenture dated as of December 3, 2014 (the “SFC Base Indenture”), as supplemented by a Third Supplemental Indenture, dated as of May 15, 2017 (the “SFC Third Supplemental Indenture” ), pursuant to which OMH provided a guarantee of the 2022 SFC Notes on an unsecured basis.

On May 30, 2017, SFC issued and sold $500 million aggregate principal amount of additional 2022 SFC Notes (the “Additional SFC Notes”) in an add-on offering. The initial 2022 SFC Notes and the Additional SFC Notes (collectively, the “6.125% SFC Notes”), are treated as a single class of debt securities and have the same terms, other than the issue date and the issue price.

SFC used a portion of these net proceeds to repurchase approximately $466 million aggregate principal amount of its existing 6.90% Senior Notes due 2017 at a premium to par. SFC used the remaining net proceeds for general corporate purposes.

5.625% SFC Notes

On December 8, 2017, SFC issued $875 million aggregate principal amount of 5.625% Senior Notes due 2023 (the ‘‘5.625% SFC Notes’’) under the SFC Base Indenture, as supplemented by a Fourth Supplemental Indenture dated as of December 8, 2017 (the “SFC Fourth Supplemental Indenture”), pursuant to which OMH provided a guarantee of the 5.625% SFC Notes on an unsecured basis. SFC used a portion of these net proceeds to repay at maturity approximately $557 million aggregate principal amount of its existing 6.90% Medium-Term Notes. SFC intends to use the remaining net proceeds for general corporate purposes, which may include additional debt repurchases and repayments.

See Note 2 and 13 of the Notes to Consolidated Financial Statements included in this report for further information on the SFC Offerings.

OMFH SECURITIZATION OFFERING

On December 11, 2017, OMFH, as sponsor, completed an offering of approximately $605 million of asset-backed notes in a private offering (the ‘‘December OMFH Securitization’’). The December OMFH Securitization included one class of senior asset-backed notes and four classes of subordinate asset-backed notes. The assets that were pledged consist of a pool of non-revolving, fixed-rate loans secured by automobiles, light-duty trucks and other vehicles. At least 5% of the initial note principal balance of each class of notes and the residual interest in the issuing entity were retained in satisfaction of the risk retention requirements of Section 941 of the Dodd-Frank Act.

See Note 13 of the Notes to Consolidated Financial Statements included in this report for further information on the December OMFH Securitization.

MATURITY OF SFC’S 6.90% MEDIUM-TERM NOTES

On December 15, 2017, the $557 million outstanding principal amount of SFC’s 6.90% Medium-Term Notes, Series J became due and payable.

See Note 13 of the Notes to Consolidated Financial Statements included in this report for further information on the maturity of SFC’s 6.90% medium-term notes.

REDEMPTION OF THE OMFH 2019 NOTES

On December 8, 2017, OMFH issued a notice of redemption to redeem all $700 million outstanding principal amount of its 6.75% Senior Notes due 2019 at a redemption price equal to 103.375%, plus accrued and unpaid interest to the redemption date. The notes were redeemed on January 8, 2018.

See Notes 12 and 24 of the Notes to Consolidated Financial Statements included in this report for further information on the Redemption of the OMFH Notes.

THE TAX ACT

On December 22, 2017, the President signed into law the Tax Act, which contains substantial changes to the Internal Revenue Code effective January 1, 2018, including a reduction in the federal corporate tax rate from 35% to 21%. In the long-term, we anticipate that we will have an overall benefit from the reduction in the tax rate slightly offset by potential deductions disallowed under the current law. However, we recognized an $81 million tax charge in 2017. This charge is primarily the result of the lower corporate tax rate, which required us to remeasure our net deferred tax asset to reflect the lower corporate tax rate. For further information see Note 18 of the Notes to Consolidated Financial Statements included in this report.

IMPACT OF HURRICANES HARVEY, IRMA AND MARIA

In August and September of 2017, our customers in certain areas of the United States and Puerto Rico were impacted by hurricanes Harvey, Irma and Maria. The estimated total hurricane-related impact recorded during 2017 was approximately $25 million, consisting primarily of increases in our loan loss reserve and borrower-related assistance programs. See additional discussion under “Results of Operations” and “Segment Results” below.

COST SYNERGIES

As of December 31, 2017, we had incurred approximately $239 million of acquisition-related transaction and integration expenses ($69 million incurred during 2017) from the OneMain Acquisition.

We achieved our estimated cost synergies from the OneMain Acquisition, including approximately $200 million in lower operating expenses, which were fully realized by the end of the fourth quarter of 2017. Furthermore, our transition services agreement with Citigroup terminated on May 1, 2017 in accordance with its terms, and we are no longer required to make any further payments under the agreement.

OUTLOOK

With our experienced management team, long track record of successfully accessing the capital markets, and strong demand for consumer credit, we believe we are well positioned to execute on our strategic priorities to strengthen our capital base through the following key initiatives:

•	Continuing the growth in receivables through enhanced marketing strategies and customer product options;

•	Growing secured lending originations with a goal of enhancing credit performance;

•	Leveraging our scale and cost discipline across the Company to deliver improved operating leverage;

•	Increasing tangible equity and reducing leverage; and

•	Maintaining a strong liquidity level with diversified funding sources.

We continue to execute our strategy to increase the proportion of our loan originations secured by titled collateral (which typically have lower yields and credit losses relative to unsecured personal loans), particularly within the former OneMain branches where secured loan originations have historically represented a smaller proportion of total originations than those of the former Springleaf branches. As we continue to increase secured loans as a proportion of our total loan portfolio, our yields may be lower in future periods relative to our historical yields; however, we also expect a proportional improvement in net credit losses over time as our portfolio matures and as secured loans become a greater proportion of our total loan portfolio.

Assuming the U.S. economy continues to experience slow to moderate growth, we expect to continue our long history of strong credit performance and believe the strong credit quality of our loan portfolio will continue as the result of our disciplined underwriting practices and ongoing collection efforts. We have continued to see some migration of customer activity away from traditional channels, such as direct mail, to online channels (primarily serviced through our branch network), where we believe we are well suited to capture volume due to our scale, technology, and deployment of advanced analytics.

Results of Operations

CONSOLIDATED RESULTS

On November 15, 2015, we completed the OneMain Acquisition. The results of OneMain are included in our consolidated operating results and selected financial statistics from November 1, 2015 in the table below. A further discussion of our operating results for each of our operating segments is provided under “Segment Results” below.

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Interest income	$3,187	$3,096	$1,910
Interest expense	816	856	715
Provision for finance receivable losses	947	929	711
Net interest income after provision for finance receivable losses	1,424	1,311	484
Net gain on sale of SpringCastle interests	—	167	—
Other revenues	540	587	275
Acquisition-related transaction and integration expenses	69	108	62
Other expenses	1,500	1,560	893
Income (loss) before income tax expense (benefit)	395	397	(196)
Income tax expense (benefit)	243	127	(122)
Net income (loss)	152	270	(74)
Net income attributable to non-controlling interests	—	28	127
Net income attributable to SFC	$152	$242	$(201)

Selected Financial Statistics (a)
Finance receivables held for investment:
Net finance receivables	$14,909	$13,686	$15,469
Number of accounts	2,351,211	2,202,166	2,443,250
Finance receivables held for sale:
Net finance receivables	$132	$153	$793
Number of accounts	2,460	2,800	148,932
Finance receivables held for investment and held for sale: (b)
Average net receivables	$14,009	$14,412	$8,252
Yield	22.66%	21.35%	22.94%
Gross charge-off ratio	7.47%	6.04%	4.34%
Recovery ratio	(0.76)%	(0.50)%	(0.67)%
Net charge-off ratio	6.71%	5.54%	3.67%
30-89 Delinquency ratio	2.48%	2.30%	2.59%
Origination volume	$10,502	$9,408	$5,715
Number of accounts originated	1,436,871	1,313,388	971,662

(a)	See “Glossary” at the beginning of this report for formulas and definitions of our key performance ratios.

(b)	Includes personal loans held for sale, but excludes real estate loans held for sale in order to be comparable with our segment statistics disclosed in “Segment Results.”

Comparison of Consolidated Results for 2017 and 2016

Interest income increased $91 million in 2017 when compared to 2016 due to the net of the following:

•	Finance charges increased $152 million primarily due to the net of the following:

•
Yield on finance receivables held for investment increased primarily due to lower amortization of purchase premium on non-credit impaired finance receivables. This increase was partially offset by the continued shift of the portfolio towards secured personal loans and direct auto customers who tend to have loans with lower yields and lower charge-offs relative to our unsecured personal loans.

•
Average net receivables held for investment decreased primarily due to (i) the SpringCastle Interests Sale and (ii) our liquidating real estate loan portfolio, including transfers of $307 million of real estate loans to finance receivables held for sale during 2016. This decrease was partially offset by the continued growth in our personal loan portfolio.

•
Interest income on finance receivables held for sale decreased $61 million primarily due to (i) personal loans sold in the Lendmark Sale in May 2016, and (ii) the real estate loans in finance receivables held for sale during 2016 period, which were sold in the fourth quarter of 2016.

Interest expense decreased $40 million in 2017 when compared to 2016 due to the net of the following:

•
Average debt decreased primarily due to debt elimination associated with the SpringCastle Interests Sale and net debt issuance and repayment activity in 2017. This decrease was partially offset by net debt issuances during the past 12 months relating to SFC’s offerings of the 6.125% SFC Notes in May of 2017 and our securitization transactions. See Notes 13 and 14 of the Notes to Consolidated Financial Statements included in this report for further information on our long-term debt, securitization transactions and our conduit facilities.

•
Weighted average interest rate on our debt increased primarily due to (i) SFC’s offering of the 8.25% SFC Notes in April of 2016, (ii) the debt elimination associated with the SpringCastle Interests Sale, and (iii) the pay down of securitizations, which had a lower interest rate relative to our other indebtedness. This increase was partially offset by the repurchase of $600 million of unsecured notes, which had a higher interest rate relative to our other indebtedness.

Provision for finance receivable losses increased $18 million in 2017 when compared to 2016 primarily due to (i) the growth in our personal loan portfolio during the past 12 months, (ii) continued alignment and enhancement of our collection practices which resulted in higher provision from an increase in the loans now classified as TDR, (iii) a greater proportion of charge-offs from our purchased credit impaired finance receivables in 2016, which were not recorded as charge-offs through the allowance for finance receivable losses and (iv) the estimated impacts of hurricanes Harvey, Irma and Maria. Based on information currently available, we estimate the impact to net charge-offs attributable to these hurricanes to be $17 million and have increased our provision for finance receivable losses accordingly. This increase was partially offset by $22 million reduction in the impairment in the purchased credit impaired loans due to the increase in expected cash flows in that portfolio.

Net gain on sale of SpringCastle interests of $167 million in 2016 reflected the net gain associated with the sale of our equity interests in the SpringCastle Joint Venture on March 31, 2016.

Other revenues decreased $47 million in 2017 when compared to 2016 primarily due to (i) a decrease in insurance revenues of $29 million during 2017 primarily due to lower volume of loans with insurance products sold and a decrease in revenues from runoff business, (ii) a decrease of $18 million in 2017 due to net gain on sales of personal and real estate loans in 2016, (iii) a decrease in investment revenue of $13 million primarily due to lower realized gains on securities sold in the 2017 period, and (iv) a decrease of $12 million driven by higher net loss on repurchases and repayments of debt in 2017. This decrease was partially offset by (i) a $13 million increase in fee revenues from home and auto membership plans sold in the 2017 period, (ii) a $9 million lower market adjustment on finance receivables held for sale in 2017 compared to 2016 and (iii) a $4 million increase in interest income on notes receivable from parent and affiliates in the 2017 period, as discussed in Note 12 of the Notes to Consolidated Financial Statements of this report.

Acquisition-related transaction and integration costs decreased $39 million in 2017 when compared to 2016 primarily due to (i) $32 million of lower compensation costs associated with severance and stock compensation costs in 2017, (ii) a $13 million claim reserve adjustment for pre-acquisition non-credit insurance policies, and (iii) $9 million of lower system conversions and project management servicing fees. These decreases were partially offset by $17 million in expenses associated with branch and administrative office consolidations. See “Non-GAAP Financial Measures” below for further information regarding these costs.

Other expenses decreased $60 million in 2017 when compared to 2016 due to the following:

•
Other operating expenses decreased $83 million primarily due to (i) a decrease in Citigroup transition expenses of $55 million, (ii) lower professional and audit expenses of $33 million during the 2017 period, (iii) an increase in the deferral of origination costs of $22 million due to the increase in the number of loans originated in the 2017 period compared to prior year, and (iv) a decrease in amortization of other intangible assets of $18 million during the 2017 period. This decrease was partially offset by an increase in OCLI loan referral fees of $39 million due to increased levels of loan volume through online sources. See Note 12 of the Notes to Consolidated Financial Statements included in this report for further information on loan referral fees.

•
Insurance policy benefits and claims increased $17 million primarily due to the prior year favorable variances of $12 million in credit claim and benefit reserves and a $5 million increase in reserve for non-credit insurance products due to higher growth in sales.

•	Salaries and benefits increased by $6 million.

Income taxes totaled $243 million for 2017 compared to $127 million for 2016. The increase is primarily due to recognition of the impact of the Tax Act. The effective tax rate for 2017 was 61.5% compared to 31.9% for 2016. The effective tax rate for 2017 differed from the federal statutory rate primarily due to the recognition of the impact of the Tax Act and the effects of state income taxes. As a result of the Tax Act we recognized an $81 million tax charge in 2017. This charge is primarily the result of the lower corporate tax rate, which required us to remeasure our net deferred tax asset to reflect the lower corporate tax rate. The effective tax rate for 2016 differed from the federal statutory rate primarily due to the effects of the non-controlling interest in the previously owned SpringCastle Portfolio and the effects of state income taxes. See Note 19 of the Notes to Consolidated Financial Statements included in this report for further information on the effective tax rates.

Comparison of Consolidated Results for 2016 and 2015

Interest income increased $1.2 billion in 2016 when compared to 2015 due to the net of the following:

•	Finance charges increased $1.2 billion primarily due to the net of the following:

•
Average net receivables held for investment increased primarily due to (i) loans acquired in the OneMain Acquisition and (ii) the continued growth of our loan portfolio (primarily of our secured personal loans). This increase was partially offset by (i) the SpringCastle Interests Sale, (ii) the transfer of $608 million of our personal loans to finance receivables held for sale on September 30, 2015, and (iii) our liquidating real estate loan portfolio, including the transfers of $257 million and $50 million of real estate loans to finance receivables held for sale on June 30, 2016 and November 30, 2016, respectively.

•
Yield on finance receivables held for investment decreased primarily due to (i) the continued growth of secured personal loans, which generally have lower yields relative to our unsecured personal loans, and (ii) the effects of purchase accounting adjustments relating to the OneMain Acquisition.

•
Interest income on finance receivables held for sale increased $14 million primarily due to (i) the transfer of $608 million of our personal loans to held for sale on September 30, 2015, which were sold in the Lendmark Sale on May 2, 2016, and (ii) the transfers of $307 million of real estate loans to finance receivables held for sale during 2016, which were sold in the August 2016 Real Estate Loan Sale and December 2016 Real Estate Loan Sale.

Interest expense increased $141 million in 2016 when compared to 2015 due to the net of the following:

•
Average debt increased primarily due to (i) debt acquired in the OneMain Acquisition and (ii) net unsecured debt issued during the 2016 period. This increase was partially offset by (i) the elimination of the debt associated with the SpringCastle Interests Sale and (ii) net repayments under our conduit facilities. See Notes 13 and 14 of the Notes to Consolidated Financial Statements included in this report for further information on our long-term debt, consumer loan securitization transactions, and our conduit facilities.

•
Weighted average interest rate on our debt decreased primarily due to (i) debt acquired from the OneMain Acquisition, which generally has a lower weighted average interest rate relative to SFC's weighted average interest rate, and (ii) the repurchase of $600 million unsecured notes, which had a higher interest rate relative to our other indebtedness, in connection with SFC’s offering of the 8.25% SFC Notes, as defined in “Liquidity and Capital Resources” included in this report. The decrease was partially offset by (i) SFC’s offering of the 8.25% SFC Notes in April of 2016 and (ii) the elimination of debt associated with the SpringCastle Interests Sale, which generally had a lower interest rate relative to our other indebtedness.

Provision for finance receivable losses increased $218 million in 2016 when compared to 2015 primarily due to (i) provision for finance receivable losses of $229 million resulting from the OneMain Acquisition, which reflected net charge-offs of $477 million, partially offset by the re-establishment of the allowance for finance receivable losses of $248 million in 2015 and (ii) higher net charge-offs on Springleaf personal loans reflecting growth during the past 12 months. This increase was partially offset by (i) lower net charge-offs on the previously owned SpringCastle Portfolio reflecting the SpringCastle Interests Sale and the improved central servicing performance as the acquired portfolio matured under our ownership and (ii) the continued refinement of our estimates of allowance for finance receivable losses and their related assumptions based on ongoing integration and alignment of collection and charge-off practices.

Net gain on sale of SpringCastle interests of $167 million in 2016 reflected the net gain associated with the sale of our equity interest in the SpringCastle Joint Venture on March 31, 2016. See Note 2 of the Notes to Consolidated Financial Statements included in this report for further information on this sale.

Other revenues increased $312 million in 2016 when compared to 2015 primarily due to (i) other revenues of $319 million resulting from the OneMain Acquisition, which consisted of insurance revenues of $236 million, investment revenues of $54 million, and remaining other revenues of $29 million, including $25 million of revenues from our ancillary products, (ii) net gain on sales of personal and real estate loans of $18 million in 2016, (iii) servicing charge income for the receivables related to the Lendmark Sale of $6 million in 2016, (iv) foreign currency translation adjustment gain of $4 million in 2016 resulting from the liquidation of our United Kingdom subsidiary, and (v) a $3 million increase in interest income on notes receivable from parent and affiliates in the 2016 period, as discussed in Note 12 of the Notes to Consolidated Financial Statements of this report. This increase was partially offset by (i) a decrease in Springleaf investment revenues of $20 million during 2016 primarily due to a decrease in invested assets and lower realized gains on the sale of investment securities and (ii) net loss on repurchases and repayments of debt of $17 million in 2016.

Acquisition-related transaction and integration costs of $108 million and $62 million in 2016 and 2015, respectively, reflected increased costs relating to the OneMain Acquisition and the Lendmark Sale, including branch and system conversions, information technology costs, certain compensation and benefit related costs, and other costs and fees that would not have been incurred in the ordinary course of business. See “Non-GAAP Financial Measures” below for further information regarding these costs.

Other expenses increased $667 million in 2016 when compared to 2015 due to the following:

•
Other operating expenses increased $299 million primarily due to (i) an increase in other operating expense of $306 million resulting from the OneMain Acquisition, which consisted primarily of advertising expenses of $74 million, occupancy costs of $66 million, amortization on other intangible assets of $57 million, and information technology expenses of $53 million, (ii) a decrease in Springleaf deferred origination costs of $12 million during 2016, (iii) an increase in Springleaf information technology expenses of $9 million during 2016, (iv) an increase in professional fees of $8 million during 2016 primarily reflecting debt refinance costs, and (v) an increase of $5 million in OCLI loan referral fees due to increased levels of loan volume through online sources. See Note 12 of the Notes to Consolidated Financial Statements included in this report for further information on loan referral fees. These increases were offset by lower expense in 2016 due to nine additional months of servicing expenses for the SpringCastle Portfolio totaling $38 million during 2015.

•
Salaries and benefits increased $297 million primarily due to salaries and benefits of $317 million resulting from the OneMain Acquisition. This increase was partially offset by (i) non-cash incentive compensation expense of $15 million recorded in 2015 relating to the rights of certain executives to receive a portion of the cash proceeds from the sale of OMH’s common stock by the Initial Stockholder and (ii) a decrease in Springleaf average staffing during 2016.

•
Insurance policy benefits and claims increased $71 million due to insurance policy benefits and claims of $88 million resulting from the OneMain Acquisition. This increase was partially offset by a $17 million decrease in Springleaf insurance policy benefits and claims during 2016 primarily due to favorable variances in benefit reserves, which partially resulted from a $9 million write-down of benefit reserves recorded during 2016.

Income taxes totaled $127 million for 2016 compared to benefit from income taxes of $122 million for 2015. The effective tax rate for 2016 was 31.9% compared to 62.5% for 2015. The effective tax rate for 2016 and 2015 differed from the federal statutory rate primarily due to the effect of the non-controlling interest in the previously owned SpringCastle Portfolio, partially offset by the effect of state income taxes. On March 31, 2016, the Company sold its equity interest in the SpringCastle Portfolio. See Note 19 of the Notes to Consolidated Financial Statements included in this report for further information on the effective rates.

NON-GAAP FINANCIAL MEASURES

Adjusted Pretax Income (Loss)

Management uses adjusted pretax income (loss), a non-GAAP financial measure, as a key performance measure of our segments. Adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net gain (loss) on sales of personal and real estate loans, net gain on sale of SpringCastle interests, SpringCastle transaction costs, losses resulting from repurchases and repayments of debt, debt refinance costs, net loss on liquidation of our United Kingdom subsidiary, and income attributable to non-controlling interests. Management believes adjusted pretax income (loss) is useful in assessing the profitability of our segments and uses adjusted pretax income (loss) in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. Adjusted pretax income (loss) is a non-GAAP financial measure and should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

The reconciliations of income (loss) before income taxes attributable to SFC on a Segment Accounting Basis to adjusted pretax income (loss) attributable to SFC (non-GAAP) by segment were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Consumer and Insurance
Income before income taxes - Segment Accounting Basis	$601	$716	$372
Adjustments:
Acquisition-related transaction and integration expenses	66	100	16
Net gain on sale of personal loans	—	(22)	—
Net loss on repurchases and repayments of debt	18	14	—
Debt refinance costs	—	4	$—
Adjusted pretax income (non-GAAP)	$685	$812	$388

Acquisitions and Servicing
Income (loss) before income taxes - Segment Accounting Basis	$(2)	$218	$243
Adjustments:
Net gain on sale of SpringCastle interests	—	(167)	—
Acquisition-related transaction and integration expenses	—	1	1
SpringCastle transaction costs	—	1	—
Income attributable to non-controlling interests	—	(28)	(127)
Adjusted pretax income (loss) (non-GAAP)	$(2)	$25	$117

Other
Income (loss) before income taxes - Segment Accounting Basis	$1	$(70)	$(270)
Adjustments:
Acquisition-related transaction and integration expenses	6	27	48
Net loss on sale of real estate loans	—	12	—
Net loss on liquidation of United Kingdom subsidiary	—	6	—
Net loss on repurchases and repayments of debt	—	1	—
Debt refinance costs	—	1	—
Adjusted pretax income (loss) (non-GAAP)	$7	$(23)	$(222)

Acquisition-related transaction and integration expenses incurred as a result of the OneMain Acquisition and the Lendmark Sale include (i) compensation and employee benefit costs, such as retention awards and severance costs, (ii) accelerated amortization of acquired software assets, (iii) rebranding to the OneMain brand, (iv) branch infrastructure and other fixed asset integration costs, (v) information technology costs, such as internal platform development, software upgrades and licenses, and technology termination costs, (vi) legal fees and project management costs, (vii) system conversions, including human capital management, marketing, risk, and finance functions, and (viii) other costs and fees directly related to the OneMain Acquisition and integration.

Segment Results

See Note 23 of the Notes to Consolidated Financial Statements included in this report for (i) a description of our segments, (ii) reconciliations of segment totals to consolidated financial statement amounts, (iii) methodologies used to allocate revenues and expenses to each segment, and (iv) further discussion of the differences in our Segment Accounting Basis and GAAP.

CONSUMER AND INSURANCE

Adjusted pretax income and selected financial statistics for Consumer and Insurance (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2017	2016	2015

Interest income	$3,296	$3,314	$1,470
Interest expense	765	738	242
Provision for finance receivable losses	955	908	346
Net interest income after provision for finance receivable losses	1,576	1,668	882
Other revenues	567	601	274
Other expenses	1,458	1,457	768
Adjusted pretax income (non-GAAP)	$685	$812	$388

Selected Financial Statistics (a)
Finance receivables held for investment:
Net finance receivables	$14,772	$13,409	$12,864
Number of accounts	2,346,289	2,191,348	2,179,484
Finance receivables held for sale:
Net finance receivables	$—	$—	$617
Number of accounts	—	—	145,736
Finance receivables held for investment and held for sale: (b)
Average net receivables	$13,811	$13,393	$5,681
Yield	23.86%	24.75%	25.87%
Gross charge-off ratio (c)	7.92%	7.82%	7.46%
Recovery ratio	(0.93)%	(0.76)%	(0.80)%
Net charge-off ratio (c)	6.99%	7.06%	6.66%
30-89 Delinquency ratio	2.43%	2.25%	2.29%
Origination volume	$10,502	$9,388	$5,627
Number of accounts originated	1,436,871	1,313,388	971,662

(a)	See “Glossary” at the beginning of this report for formulas and definitions of our key performance ratios.

(b)	Includes personal loans held for sale for the 2016 and 2015 periods in connection with the Lendmark Sale.

(c)
The gross charge-off ratio and net charge-off ratio in 2015 reflect $62 million of additional charge-offs recorded in December of 2015 (on a Segment Accounting Basis) related to alignment in charge-off policy for personal loans in connection with the OneMain integration. Excluding these additional charge-offs, our gross charge-off ratio and net charge-off ratio would have been 6.37% and 5.57%, respectively.

Comparison of Adjusted Pretax Income for 2017 and 2016

Interest income decreased $18 million in 2017 when compared to 2016 due to the net of the following:

•
Interest income on finance receivables held for sale decreased $56 million in 2017 due to the transfer of our personal loans to finance receivables held for sale in the 2015 period that were sold in the Lendmark Sale in May of 2016.

•	Finance charges increased $38 million primarily due to the net of the following:

•	Average net receivables held for investment increased primarily due to the continued growth in our personal loan portfolio.

•
Yield on finance receivables held for investment decreased primarily due to the continued shift of the portfolio towards secured personal loans and direct auto customers who tend to have loans with lower yields and lower charge offs relative to our unsecured personal loans.

Interest expense increased $27 million in 2017 when compared to 2016 primarily due to an increase in the utilization of financing from unsecured notes which generally have higher interest rates relative to our other indebtedness.

Provision for finance receivable losses increased $47 million in 2017 when compared to 2016 primarily due to (i) the growth in our personal loan portfolio during the past 12 months, (ii) continued alignment and enhancement of our collection practices which resulted in an increase in the loans now classified as TDR and (iii) the estimated impacts of hurricanes Harvey and Irma. Based on information currently available, we estimate the impact to net charge-offs attributable to these hurricanes to be $12 million and have increased our provision for finance receivable losses accordingly.

Other revenues decreased $34 million in 2017 when compared to 2016 primarily due to (i) a decrease in insurance revenues of $28 million during 2017 primarily due to lower volume of loans with insurance products sold and a decrease in revenue from runoff business and (ii) a decrease in investment revenue of $21 million primarily due to lower realized gains on securities sold and reinvestments into lower yielding assets. This decrease was offset by an increase in fee revenues of $10 million from home and auto membership plans sold in 2017.

Comparison of Adjusted Pretax Income for 2016 and 2015

Interest income increased $1.8 billion in 2016 when compared to 2015 due to the following:

•	Finance charges increased $1.8 billion primarily due to the net of the following:

•
Average net receivables increased primarily due to (i) loans acquired in the OneMain Acquisition and (ii) the continued growth of our loan portfolio (primarily of our secured personal loans). This increase was partially offset by the transfer of $608 million of our personal loans to finance receivables held for sale on September 30, 2015.

•	Yield decreased primarily due to the continued growth of secured personal loans, which generally have lower yields relative to our unsecured personal loans.

•
Interest income on finance receivables held for sale increased $13 million primarily due to the transfer of personal loans to finance receivables held for sale on September 30, 2015 and sold in the Lendmark Sale on May 2, 2016.

Interest expense increased $496 million in 2016 when compared to 2015 primarily due to (i) interest expense of $284 million resulting from the OneMain Acquisition and (ii) a change in the methodology of allocating interest expense. See Note 23 of the Notes to Consolidated Financial Statements included in this report for the allocation methodologies.

Provision for finance receivable losses increased $562 million in 2016 when compared to 2015 primarily due to (i) provision for finance receivable losses of $512 million resulting from the OneMain Acquisition and (ii) higher net charge-offs on Springleaf personal loans reflecting growth during 2016. This increase was partially offset by the continued refinement of our estimates of allowance for finance receivable losses and their related assumptions based on ongoing integration and alignment of collection and charge-off practices.

Other revenues increased $327 million in 2016 when compared to 2015 primarily due to other revenues of $336 million resulting from the OneMain Acquisition, which consisted of insurance revenues of $236 million, investment revenues of $71 million, and remaining other revenues of $29 million, partially offset by a decrease in Springleaf investment revenues of $12 million during 2016 resulting from a decrease in invested assets and lower realized gains on the sale of investment securities.

Other expenses increased $689 million in 2016 when compared to 2015 due to the following:

•
Salaries and benefits increased $314 million primarily due to (i) salaries and benefits of $316 million resulting from the OneMain Acquisition and (ii) an increase in Springleaf average staffing during 2016 prior to the Lendmark Sale.

•
Other operating expenses increased $305 million primarily due to (i) other operating expenses of $266 million resulting from the OneMain Acquisition, which consisted primarily of advertising expenses of $74 million, occupancy costs of $66 million, and information technology expenses of $49 million, (ii) an increase in Springleaf credit and collection related costs of $13 million during 2016 reflecting growth in our loan portfolio, (iii) a decrease in Springleaf deferred origination costs of $12 million during 2016, (iv) an increase in Springleaf information technology expenses of $10 million during 2016, (v) an increase in Springleaf advertising expenses of $6 million during 2016, and (vi) an increase of $5 million in OCLI loan referral fees due to increased levels of loan volume through online sources. See Note 12 of the Notes to Consolidated Financial Statements included in this report for further information on loan referral fees.

•
Insurance policy benefits and claims increased $70 million primarily due to insurance policy benefits and claims of $87 million resulting from the OneMain Acquisition. This increase was partially offset by a $17 million decrease in Springleaf insurance policy benefits and claims during 2016 primarily due to favorable variances in benefit reserves, which partially resulted from a $9 million write-down of benefit reserves recorded during 2016.

ACQUISITIONS AND SERVICING

Adjusted pretax income (loss) attributable to SFC and selected financial statistics for Acquisitions and Servicing (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2017	2016	2015

Interest income	$—	$102	$455
Interest expense	—	20	87
Provision for finance receivable losses	—	14	68
Net interest income after provision for finance receivable losses	—	68	300
Other revenues	—	—	5
Other expenses	2	15	61
Adjusted pretax income (loss) (non-GAAP)	(2)	53	244
Pretax income attributable to non-controlling interests	—	28	127
Adjusted pretax income (loss) attributable to SFC (non-GAAP)	$(2)	$25	$117

Selected Financial Statistics *
Finance receivables held for investment:
Net finance receivables	$—	$—	$1,703
Number of accounts	—	—	232,383
Average net receivables	$—	$414	$1,887
Yield	—%	24.19%	24.14%
Net charge-off ratio	—%	3.48%	3.49%
30-89 Delinquency ratio	—%	—%	4.40%

*	See “Glossary” at the beginning of this report for formulas and definitions of our key performance ratios.

On March 31, 2016, we sold our equity interest in the SpringCastle Joint Venture, the primary component of our Acquisitions and Servicing segment.

OTHER

“Other” consist of our non-originating legacy operations, which include (i) our liquidating real estate loan portfolio as discussed below and (ii) our liquidating retail sales finance portfolio (including retail sales finance accounts from our legacy auto finance operation).

Beginning in 2017, management no longer views or manages our real estate assets as a separate operating segment. Therefore, we are now including Real Estate, which was previously presented as a distinct reporting segment, in “Other.” To conform to this new alignment of our segments, we have revised our prior period segment disclosures.

Adjusted pretax income (loss) of the Other components (which are reported on an adjusted Segment Accounting Basis) were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Interest income	$23	$51	$76
Interest expense (a)	21	43	268
Provision for finance receivable losses (b)	7	6	(1)
Net interest income (loss) after provision for finance receivable losses	(5)	2	(191)
Other revenues (c)	23	3	19
Other expenses (d)	11	28	50
Adjusted pretax income (loss) (non-GAAP)	$7	$(23)	$(222)

(a)
Interest expense for 2016 when compared to 2015 reflected a change in the methodology of allocating interest expense. See Note 23 of the Notes to Consolidated Financial Statements included in this report for the allocation methodologies table.

(b)	Provision for finance receivable losses for 2017 includes a $5 million increase due to estimated net charge-offs attributable to the impact of hurricanes Harvey and Maria.

(c)
Other revenues reported in “Other” primarily includes interest income on SFC’s note receivable from SFI. See Note 12 of the Notes to Consolidated Financial Statements included in this report for further information on the notes receivable from parent and affiliates.

(d)	Other expenses for 2015 reflected non-cash incentive compensation relating to the rights of certain executives to receive a portion of the cash proceeds received by the Initial Stockholder.

Net finance receivables held for investment of the Other components (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)
December 31,	2017	2016	2015

Net finance receivables:
Personal loans	$—	$11	$17
Real estate loans	136	153	565
Retail sales finance	6	12	24
Total	$142	$176	$606

Credit Quality

FINANCE RECEIVABLE COMPOSITION

The following table presents the composition of our finance receivables held for investment for each of the Company’s segments on a Segment Accounting Basis, as well as reconciliations to our total net finance receivables on a GAAP basis:

(dollars in millions)	Consumer and Insurance	Other	Segment to GAAP Adjustment	Consolidated Total

December 31, 2017
Personal loans	$14,772	$—	$3	$14,775
Real estate loans	—	136	(8)	128
Retail sales finance	—	6	—	6
Total	$14,772	$142	$(5)	$14,909

December 31, 2016
Personal loans	$13,409	$11	$111	$13,531
Real estate loans	—	153	(9)	144
Retail sales finance	—	12	(1)	11
Total	$13,409	$176	$101	$13,686

The largest component of our finance receivables and primary source of our interest income is our personal loan portfolio. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of three to six years and are secured by consumer goods, automobiles, or other personal property or are unsecured. At December 31, 2017, 43% of our personal loans were secured by titled collateral, compared to 36% at December 31, 2016.

Distribution of Finance Receivables by FICO Score

There are many different categorizations used in the consumer lending industry to describe the creditworthiness of a borrower, including prime, non-prime, and sub-prime. We track and analyze the performance of our finance receivable portfolio using many different parameters, including FICO scores, which is widely recognized in the consumer lending industry.

We group FICO scores into the following credit strength categories:

•     Prime: FICO score of 660 or higher
•     Non-prime: FICO score of 620-659
•      Sub-prime: FICO score of 619 or below

Our customers are described as prime at one end of the credit spectrum and sub-prime at the other. Our customers’ demographics are in many respects near the national median, but may vary from national norms in terms of credit and repayment histories. Many of our customers have experienced some level of prior financial difficulty or have limited credit experience and require higher levels of servicing and support from our branch network.

Our net finance receivables grouped into the following categories based solely on borrower FICO credit scores at the purchase, origination, renewal, or most recently refreshed date were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Retail Sales Finance	Total

December 31, 2017 *
FICO scores
660 or higher	$3,937	$42	$3	$3,982
620-659	3,903	21	1	3,925
619 or below	6,935	65	2	7,002
Total	$14,775	$128	$6	$14,909

December 31, 2016
FICO scores
660 or higher	$3,413	$41	$5	$3,459
620-659	3,369	23	2	3,394
619 or below	6,726	77	4	6,807
Unavailable	23	3	—	26
Total	$13,531	$144	$11	$13,686

*
The shift in FICO distribution includes the alignment in FICO versions across OMH. Effective March 31, 2017, the legacy Springleaf FICO scores were refreshed to FICO 08 version, which is comparable with the legacy OneMain FICO version.

DELINQUENCY

We consider the delinquency status of our finance receivables as the primary indicator of credit quality. We monitor delinquency trends to evaluate the risk of future credit losses and employ advanced analytical tools to manage our exposure and appetite. Our branch team members work with customers through occasional periods of financial difficulty and offer a variety of borrower assistance programs to help customers continue to make payments. Team members also actively engage in collection activities throughout the early stages of delinquency. We closely track and report the percentage of receivables that are contractually 30-89 days past due as a benchmark of portfolio quality, collections effectiveness, and as a strong indicator of losses in coming quarters.

When finance receivables are contractually 60 days past due, we consider them delinquent and transfer collections management of these accounts to our centralized operations, as these accounts are considered to be at increased risk for loss. Use of our centralized operations teams for managing late stage delinquency allows us to apply more advanced collections technologies/tools and drives operating efficiencies in servicing. At 90 days past due, we consider our finance receivables to be nonperforming.

The following table presents (i) delinquency information of the Company’s segments on a Segment Accounting Basis, (ii) reconciliations to our total net finance receivables on a GAAP basis, by number of days delinquent, and (iii) delinquency ratios as a percentage of net finance receivables:

(dollars in millions)	Consumer and Insurance	Other	Segment to GAAP Adjustment	Consolidated Total

December 31, 2017
Current	$14,076	$109	$—	$14,185
30-59 days past due	203	9	(2)	210
Delinquent (60-89 days past due)	156	4	(1)	159
Performing	14,435	122	(3)	14,554

Nonperforming (90+ days past due)	337	20	(2)	355
Total net finance receivables	$14,772	$142	$(5)	$14,909

Delinquency ratio
30-89 days past due	2.43%	8.60%	*	2.48%
30+ days past due	4.71%	22.75%	*	4.86%
60+ days past due	3.34%	16.66%	*	3.45%
90+ days past due	2.28%	14.15%	*	2.38%

December 31, 2016
Current	$12,757	$131	$103	$12,991
30-59 days past due	173	10	(1)	182
Delinquent (60-89 days past due)	129	4	—	133
Performing	13,059	145	102	13,306

Nonperforming (90+ days past due)	350	31	(1)	380
Total net finance receivables	$13,409	$176	$101	$13,686

Delinquency ratio
30-89 days past due	2.25%	8.32%	*	2.30%
30+ days past due	4.87%	25.88%	*	5.08%
60+ days past due	3.58%	20.16%	*	3.76%
90+ days past due	2.61%	17.56%	*	2.78%

*	Not applicable.

ALLOWANCE FOR FINANCE RECEIVABLE LOSSES

We record an allowance for finance receivable losses to cover estimated incurred losses on our finance receivables. Our allowance for finance receivable losses may fluctuate based upon our continual review of the credit quality of the finance receivable portfolios and changes in economic conditions.

Changes in the allowance for finance receivable losses for each of the Company’s segments on a Segment Accounting Basis, as well as reconciliations to our total allowance for finance receivable losses on a GAAP basis, were as follows:

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Other	Segment to GAAP Adjustment	Consolidated Total

Year Ended December 31, 2017
Balance at beginning of period	$729	$—	$31	$(74)	$686
Provision for finance receivable losses	955	—	7	(15)	947
Charge-offs	(1,093)	—	(7)	53	(1,047)
Recoveries	128	—	4	(26)	106
Balance at end of period	$719	$—	$35	$(62)	$692

Allowance ratio	4.86%	—%	24.28%	(a)	4.64%

Year Ended December 31, 2016
Balance at beginning of period	$766	$4	$70	$(251)	$589
Provision for finance receivable losses	908	14	6	1	929
Charge-offs	(1,047)	(17)	(18)	210	(872)
Recoveries	102	3	8	(39)	74
Other (b)	—	(4)	(35)	5	(34)
Balance at end of period	$729	$—	$31	$(74)	$686

Allowance ratio	5.44%	—%	17.51%	(a)	5.01%

Year Ended December 31, 2015
Balance at beginning of period	$132	$3	$91	$(46)	$180
Provision for finance receivable losses	346	68	(1)	298	711
Charge-offs	(423)	(79)	(28)	174	(356)
Recoveries	46	12	8	(11)	55
Other (c)	665	—	—	(666)	(1)
Balance at end of period	$766	$4	$70	$(251)	$589

Allowance ratio	5.95%	0.25%	11.57%	(a)	3.81%

(a)	Not applicable.

(b)	Other consists of:

•     the elimination of allowance for finance receivable losses due to the sale of the SpringCastle Portfolio on March 31, 2016, in connection with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 of the Notes to Consolidated Financial Statements included in this report for more information about the sale; and

•     the elimination of allowance for finance receivable losses due to the transfers of real estate loans held for investment to finance receivable held for sale during 2016.

(c)	Other consists of:

•the addition to allowance for finance receivable losses of $666 million due to the personal loans acquired in connection with the
OneMain Acquisition and the offsetting Segment to GAAP adjustment; and

•	the elimination of allowance for finance receivable losses of $1 million due to the transfer of personal loans held for investment to finance receivable held for sale during 2015.

The current delinquency status of our finance receivable portfolio, inclusive of recent borrower performance, along with the volume of our TDR activity, are the primary drivers that can cause fluctuations in our allowance for finance receivable losses from period to period. We monitor the allowance ratio to ensure we have a sufficient level of allowance for finance receivable losses to cover estimated incurred losses in our finance receivable portfolio. The level of allowance for finance receivables losses as a percentage of net finance receivables has decreased from 2016 due to the change in portfolio mix to more secured personal loans, improvement in the effectiveness of our collections, and the completion of our integration.

In aggregate, our Consumer and Insurance allowance for finance receivable losses decreased by $12 million during 2017, inclusive of $12 million related to estimates of impacts to charge-offs resulting from hurricanes Harvey and Irma.

See Notes 4 and 6 of the Notes to Consolidated Financial Statements included in this report for more information about changes in the allowance for finance receivable losses.

TDR FINANCE RECEIVABLES

We make modifications to our finance receivables to assist borrowers during times of financial difficulties. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable.

Information regarding TDR finance receivables held for investment for each of the Company’s segments on a Segment Accounting Basis, as well as reconciliations to information regarding our total TDR finance receivables held for investment on a GAAP basis, were as follows:

(dollars in millions)	Consumer and Insurance	Other	Segment to GAAP Adjustment	Consolidated Total

December 31, 2017
TDR net finance receivables	$480	$74	$(188)	$366
Allowance for TDR finance receivable losses	190	26	(70)	146

December 31, 2016
TDR net finance receivables	$421	$71	$(296)	$196
Allowance for TDR finance receivable losses	154	23	(97)	80

Upon the completion of our branch integration in the first quarter of 2017, we continued the alignment and enhancement of our collection processes, which in the second quarter of 2017 resulted in an increase in the loans now classified as TDRs, and accordingly, we reclassified the associated allowance for finance receivable losses. This resulted in a reduction to the allowance for non-TDR finance receivables and an increase to the allowance for TDR finance receivable losses. The allowance for non-TDR finance receivable losses continues to reflect our historical loss coverage.

Liquidity and Capital Resources

SOURCES OF FUNDS

We finance the majority of our operating liquidity and capital needs through a combination of cash flows from operations, securitization debt, borrowings from conduit facilities, unsecured debt and equity, and may also utilize other corporate debt facilities in the future. As a holding company, all of the funds generated from our operations are earned by our operating subsidiaries.

SFC Issuance of 5.625% Senior Notes Due 2023

On December 8, 2017, SFC issued $875 million aggregate principal amount of the 5.625% SFC Notes under the SFC Fourth Supplemental Indenture, pursuant to which OMH provided a guarantee of the 5.625% SFC Notes on an unsecured basis. SFC used a portion of the net proceeds from the sale of the 5.625% SFC Notes to repay at maturity approximately $557 million aggregate principal amount of SFC’s existing 6.90% Medium-Term Notes and for general corporate purposes. See Note 13 of the Notes to Consolidated Financial Statements included in this report for further information on the issuance.

SFC Issuance of 6.125% Senior Notes Due 2022

On May 15, 2017, SFC issued $500 million aggregate principal amount of the 6.125% SFC Notes under the SFC Third Supplemental Indenture, pursuant to which OMH provided a guarantee of the 6.125% SFC Notes on an unsecured basis. On May 30, 2017, SFC issued and sold $500 million aggregate principal amount of the Additional SFC Notes in an add-on offering. SFC used a portion of the net proceeds from the sale of the Additional SFC Notes to repurchase approximately $466 million aggregate principal amount of its existing 6.90% Senior Notes due 2017 at a premium to par. SFC used the remaining net proceeds from the sale of the 6.125% SFC Notes for general corporate purposes. See Note 13 of the Notes to Consolidated Financial Statements included in this report for further information on the issuance.

Securitizations and Borrowings from Revolving Conduit Facilities

During 2017, we (i) completed two consumer loan securitizations and two auto securitizations, and (ii) exercised our right to redeem the 2014-A Notes and the 2014-1 Notes. At December 31, 2017, we had $9.8 billion in UPB of finance receivables pledged as collateral for our securitization transactions.

During 2017, we (i) terminated eight revolving conduit agreements and (ii) entered into seven new conduit facilities. At December 31, 2017, we had access to 10 conduit facilities with a total borrowing capacity of $5.1 billion. At December 31, 2017, no amounts were drawn under these facilities.

See Notes 13 and 14 of the Notes to Consolidated Financial Statements included in this report for further information on our long-term debt, loan securitization transactions and conduit facilities.

Subsequent to December 31, 2017, we completed the following transactions:

•
On January 8, 2018, we redeemed $700 million in aggregate principal amount of OMFH’s 6.75% Senior Notes due 2019. See Note 25 of the Notes to Consolidated Financial Statements included in this report for further information regarding this redemption.

•
On February 2, 2018, OneMain Financial B6 Warehouse Trust voluntarily terminated its note purchase agreement. Concurrently, we entered into the OneMain Financial Funding VIII LSA with the same third party lenders who were party to the terminated note purchase agreement with the OneMain Financial B6 Warehouse Trust. Under the OneMain Financial Funding VIII LSA, we may borrow up to a maximum principal balance of $450 million. See Note 25 of the Notes to Consolidated Financial Statements included in this report for further information.

•	We have drawn a net amount of $475 million under our various revolving conduit facilities.

USES OF FUNDS

Our operating subsidiaries’ primary cash needs relate to funding our lending activities, our debt service obligations, our operating expenses (including acquisition-related transaction and integration expenses), payment of insurance claims and, to a lesser extent, expenditures relating to upgrading and monitoring our technology platform, risk systems, and branch locations.

At December 31, 2017, we had $958 million of cash and cash equivalents, which included $242 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that is unavailable for general corporate purposes. During 2017, we generated net income attributable to SFC of $152 million. Our net cash outflow from operating and investing activities totaled $633 million in 2017. At December 31, 2017, our scheduled principal and interest payments for 2018 on our existing debt (excluding securitizations) totaled $1.1 billion. As of December 31, 2017, we had $5.0 billion UPB of unencumbered personal loans and $328 million UPB of unencumbered real estate loans (including $193 million held for sale).

Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due for at least the next 12 months.

See Notes 13 and 14 of the Notes to Consolidated Financial Statements included in this report for further information on our long-term debt, loan securitization transactions and conduit facilities.

We have previously purchased portions of our unsecured indebtedness, and we may elect to purchase additional portions of our unsecured indebtedness in the future. Future purchases may be made through the open market, privately negotiated transactions with third parties, or pursuant to one or more tender or exchange offers, all of which are subject to terms, prices, and consideration we may determine.

LIQUIDITY

Operating Activities

Net cash provided by operations of $1.6 billion for 2017 reflected net income of $152 million, the impact of non-cash items, and a favorable change in working capital of $159 million. Net cash provided by operations of $1.2 billion for 2016 reflected a net income of $270 million, the impact of non-cash items, and an unfavorable change in working capital of $273 million. Net cash provided by operations of $764 million for 2015 reflected a net loss of $74 million, the impact of non-cash items, and a favorable change in working capital of $123 million.

Investing Activities

Net cash used for investing activities of $2.3 billion for 2017 was primarily due to net principal originations of finance receivables held for investment and held for sale, partially offset by net sales, calls, and maturities of available-for-sale securities and by net cash advances of intercompany note from parent. Net cash provided by investing activities of $63 million for 2016 was primarily due to the SpringCastle Interests Sale, the Lendmark Sale, and the August and December 2016 Real Estate Loan Sales, partially offset by net principal originations of finance receivables held for investment and held for sale. Net cash used for investing activities of $2.3 billion for 2015 was primarily due to the OneMain Acquisition.

Financing Activities

Net cash provided by financing activities of $968 million for 2017 was primarily due to net issuances of long-term debt, including SFC’s offerings of the 6.125% SFC Notes in May of 2017 and the 5.625% SFC Notes in December of 2017; offset primarily by the repayment at maturity of existing 6.90% Medium-Term Notes and the repurchase of existing 6.90% Medium-Term Notes. Net cash used for financing activities of $1.7 billion for 2016 was primarily due to net repayments of long-term debt. Net cash provided by financing activities of $2.1 billion for 2015 reflected the debt issuances associated with the 2015-A and 2015-B securitizations and the $1.1 billion capital contribution by OMH related to the purchase of OMFH.

Liquidity Risks and Strategies

SFC’s and OMFH’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, can negatively affect our ability to manage our liquidity and our ability or cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, capital raising, and debt refinancing plans, some of which may not be quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

•	our inability to grow or maintain our personal loan portfolio with adequate profitability;

•	any inability to repay or default in the repayment of intercompany indebtedness owed to us by our affiliates or owed by us to our affiliates;

•	the effect of federal, state and local laws, regulations, or regulatory policies and practices;

•	potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; and

•	the potential for disruptions in the debt and equity markets.

The principal factors that could decrease our liquidity are customer delinquencies and defaults, a decline in customer prepayments, and a prolonged inability to adequately access capital market funding. We intend to support our liquidity position by utilizing some or all the following strategies:

•	maintaining disciplined underwriting standards and pricing for loans we originate or purchase and managing purchases of finance receivables;

•	pursuing additional debt financings (including new securitizations and new unsecured debt issuances, debt refinancing transactions and revolving conduit facilities), or a combination of the foregoing;

•
purchasing portions of our outstanding indebtedness through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we may determine; and

•	obtaining new and extending existing secured revolving facilities to provide committed liquidity in case of prolonged market fluctuations.

However, it is possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of our significant judgments or estimates could prove to be materially incorrect.

OUR INSURANCE SUBSIDIARIES

Our insurance subsidiaries are subject to state regulations that limit their ability to pay dividends. See Note 15 of the Notes to Consolidated Financial Statements included in this report for further information on these restrictions and the dividends paid by our insurance subsidiaries during 2015 through 2017.

OUR DEBT AGREEMENTS

The debt agreements to which SFC, OMFH, and their subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. See Note 13 of the Notes to Consolidated Financial Statements included in this report for further information on the restrictive covenants under SFC’s and OMFH’s debt agreements, as well as the guarantees of SFC’s and OMFH’s long-term debt.

Contractual Obligations

At December 31, 2017, our material contractual obligations were as follows:

(dollars in millions)	2018 (a)	2019-2020	2021-2022	2023+	Securitizations	Total

Principal maturities on long-term debt:
Securitization debt (b)	$—	$—	$—	$—	$8,711	$8,711
Medium-term notes	700	1,995	2,446	1,175	—	6,316
Junior subordinated debt	—	—	—	350	—	350
Total principal maturities	700	1,995	2,446	1,525	8,711	15,377
Interest payments on debt (c)	385	740	372	580	587	2,664
Operating leases (d)	52	70	31	14	—	167
Total	$1,137	$2,805	$2,849	$2,119	$9,298	$18,208

(a)	On January 8, 2018, the Company redeemed all $700 million outstanding principal amount of OMFH’s 6.75% Senior Notes due 2019. See Note 25 for further information regarding this redemption.

(b)
On-balance sheet securitizations and borrowings under revolving conduit facilities are not included in maturities by period due to their variable monthly payments. At December 31, 2017, there were no amounts drawn under our revolving conduit facilities.

(c)	Future interest payments on floating-rate debt are estimated based upon floating rates in effect at December 31, 2017.

(d)	Operating leases include annual rental commitments for leased office space, automobiles, and information technology and related equipment.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements as defined by SEC rules. We had no off-balance sheet exposure to losses associated with unconsolidated variable interest entities at December 31, 2017 or 2016, other than certain representations and warranties associated with the sales of the mortgage-backed retained certificates during 2014. As of December 31, 2017, we had no repurchase activity related to these sales.

Critical Accounting Policies and Estimates

We consider the following policies to be our most critical accounting policies because they involve critical accounting estimates and a significant degree of management judgment:

ALLOWANCE FOR FINANCE RECEIVABLE LOSSES

We estimate the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by contractual delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types. As delinquency is a primary input into our roll rate-based model, we inherently consider nonaccrual loans in our estimate of the allowance for finance receivable losses.

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision which include but are not limited to, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. We update our estimates for cash flows on a quarterly basis incorporating current assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. If expected cash flows increase significantly, we adjust the yield prospectively; conversely, if expected cash flows decrease, we record an impairment.

TDR FINANCE RECEIVABLES

When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. When we modify an account we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, capitalize or forgive past due interest or forgive principal. Account modifications that are deemed to be a TDR finance receivable are measured for impairment in accordance with the authoritative guidance for the accounting for impaired loans.

The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

FAIR VALUE MEASUREMENTS

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely used financial techniques or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely used financial techniques.

GOODWILL AND OTHER INTANGIBLE ASSETS

For goodwill and indefinite lived intangible assets, we first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test annually as of October 1 of each year. For goodwill, if the qualitative assessment indicates that it is more likely than not that the reporting unit’s fair value is less than its carrying amount, we proceed with the two-step impairment test. When necessary, the fair value of the reporting unit is calculated utilizing the income approach, which uses prospective financial information of the reporting unit discounted at a rate that we estimate a market participant would use. For indefinite lived intangible assets, if the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets.

For those net intangible assets with a finite useful life, we review such intangibles for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Recent Accounting Pronouncements

See Note 4 of the Notes to Consolidated Financial Statements included in this report for discussion of recently issued accounting pronouncements.

Seasonality

Our personal loan volume is generally highest during the second and fourth quarters of the year, primarily due to marketing efforts, seasonality of demand, and increased traffic in branches after the winter months. Demand for our personal loans is usually lower in January and February after the holiday season and as a result of tax refunds. Delinquencies on our personal loans are generally lowest in the first quarter and tend to rise throughout the remainder of the year. These seasonal trends contribute to fluctuations in our operating results and cash needs throughout the year.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

The fair values of certain of our assets and liabilities are sensitive to changes in market interest rates. The impact of changes in interest rates would be reduced by the fact that increases (decreases) in fair values of assets would be partially offset by corresponding changes in fair values of liabilities. In aggregate, the estimated impact of an immediate and sustained 100 bp increase or decrease in interest rates on the fair values of our interest rate-sensitive financial instruments would not be material to our financial position.

The estimated increases (decreases) in fair values of interest rate-sensitive financial instruments were as follows:

December 31,	2017		2016
(dollars in millions)	+100 bp	-100 bp	+100 bp	-100 bp

Assets
Net finance receivables, less allowance for finance receivable losses	$(216)	$222	$(181)	$186
Finance receivables held for sale	(10)	12	(11)	13
Fixed-maturity investment securities	(62)	68	(69)	71

Liabilities
Long-term debt	$(375)	$236	$(327)	$193

We derived the changes in fair values by modeling estimated cash flows of certain of our assets and liabilities. We adjusted the cash flows to reflect changes in prepayments and calls, but did not consider loan originations, debt issuances, or new investment purchases.

We did not enter into interest rate-sensitive financial instruments for trading or speculative purposes.

Readers should exercise care in drawing conclusions based on the above analysis. While these changes in fair values provide a measure of interest rate sensitivity, they do not represent our expectations about the impact of interest rate changes on our financial results. This analysis is also based on our exposure at a particular point in time and incorporates numerous assumptions and estimates. It also assumes an immediate change in interest rates, without regard to the impact of certain business decisions or initiatives that we would likely undertake to mitigate or eliminate some or all of the adverse effects of the modeled scenarios.

Item 8. Financial Statements and Supplementary Data.

An index to our financial statements and supplementary data follows:

Introductory Note to the Consolidated Financial Statements

On June 22, 2018, SFC entered into a Contribution Agreement with SFI, a wholly-owned subsidiary of OMH. Pursuant to the Contribution Agreement, Independence was contributed by SFI to SFC. Independence, through its principal subsidiary OMFH, engages in the consumer finance and insurance businesses.
The Company’s consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Independence because the transaction was between entities under common control.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Springleaf Finance Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Springleaf Finance Corporation and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
February 21, 2018, except with respect of the effects of the reorganization of entities under common control discussed in Note 2 to the consolidated financial statements and the financial statement schedule, as to which the date is August 3, 2018

We have served as the Company's auditor since 2002.

SPRINGLEAF FINANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

(dollars in millions, except par value amount)
December 31,	2017	2016

Assets
Cash and cash equivalents	$958	$553
Investment securities	1,697	1,764
Net finance receivables:
Personal loans (includes loans of consolidated VIEs of $9.8 billion in 2017 and $9.5 billion in 2016)	14,775	13,531
Real estate loans	128	144
Retail sales finance	6	11
Net finance receivables	14,909	13,686
Unearned insurance premium and claim reserves	(590)	(586)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $465 million in 2017 and $501 million in 2016)	(692)	(686)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	13,627	12,414
Finance receivables held for sale	132	153
Note receivable from parent	391	285
Restricted cash and restricted cash equivalents (includes restricted cash and restricted cash equivalents of consolidated VIEs of $482 million in 2017 and $552 million in 2016)	498	568
Goodwill	1,422	1,422
Other intangible assets	439	491
Other assets	481	690
Total assets	$19,645	$18,340

Liabilities and Shareholder’s Equity
Long-term debt (includes debt of consolidated VIEs of $8.7 billion in 2017 and $8.2 billion in 2016)	$15,050	$13,959
Insurance claims and policyholder liabilities	737	757
Deferred and accrued taxes	46	11
Other liabilities (includes other liabilities of consolidated VIEs of $14 million in 2017 and $12 million in 2016)	410	340
Total liabilities	16,243	15,067
Commitments and contingent liabilities (Note 20)

Shareholder’s equity:
Common stock, par value $.50 per share; 25,000,000 shares authorized, 10,160,021 shares issued and outstanding at December 31, 2017 and 2016	5	5
Additional paid-in capital	1,909	1,906
Accumulated other comprehensive income (loss)	6	(6)
Retained earnings	1,482	1,368
Total shareholder’s equity	3,402	3,273
Total liabilities and shareholder’s equity	$19,645	$18,340
See Notes to Consolidated Financial Statements.

SPRINGLEAF FINANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Interest income:
Finance charges	$3,174	$3,022	$1,850
Finance receivables held for sale originated as held for investment	13	74	60
Total interest income	3,187	3,096	1,910

Interest expense	816	856	715

Net interest income	2,371	2,240	1,195

Provision for finance receivable losses	947	929	711

Net interest income after provision for finance receivable losses	1,424	1,311	484

Other revenues:
Insurance	420	449	211
Investment	73	86	50
Interest income on notes receivable from parent	23	19	15
Net loss on repurchases and repayments of debt	(29)	(17)	—
Net gain on sale of SpringCastle interests	—	167	—
Net gain on sales of personal and real estate loans and related trust assets	—	18	—
Other	53	32	(1)
Total other revenues	540	754	275

Other expenses:
Operating expenses:
Salaries and benefits	729	723	426
Acquisition-related transaction and integration expenses	69	108	62
Other operating expenses	587	670	371
Insurance policy benefits and claims	184	167	96
Total other expenses	1,569	1,668	955

Income (loss) before income tax expense (benefit)	395	397	(196)

Income tax expense (benefit)	243	127	(122)

Net income (loss)	152	270	(74)

Net income attributable to non-controlling interests	—	28	127

Net income (loss) attributable to Springleaf Finance Corporation	$152	$242	$(201)

See Notes to Consolidated Financial Statements.

SPRINGLEAF FINANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Net income (loss)	$152	$270	$(74)

Other comprehensive income (loss):
Net unrealized gains (losses) on:
Net change in unrealized gains (losses) on non-credit impaired available-for-sale securities	21	36	(28)
Retirement plan liabilities adjustments	4	22	(9)
Foreign currency translation adjustments	6	4	(6)
Income tax effect:
Net unrealized (gains) losses on:
Net unrealized (gains) losses on non-credit impaired available-for-sale securities	(7)	(13)	10
Retirement plan liabilities adjustments	(1)	(7)	3
Foreign currency translation adjustments	(2)	(1)	2
Other comprehensive income (loss), net of tax, before reclassification adjustments	21	41	(28)

Reclassification adjustments included in net income (loss):
Net realized gains on available-for-sale securities	(14)	(15)	(12)
Net realized gain on foreign currency translation adjustments	—	(4)	—
Income tax effect:
Net realized gains on available-for-sale securities	5	5	4
Reclassification adjustments included in net income, net of tax	(9)	(14)	(8)
Other comprehensive income (loss), net of tax	12	27	(36)

Comprehensive income (loss)	164	297	(110)

Comprehensive income attributable to non-controlling interests	—	28	127

Comprehensive income (loss) attributable to Springleaf Finance Corporation	$164	$269	$(237)

See Notes to Consolidated Financial Statements.

SPRINGLEAF FINANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholder’s Equity

	Springleaf Finance Corporation Shareholder’s Equity
(dollars in millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Springleaf Finance Corporation Shareholder’s Equity	Non-controlling Interests	Total Shareholder’s Equity

Balance, January 1, 2017	$5	$1,906	$(6)	$1,368	$3,273	$—	$3,273
Share-based compensation expense, net of forfeitures	—	5	—	—	5	—	5
Withholding tax on vested restricted stock units (“RSUs”) and performance-based RSUs (“PRSUs”)	—	(2)	—	—	(2)	—	(2)
Other comprehensive income	—	—	12	—	12	—	12
Dividend of SFMC to SFI	—	—	—	(38)	(38)	—	(38)
Net income	—	—	—	152	152	—	152
Balance, December 31, 2017	$5	$1,909	$6	$1,482	$3,402	$—	$3,402

Balance, January 1, 2016	$5	$1,889	$(33)	$1,126	$2,987	$(79)	$2,908
Capital contributions from parent	—	10	—	—	10	—	10
Share-based compensation expense, net of forfeitures	—	8	—	—	8	—	8
Withholding tax on share-based compensation	—	(1)	—	—	(1)	—	(1)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(18)	(18)
Sale of equity interests in SpringCastle joint venture	—	—	—	—	—	69	69
Other comprehensive income	—	—	27	—	27	—	27
Net income	—	—	—	242	242	28	270
Balance, December 31, 2016	$5	$1,906	$(6)	$1,368	$3,273	$—	$3,273

Balance, January 1, 2015	$5	$771	$3	$1,327	$2,106	$(129)	$1,977
Non-cash incentive compensation from Initial Stockholder	—	15	—	—	15	—	15
Share-based compensation expense, net of forfeitures	—	2	—	—	2	—	2
Excess tax benefit from share-based compensation	—	1	—	—	1	—	1
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(77)	(77)
Other comprehensive loss	—	—	(36)	—	(36)	—	(36)
Capital contribution from parent	—	1,100	—	—	1,100	—	1,100
Net loss	—	—	—	(201)	(201)	127	(74)
Balance, December 31, 2015	$5	$1,889	$(33)	$1,126	$2,987	$(79)	$2,908

See Notes to Consolidated Financial Statements.

SPRINGLEAF FINANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Cash flows from operating activities
Net income (loss)	$152	$270	$(74)
Reconciling adjustments:
Provision for finance receivable losses	947	929	711
Depreciation and amortization	317	510	193
Deferred income tax charge (benefit)	43	(105)	(208)
Non-cash incentive compensation from Initial Stockholder	—	—	15
Net gain on liquidation of United Kingdom subsidiary	—	(4)	—
Net gain on sales of personal and real estate loans and related trust assets	—	(18)	—
Net loss on repurchases and repayments of debt	29	17	—
Share-based compensation expense, net of forfeitures	5	8	2
Net gain on sale of SpringCastle interests	—	(167)	—
Other	(5)	(9)	2
Cash flows due to changes in:
Other assets and other liabilities	175	(189)	1
Insurance claims and policyholder liabilities	(22)	(64)	27
Taxes receivable and payable	43	(38)	131
Accrued interest and finance charges	(37)	15	(34)
Other, net	—	3	(2)
Net cash provided by operating activities	1,647	1,158	764

Cash flows from investing activities
Net principal originations of finance receivables held for investment and held for sale	(2,267)	(1,155)	(975)
Proceeds on sales of finance receivables held for sale originated as held for investment	—	930	78
Purchase of OneMain Financial Holdings, LLC, net of cash and restricted cash acquired	—	—	(3,520)
Proceeds from sale of SpringCastle interests, net of restricted cash released	—	26	—
Cash advances on intercompany note to parent	(355)	(297)	(327)
Proceeds from repayments of principal on intercompany note to parent	249	401	189
Cash received from CitiFinancial Credit Company	—	23	—
Available-for-sale securities purchased	(671)	(746)	(525)
Trading and other securities purchased	—	(17)	(1,474)
Available-for-sale securities called, sold, and matured	739	837	521
Trading and other securities called, sold, and matured	18	63	3,779
Proceeds from sale of real estate owned	4	8	14
Other, net	3	(10)	(14)
Net cash provided by (used for) investing activities	(2,280)	63	(2,254)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	5,427	6,660	3,028
Repayments of long-term debt	(4,447)	(8,320)	(1,960)
Distributions to joint venture partners	—	(18)	(77)
Withholding tax on vested RSUs and PRSUs	(2)	(1)	1
Cash dividend of SFMC	(10)	—	—
Capital contributions from parent	—	10	1,100
Net cash provided by (used for) financing activities	968	(1,669)	2,092

Consolidated Statements of Cash Flows (Continued)

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Net change in cash and cash equivalents and restricted cash and restricted cash equivalents	335	(448)	602
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	1,121	1,569	967
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$1,456	$1,121	$1,569

Supplemental cash flow information
Cash and cash equivalents	$958	$553	$893
Restricted cash and restricted cash equivalents	498	568	676
Total cash and cash equivalents and restricted cash and restricted cash equivalents	$1,456	$1,121	$1,569

Interest paid	$(746)	$(765)	$(594)
Income taxes received (paid)	(154)	(269)	43

Supplemental non-cash activities
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	$—	$1,945	$617
Increase in finance receivables held for investment financed with intercompany payable	—	89	—
Transfer of finance receivables to real estate owned	9	8	11
Net unsettled investment security purchases	1	1	—
Non-cash dividend of SFMC	(28)	—	—

Restricted cash and restricted cash equivalents primarily represent funds required to be used for future debt payments relating to our securitization transactions and escrow deposits.

See Notes to Consolidated Financial Statements.

SPRINGLEAF FINANCE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2017

1. Nature of Operations

Springleaf Finance Corporation is referred to in this report as SFC or, collectively with its subsidiaries, whether directly or indirectly owned, “Springleaf,” the “Company,” “we,” “us,” or “our” is a wholly owned subsidiary of SFI. SFI is a wholly owned subsidiary of OMH.

SFC is a financial services holding company whose principal subsidiaries are Independence Holdings, LLC (“Independence”), which, as described below, was contributed to SFC by SFI on June 22, 2018, and other direct subsidiaries engaged in the consumer finance and insurance businesses.

At December 31, 2017, the Initial Stockholder owned approximately 44% of OMH’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress. On December 27, 2017, SoftBank acquired Fortress and Fortress now operates within SoftBank as an independent business headquartered in New York.

See Note 24 regarding a definitive agreement entered into on January 3, 2018, among OMH, an investor group led by funds managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) and Värde Partners, Inc. (“Värde” and together with Apollo, collectively, the “Apollo-Värde Group”) and the Initial Stockholder.

2. Significant Transactions

INDEPENDENCE CONTRIBUTION

On June 22, 2018, SFC entered into a Contribution Agreement with SFI, a wholly-owned subsidiary of OMH. Pursuant to the Contribution Agreement, Independence was contributed by SFI to SFC.

The Company has retrospectively recast the financial results for all periods to include Independence as required for transactions between entities under common control. The following table presents the Company’s previously reported Consolidated Balance Sheet as of December 31, 2017 and 2016 retrospectively recast for the contribution of Independence:

(dollars in millions, except par value amount)	2017
	As Reported SFC	Independence	Adjustments	Consolidated SFC
Assets
Cash and cash equivalents	$244	$714	$—	$958
Investment securities	536	1,172	(11)	1,697
Net finance receivables:
Personal loans	5,308	9,467	—	14,775
Real estate loans	128	—	—	128
Retail sales finance	6	—	—	6
Net finance receivables	5,442	9,467	—	14,909
Unearned insurance premium and claim reserves	(108)	(482)	—	(590)
Allowance for finance receivable losses	(240)	(452)	—	(692)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	5,094	8,533	—	13,627
Finance receivables held for sale	132	—	—	132
Notes receivable from parent and affiliates	4,488	—	(4,097)	391
Restricted cash and restricted cash equivalents	169	329	—	498
Goodwill	—	1,422	—	1,422
Other intangible assets	15	424	—	439
Other assets	146	402	(67)	481
Total assets	$10,824	$12,996	$(4,175)	$19,645

Liabilities and Shareholder’s Equity
Long-term debt	$7,865	$7,195	$(10)	15,050
Note payable to parent and affiliates	—	4,097	(4,097)	—
Insurance claims and policyholder liabilities	261	476	—	737
Deferred and accrued taxes	78	3	(35)	46
Other liabilities	214	229	(33)	410
Total liabilities	8,418	12,000	(4,175)	16,243
Commitments and contingent liabilities (Note 20)

Shareholder’s equity:
Common stock	5	—	—	5
Additional paid-in capital	799	1,110	—	1,909
Accumulated other comprehensive income (loss)	—	6	—	6
Retained earnings	1,602	(120)	—	1,482
Total shareholder’s equity	2,406	996	—	3,402
Total liabilities and shareholder’s equity	$10,824	$12,996	$(4,175)	$19,645

(dollars in millions, except par value amount)	2016
	As Reported SFC	Independence	Adjustments	Consolidated SFC
Assets
Cash and cash equivalents	$240	$313	$—	$553
Investment securities	582	1,188	(6)	1,764
Net finance receivables:
Personal loans	4,804	8,727	—	13,531
Real estate loans	144	—	—	144
Retail sales finance	11	—	—	11
Net finance receivables	4,959	8,727	—	13,686
Unearned insurance premium and claim reserves	(212)	(374)	—	(586)
Allowance for finance receivable losses	(204)	(482)	—	(686)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	4,543	7,871	—	12,414
Finance receivables held for sale	153	—	—	153
Notes receivable from parent and affiliates	3,723	—	(3,438)	285
Restricted cash and restricted cash equivalents	227	341	—	568
Goodwill	—	1,422	—	1,422
Other intangible assets	15	476	—	491
Other assets	236	552	(98)	690
Total assets	$9,719	$12,163	$(3,542)	$18,340

Liabilities and Shareholder’s Equity
Long-term debt	$6,837	$7,127	$(5)	13,959
Note payable to parent and affiliates	—	3,438	(3,438)	—
Insurance claims and policyholder liabilities	248	509	—	757
Deferred and accrued taxes	106	—	(95)	11
Other liabilities	185	159	(4)	340
Total liabilities	7,376	11,233	(3,542)	15,067
Commitments and contingent liabilities (Note 20)

Shareholder’s equity:
Common stock	5	—	—	5
Additional paid-in capital	799	1,107	—	1,906
Accumulated other comprehensive income (loss)	(7)	1	—	(6)
Retained earnings	1,546	(178)	—	1,368
Total shareholder’s equity	2,343	930	—	3,273
Total liabilities and shareholder’s equity	$9,719	$12,163	$(3,542)	$18,340

The following table presents the Company’s previously reported Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015 retrospectively recast for the contribution of Independence:

(dollars in millions)	2017
	As Reported			Consolidated
Year to Date	SFC	Independence	Adjustments	SFC

Interest income:
Finance charges	$1,228	$1,946	$—	$3,174
Finance receivables held for sale originated as held for investment	13	—	—	13
Total interest income	1,241	1,946	—	3,187

Interest expense	517	531	(232)	816

Net interest income	724	1,415	232	2,371

Provision for finance receivable losses	324	623	—	947

Net interest income after provision for finance receivable losses	400	792	232	1,424

Other revenues:
Insurance	140	280	—	420
Investment	28	45	—	73
Interest income on notes receivable from parent and affiliates	255	—	(232)	23
Net loss on repurchases and repayments of debt	(28)	(1)	—	(29)
Other	12	69	(28)	53
Total other revenues	407	393	(260)	540

Other expenses:
Operating expenses:
Salaries and benefits	307	442	(20)	729
Acquisition-related transaction and integration expenses	—	—	69	69
Other operating expenses	251	413	(77)	587
Insurance policy benefits and claims	56	128	—	184
Total other expenses	614	983	(28)	1,569

Income before income tax expense	193	202	—	395

Income tax expense	99	144	—	243

Net income	94	58	—	152

Net income attributable to non-controlling interests	—	—	—	—

Net income attributable to Springleaf Finance Corporation	$94	$58	$—	$152

(dollars in millions)	2016
	As Reported			Consolidated
Year to Date	SFC	Independence	Adjustments	SFC

Interest income:
Finance charges	$1,276	$1,746	$—	$3,022
Finance receivables held for sale originated as held for investment	74	—	—	74
Total interest income	1,350	1,746	—	3,096

Interest expense	556	502	(202)	856

Net interest income	794	1,244	202	2,240

Provision for finance receivable losses	329	600	—	929

Net interest income after provision for finance receivable losses	465	644	202	1,311

Other revenues:
Insurance	160	289	—	449
Investment	31	55	—	86
Interest income on notes receivable from parent and affiliates	214	7	(202)	19
Net loss on repurchases and repayments of debt	(17)	—	—	(17)
Net gain on sale of SpringCastle interests	167	—	—	167
Net gain on sales of personal and real estate loans and related trust assets	18	—	—	18
Other	1	31	—	32
Total other revenues	574	382	(202)	754

Other expenses:
Operating expenses:
Salaries and benefits	347	427	(51)	723
Acquisition-related transaction and integration expenses	—	—	108	108
Other operating expenses	291	436	(57)	670
Insurance policy benefits and claims	55	112	—	167
Total other expenses	693	975	—	1,668

Income before income tax expense	346	51	—	397

Income tax expense	113	14	—	127

Net income	233	37	—	270

Net income attributable to non-controlling interests	28	—	—	28

Net income attributable to Springleaf Finance Corporation	$205	$37	$—	$242

(dollars in millions)	2015
	As Reported			Consolidated
Year to Date	SFC	Independence	Adjustments	SFC

Interest income:
Finance charges	$1,597	$253	$—	$1,850
Finance receivables held for sale originated as held for investment	60	—	—	60
Total interest income	1,657	253	—	1,910

Interest expense	667	75	(27)	715

Net interest income	990	178	27	1,195

Provision for finance receivable losses	339	372	—	711

Net interest income after provision for finance receivable losses	651	(194)	27	484

Other revenues:
Insurance	158	53	—	211
Investment	49	1	—	50
Interest income on notes receivable from parent and affiliates	42	—	(27)	15
Other	(6)	5	—	(1)
Total other revenues	243	59	(27)	275

Other expenses:
Operating expenses:
Salaries and benefits	364	73	(11)	426
Acquisition-related transaction and integration expenses	—	—	62	62
Other operating expenses	299	123	(51)	371
Insurance policy benefits and claims	72	24	—	96
Total other expenses	735	220	—	955

Income before income tax expense (benefit)	159	(355)	—	(196)

Income tax expense (benefit)	18	(140)	—	(122)

Net income (loss)	141	(215)	—	(74)

Net income attributable to non-controlling interests	127	—	—	127

Net income (loss) attributable to Springleaf Finance Corporation	$14	$(215)	$—	$(201)

The following table presents the Company’s previously reported Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015 retrospectively recast for the contribution of Independence:

	2017
(dollars in millions)	As Reported SFC	Independence	Adjustments	Consolidated SFC

Cash flows from operating activities
Net income	$94	$58	$—	$152
Reconciling adjustments:
Provision for finance receivable losses	324	623	—	947
Depreciation and amortization	143	174	—	317
Deferred income tax benefit	(82)	125	—	43
Net loss on repurchases and repayments of debt	28	1	—	29
Share-based compensation expense, net of forfeitures	—	5	—	5
Other	1	(6)	—	(5)
Cash flows due to changes in:
Other assets and other liabilities	107	68	—	175
Insurance claims and policyholder liabilities	(92)	70	—	(22)
Taxes receivable and payable	13	30	—	43
Accrued interest and finance charges	(95)	54	4	(37)
Other, net	(3)	3	—	—
Net cash provided by operating activities	438	1,205	4	1,647

Cash flows from investing activities
Net principal originations of finance receivables held for investment and held for sale	(783)	(1,484)	—	(2,267)
Cash advances on intercompany notes receivable	(1,837)	—	1,482	(355)
Proceeds from repayments of principal and assignment of intercompany notes receivable	1,154	—	(905)	249
Available-for-sale securities purchased	(245)	(431)	5	(671)
Available-for-sale securities called, sold, and matured	301	438	—	739
Trading and other securities called, sold, and matured	1	17	—	18
Proceeds from sale of real estate owned	4	—	—	4
Other, net	12	(9)	—	3
Net cash provided by (used for) financing activities	(1,393)	(1,469)	582	(2,280)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	3,456	1,971	—	5,427
Repayments of long-term debt	(2,544)	(1,898)	(5)	(4,447)
Proceeds from intercompany note payable	—	1,486	(1,486)	—
Payments on intercompany note payable	—	(905)	905	—
Withholding tax on vested RSUs and PRSUs	(1)	(1)	—	(2)
Cash dividend of SFMC	(10)	—	—	(10)
Net cash provided by (used for) financing activities	901	653	(586)	968

Consolidated Statements of Cash Flows (Continued)	2017
(dollars in millions)	As Reported SFC	Independence	Adjustments	Consolidated SFC

Net change in cash and cash equivalents and restricted cash and restricted cash equivalents	(54)	389	—	335
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	467	654	—	$1,121
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$413	$1,043	$—	$1,456

Supplemental cash flow information
Cash and cash equivalents	$244	$714	$—	$958
Restricted cash and restricted cash equivalents	169	329	—	498
Total cash and cash equivalents and restricted cash and restricted cash equivalents	$413	$1,043	$—	$1,456

Interest paid	$(436)	$(310)	$—	$(746)
Income taxes received (paid)	(71)	(83)	—	(154)

Supplemental non-cash activities
Transfer of finance receivables to real estate owned	$9	$—	$—	$9
Net unsettled investment security purchases	—	1	—	$1
Non-cash dividend of SFMC	(28)	—	—	(28)

Restricted cash and restricted cash equivalents primarily represent funds required to be used for future debt payments relating to our securitization transactions and escrow deposits.

	2016
(dollars in millions)	As Reported SFC	Independence	Adjustments	Consolidated SFC

Cash flows from operating activities
Net income	$233	$37	$—	$270
Reconciling adjustments:
Provision for finance receivable losses	329	600	—	929
Depreciation and amortization	144	366	—	510
Deferred income tax benefit	(83)	(22)	—	(105)
Net gain on liquidation of United Kingdom subsidiary	(4)	—	—	(4)
Net gain on sales of personal and real estate loans and related trust assets	(18)	—	—	(18)
Net loss on repurchases and repayments of debt	17	—	—	17
Share-based compensation expense, net of forfeitures	1	7	—	8
Net gain on sale of SpringCastle interests	(167)	—	—	(167)
Other	6	(15)	—	(9)
Cash flows due to changes in:
Other assets and other liabilities	(37)	(152)	—	(189)
Insurance claims and policyholder liabilities	(19)	(45)	—	(64)
Taxes receivable and payable	56	(94)	—	(38)
Accrued interest and finance charges	14	1	—	15
Other, net	3	—	—	3
Net cash provided by operating activities	475	683	—	1,158

Cash flows from investing activities
Net principal originations of finance receivables held for investment and held for sale	(557)	(598)	—	(1,155)
Proceeds on sales of finance receivables held for sale originated as held for investment	930	—	—	930
Proceeds from sale of SpringCastle interests, net of restricted cash released	26	—	—	26
Cash advances on intercompany notes receivable	(1,042)	(670)	1,415	(297)
Proceeds from repayments of principal and assignment of intercompany notes receivable	1,023	670	(1,292)	401
Cash received from CitiFinancial Credit Company	—	23	—	23
Available-for-sale securities purchased	(353)	(399)	6	(746)
Trading and other securities purchased	(10)	(7)	—	(17)
Available-for-sale securities called, sold, and matured	380	457	—	837
Trading and other securities called, sold, and matured	20	43	—	63
Proceeds from sale of real estate owned	8	—	—	8
Other, net	26	(36)	—	(10)
Net cash provided by (used for) investing activities	451	(517)	129	63

Consolidated Statements of Cash Flows (Continued)	2016
(dollars in millions)	As Reported SFC	Independence	Adjustments	Consolidated SFC

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	3,854	2,806	—	6,660
Proceeds from intercompany note payable	670	1,415	(2,085)	—
Repayments of long-term debt	(4,920)	(3,394)	(6)	(8,320)
Distributions to joint venture partners	(18)	—	—	(18)
Payments on note payable to affiliate	(670)	(1,292)	1,962	—
Withholding tax on vested RSUs and PRSUs	(1)	—	—	(1)
Capital contributions from parent	10	—	—	10
Net cash provided by (used for) financing activities	(1,075)	(465)	(129)	(1,669)

Net change in cash and cash equivalents and restricted cash and restricted cash equivalents	(149)	(299)	—	(448)
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	616	953	—	1,569
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$467	$654	$—	$1,121

Supplemental cash flow information
Cash and cash equivalents	$240	$313	$—	$553
Restricted cash and restricted cash equivalents	227	341	—	568
Total cash and cash equivalents and restricted cash and restricted cash equivalents	$467	$654	$—	$1,121

Interest paid	$(451)	$(314)	$—	$(765)
Income taxes received (paid)	(140)	(129)	—	(269)

Supplemental non-cash activities
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	$1,945	$—	$—	$1,945
Increase in finance receivables held for investment financed with intercompany payable	89	—	—	89
Transfer of finance receivables to real estate owned	8	—	—	8
Net unsettled investment security purchases	—	1	—	1

Restricted cash and restricted cash equivalents primarily represent funds required to be used for future debt payments relating to our securitization transactions and escrow deposits.

	2015
(dollars in millions)	As Reported SFC	Independence	Adjustments	Consolidated SFC

Cash flows from operating activities
Net income (loss)	$141	$(215)	$—	$(74)
Reconciling adjustments:
Provision for finance receivable losses	339	372	—	711
Depreciation and amortization	92	101	—	193
Deferred income tax benefit	(50)	(158)	—	(208)
Non-cash incentive compensation from Initial Stockholder	15	—	—	15
Share-based compensation expense, net of forfeitures	2	—	—	2
Other	(3)	5	—	2
Cash flows due to changes in:
Other assets and other liabilities	(48)	49	—	1
Insurance claims and policyholder liabilities	34	(7)	—	27
Taxes receivable and payable	111	20	—	131
Accrued interest and finance charges	(23)	(11)	—	(34)
Other, net	(2)	—	—	(2)
Net cash provided by operating activities	608	156	—	764

Cash flows from investing activities
Net principal originations of finance receivables held for investment and held for sale	(799)	(176)	—	(975)
Proceeds on sales of finance receivables held for sale originated as held for investment	78	—	—	78
Purchase of OneMain Financial Holdings, LLC, net of cash and restricted cash acquired	—	(3,520)	—	(3,520)
Cash advances on intercompany notes receivable	(3,720)	—	3,393	(327)
Proceeds from repayments of principal and assignment of intercompany notes receivable	189	—	—	189
Available-for-sale securities purchased	(476)	(49)	—	(525)
Trading and other securities purchased	(1,474)	—	—	(1,474)
Available-for-sale securities called, sold, and matured	470	51	—	521
Trading and other securities called, sold, and matured	3,779	—	—	3,779
Proceeds from sale of real estate owned	14	—	—	14
Other, net	(12)	(2)	—	(14)
Net cash (used for) financing activities	(1,951)	(3,696)	3,393	(2,254)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	3,028	—	—	3,028
Repayments of long-term debt	(1,960)	—	—	(1,960)
Proceeds from intercompany note payable	—	3,393	(3,393)	—
Distributions to joint venture partners	(77)	—	—	(77)
Excess tax benefit from share-based compensation	1	—	—	1
Capital contribution	—	1,100	—	1,100
Net cash provided by financing activities	992	4,493	(3,393)	2,092

Consolidated Statements of Cash Flows (Continued)	2015
(dollars in millions)	As Reported SFC	Independence	Adjustments	Consolidated SFC

Net change in cash and cash equivalents and restricted cash and restricted cash equivalents	(351)	953	—	602
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	967	—	—	967
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$616	$953	$—	$1,569

Supplemental cash flow information
Cash and cash equivalents	$321	$572	$—	$893
Restricted cash and restricted cash equivalents	295	381	—	676
Total cash and cash equivalents and restricted cash and restricted cash equivalents	$616	$953	$—	$1,569

Interest paid	$(511)	$(83)	$—	$(594)
Income taxes received (paid)	45	(2)	—	43

Supplemental non-cash activities
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	$617	$—	$—	$617
Transfer of finance receivables to real estate owned	11	—	—	11

Restricted cash and restricted cash equivalents primarily represent funds required to be used for future debt payments relating to our securitization transactions and escrow deposits.

ONEMAIN ACQUISITION

On November 15, 2015, Independence completed its acquisition of OMFH from Citigroup for approximately $4.5 billion in cash (the “OneMain Acquisition”). OMFH is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network. The results of OMFH are included in our consolidated results from November 1, 2015, pursuant to our contractual agreements with Citigroup.

We allocated the purchase price to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of this transaction and complexity of the purchase accounting, our estimate of the fair value adjustment specific to the acquired loans and intangible assets was preliminary, and our determination of the final tax positions with Citigroup was also preliminary. During 2016, we finalized the accounting for these matters as shown in the table below.

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	As Reported	Adjustments*		As Adjusted
Cash consideration	$4,478	$(23)	(a)	$4,455
Fair value of assets acquired:
Cash and cash equivalents	958	—		958
Investment securities	1,294	—		1,294
Personal loans	8,801	(6)	(b)	8,795
Intangibles	555	3	(c)	558
Other assets	247	(3)	(d)	244
Fair value of liabilities assumed:
Long-term debt	(7,725)	—		(7,725)
Unearned premium, insurance policy and claims reserves	(936)	—		(936)
Other liabilities	(156)	1	(e)	(155)
Goodwill	$1,440			$1,422

*
During 2016, we recorded the following adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as new information, which existed as of the acquisition date, became available:

(a)	Represents a subsequent cash payment from Citigroup as a result of reaching final agreement on certain purchase accounting adjustments.

(b)
Represents the net impact of an increase to the discount of purchased credit impaired finance receivables of $64 million and an increase to the premium on finance receivables purchased as performing receivables of $58 million as a result of revisions to the receivables valuation during the measurement period.

(c)	Represents an increase in acquired intangibles related to customer loan applications in process at the acquisition date.

(d)	Represents a decrease in valuation of acquired software asset.

(e)	Represents the settlement of a payable to Citigroup during the measurement period.

Of the adjusted $8.8 billion of acquired personal loans included in the table above, $8.1 billion relates to finance receivables determined not to be credit impaired at acquisition. Contractually required principal and interest of these non-credit impaired personal loans was $11.6 billion at the date of acquisition, of which $2.2 billion is not expected to be collected, primarily due to forgone interest as a result of prepayments and defaults.

The goodwill recognized from the OneMain Acquisition is reported in our Consumer and Insurance segment. We did not record any impairments to goodwill during 2017 and 2016. See Note 9 for the reconciliations of the carrying amounts of goodwill at the beginning and end of 2017 and 2016.

As of December 31, 2017, we had incurred approximately $239 million of acquisition-related transaction and integration expenses ($69 million incurred during 2017) in connection with the OneMain Acquisition and the Lendmark Sale, which we report as a component of operating expenses. These expenses primarily include transaction costs, technology termination and certain compensation and benefit related costs.

In connection with the closing of the OneMain Acquisition, on November 13, 2015, OMH and certain subsidiaries of SFC entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the U.S. Department of Justice (the “DOJ”), as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia. The Settlement Agreement resolved the inquiries of the DOJ and such attorneys general with respect to the OneMain Acquisition and allowed OMH to proceed with the closing. Pursuant to the Settlement Agreement, OMH agreed to divest 127 branches of SFC subsidiaries across 11 states as a condition for approval of the OneMain Acquisition. The Settlement Agreement required certain of OMH’s subsidiaries (the “Branch Sellers”) to operate these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser. The court overseeing the settlement appointed a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement. The sale contemplated under the terms of the Settlement Agreement was consummated through the Lendmark Sale described below.

LENDMARK SALE

On November 12, 2015, OMH and the Branch Sellers entered into a purchase and sale agreement with Lendmark Financial Services, LLC (“Lendmark”) to sell 127 Springleaf branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches to Lendmark (the “Lendmark Sale”) for a purchase price equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that had accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing, subject to certain limitations if the purchase price would exceed $695 million and Lendmark would be unable to obtain financing on certain specified terms. In anticipation of the sale of these branches, we transferred $608 million of personal loans from held for investment to held for sale on September 30, 2015.

Pursuant to the Settlement Agreement, we were required to dispose of the branches to be sold in connection with the Lendmark Sale within 120 days following November 13, 2015, subject to such extensions as the DOJ may approve. As we did not believe we would be able to consummate the Lendmark Sale prior to April 1, 2016, we requested two extensions of the closing deadline set forth in the Settlement Agreement. The DOJ granted our requests through May 13, 2016.

On May 2, 2016, we completed the Lendmark Sale for an aggregate cash purchase price of $624 million. Such sale was effective as of April 30, 2016 and included the sale to Lendmark of personal loans with an unpaid principal balance (“UPB”) as of March 31, 2016 of $600 million. OMH entered into a transition services agreement with Lendmark dated as of May 2, 2016 (the “Transition Services Agreement”), and OMH’s and our activities remained subject to the oversight of the Monitoring Trustee appointed by the court pursuant to the Settlement Agreement until the expiration of the Transition Services Agreement. The Transition Services Agreement expired on May 1, 2017.

SPRINGCASTLE INTERESTS SALE

On March 31, 2016, SFI, SpringCastle Holdings, LLC (“SpringCastle Holdings”) and Springleaf Acquisition Corporation (“Springleaf Acquisition” and, together with SpringCastle Holdings, the “SpringCastle Sellers”), wholly owned subsidiaries of OMH, entered into a purchase agreement with certain subsidiaries of New Residential Investment Corp. (“NRZ” and such subsidiaries, the “NRZ Buyers”) and BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership—NQ—ESC L.P. (collectively, the “Blackstone Buyers” and together with the NRZ Buyers, the “SpringCastle Buyers”). Pursuant to the purchase agreement, on March 31, 2016, SpringCastle Holdings sold its 47% limited liability company interest in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, and Springleaf Acquisition sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to the SpringCastle Buyers for an aggregate purchase price of approximately $112 million (the “SpringCastle Interests Sale”). SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

In connection with the SpringCastle Interests Sale, the SpringCastle Buyers paid $101 million of the aggregate purchase price to the SpringCastle Sellers on March 31, 2016, with the remaining $11 million paid into an escrow account on July 29, 2016. Such escrowed funds are expected to be held in escrow for a period of up to five years following March 31, 2016, and, subject to the terms of the purchase agreement and assuming certain portfolio performance requirements are satisfied, paid to the SpringCastle Sellers at the end of such five-year period. In connection with the SpringCastle Interests Sale, we recorded a net gain in other revenues at the time of sale of $167 million.

As a result of this sale, SpringCastle Acquisition and SpringCastle Holdings no longer hold any ownership interests of the SpringCastle Joint Venture. However, unless SFI is terminated, SFI will remain as servicer of the SpringCastle Portfolio under the servicing agreement for the SpringCastle Funding Trust. In addition, we deconsolidated the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt, as we no longer were considered the primary beneficiary.

Prior to the SpringCastle Interests Sale, affiliates of the NRZ Buyers owned a 30% limited liability company interest in the SpringCastle Joint Venture, and affiliates of the Blackstone Buyers owned a 23% limited liability company interest in the SpringCastle Joint Venture (together, the “Other Members”). The Other Members are parties to the purchase agreement for purposes of certain limited indemnification obligations and post-closing expense reimbursement obligations of the SpringCastle Joint Venture to the SpringCastle Sellers.

The NRZ Buyers are subsidiaries of NRZ, which is externally managed by an affiliate of Fortress. The Initial Stockholder, which owned approximately 58% of OMH’s common stock as of March 31, 2016, the date of sale, was owned primarily by a private equity fund managed by an affiliate of Fortress. Wesley Edens, Chairman of the Board of Directors of OMH, also serves as Chairman of the Board of Directors of NRZ. Mr. Edens is also a principal of Fortress and serves as Co-Chairman of the Board of Directors of Fortress. Douglas Jacobs, a member of the Board of Directors of OMH, also serves as a member of NRZ’s Board of Directors and Fortress’ Board of Directors.

The purchase agreement included customary representations, warranties, covenants and indemnities. We did not record a sales recourse obligation related to the SpringCastle Interests Sale.

REAL ESTATE LOAN SALES

August 2016 Real Estate Loan Sale

On August 3, 2016, SFC and certain of its subsidiaries sold a portfolio of second lien mortgage loans for aggregate cash proceeds of $246 million (the “August 2016 Real Estate Loan Sale”). In connection with this sale, we recorded a net loss in other revenues at the time of sale of $4 million. Unless we are terminated or we resign as servicer, we will continue to service the loans included in this sale pursuant to a servicing agreement. The purchase and sale agreement and the servicing agreement include customary representations and warranties and indemnification provisions.

December 2016 Real Estate Loan Sale

On December 19, 2016, SFC and certain of its subsidiaries sold a portfolio of first and second lien mortgage loans for aggregate cash proceeds of $58 million (the “December 2016 Real Estate Loan Sale”). In connection with this sale, we recorded a net loss in other revenues at the time of sale of less than $1 million.

SFC’s MEDIUM-TERM NOTE ISSUANCES

8.25% Senior Notes Due 2020

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of 8.25% Senior Notes due 2020 (the “8.25% SFC Notes”) under an Indenture dated as of December 3, 2014 (the “SFC Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of December 3, 2014 (the “SFC First Supplemental Indenture”) and a Second Supplemental Indenture, dated as of April 11, 2016 (the “SFC Second Supplemental Indenture”), pursuant to which OMH provided a guarantee of the notes on an unsecured basis.

6.125% Senior Notes Due 2022

On May 15, 2017, SFC issued $500 million aggregate principal amount of 6.125% Senior Notes due 2022 (the “2022 SFC Notes”) under the SFC Base Indenture, as supplemented by a Third Supplemental Indenture, dated as of May 15, 2017 (the “SFC Third Supplemental Indenture”), pursuant to which OMH provided a guarantee of the 2022 SFC Notes on an unsecured basis.

On May 30, 2017, SFC issued and sold $500 million aggregate principal amount of additional 2022 SFC Notes (the “Additional SFC Notes”) in an add-on offering. The initial 2022 SFC Notes and the Additional SFC Notes (collectively, the “6.125% SFC Notes”), are treated as a single class of debt securities and have the same terms, other than the issue date and the issue price.

5.625% Senior Notes Due 2023

On December 8, 2017, SFC issued $875 million aggregate principal amount of 5.625% Senior Notes due 2023 (the ‘‘5.625% SFC Notes’’) under the SFC Base Indenture, as supplemented by a Fourth Supplemental Indenture dated as of December 8, 2017 (the “SFC Fourth Supplemental Indenture” and, collectively with the SFC Base Indenture, the SFC First Supplemental Indenture, the SFC Second Supplemental Indenture, and the SFC Third Supplemental Indenture, the “Indenture”), pursuant to which OMH provided a guarantee of the 5.625% SFC Notes on an unsecured basis.

See Note 12 for further information regarding our debt issuances.

3. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

We prepared our consolidated financial statements using GAAP. The statements include the accounts of SFC, its subsidiaries (all of which are wholly owned, except for certain subsidiaries associated with a joint venture in which we owned a 47% equity interest prior to March 31, 2016), and VIEs in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2017 presentation, we reclassified certain items in prior periods of our consolidated financial statements. Also, to conform to the new alignment of our segments, as further discussed in Note 23, we have revised our prior period segment disclosures.

ACCOUNTING POLICIES

Operating Segments

Our segments coincide with how our businesses are managed. At December 31, 2017, our two segments include:

•	Consumer and Insurance; and

•	Acquisitions and Servicing.

In connection with the OneMain Acquisition, we include OneMain’s operations in our Consumer and Insurance segment.

The remaining components (which we refer to as “Other”) consist of our non-originating legacy operations, which include: (i) our liquidating real estate portfolio; (ii) our liquidating retail sales finance portfolio (including retail sales finance accounts from our legacy auto finance operation); (iii) our lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of the United Kingdom subsidiary, prior to its liquidation on August 16, 2016.

Beginning in 2017, management no longer views or manages our real estate assets as a separate operating segment. Therefore, we are now including Real Estate, which was previously presented as a distinct reporting segment, in “Other.” To conform to this new alignment of our segments, we have revised our prior period segment disclosures.

Finance Receivables

Generally, we classify finance receivables as held for investment based on management’s intent at the time of origination. We determine classification on a loan-by-loan basis. We classify finance receivables as held for investment due to our ability and intent to hold them until their contractual maturities. We carry finance receivables at amortized cost which includes accrued finance charges, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables. We include the cash flows from finance receivables held for investment in the consolidated statements of cash flows as investing activities, except for collections of interest, which we include as cash flows from operating activities. We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Finance Receivable Revenue Recognition

We recognize finance charges as revenue on the accrual basis using the interest method, which we report in interest income. We amortize premiums or accrete discounts on finance receivables as an adjustment to finance charge income using the interest method and contractual cash flows. We defer the costs to originate certain finance receivables and the revenue from nonrefundable points and fees on loans and amortize them as an adjustment to finance charge income using the interest method.

We stop accruing finance charges when four contractual payments become past due for personal loans and retail sales contracts and when the sixth contractual payment becomes past due for revolving retail accounts. For finance receivables serviced externally, including real estate loans, we stop accruing finance charges when the third or fourth contractual payment becomes past due depending on the type of receivable and respective third party servicer. We reverse finance charge amounts previously accrued upon suspension of accrual of finance charges.

For certain finance receivables that had a carrying value that included a purchase premium or discount, we stop accreting the premium or discount at the time we stop accruing finance charges. We do not reverse accretion of premium or discount that was previously recognized.

We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. We resume the accrual of interest on a nonaccrual finance receivable when the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual. At that time we also resume accretion of any unamortized premium or discount resulting from a previous purchase premium or discount.

We accrete the amount required to adjust the initial fair value of our finance receivables to their contractual amounts over the life of the related finance receivable for non-credit impaired finance receivables and over the life of a pool of finance receivables for purchased credit impaired finance receivables as described in our policy for purchase credit impaired finance receivables.

Purchased Credit Impaired Finance Receivables

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. The population of accounts identified generally consists of those finance receivables that are (i) 60 days or more past due at acquisition, (ii) which had been classified as TDR finance receivables as of the acquisition date, (iii) may have been previously modified, or (iv) had other indications of credit deterioration as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to update on a quarterly basis the amount of cash flows we expect to collect, which incorporates assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our purchased credit impaired finance receivables remain in our purchased credit impaired pools until liquidation or write-off. We do not reclassify modified purchased credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is written-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its allocated carrying amount, and such removal will not affect the yield used to recognize accretable yield of the pool.

Troubled Debt Restructured Finance Receivables

We make modifications to our personal loans to assist borrowers who are experiencing financial difficulty, are in bankruptcy or are participating in a consumer credit counseling arrangement. We make modifications to our real estate loans to assist borrowers in avoiding foreclosure. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. We restructure finance receivables only if we believe the customer has the ability to pay under the restructured terms for the foreseeable future. We establish reserves on our TDR finance receivables by discounting the estimated cash flows associated with the respective receivables at the interest rate prior to the modification to the account and record any difference between the discounted cash flows and the carrying value as an allowance adjustment.

We may modify the terms of existing accounts in certain circumstances, such as certain bankruptcy or other catastrophic situations or for economic or other reasons related to a borrower’s financial difficulties that justify modification. When we modify an account, we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, capitalize past due interest or forgive principal or interest. Additionally, as part of the modification, we may require trial payments. If the account is delinquent at the time of modification, the account is brought current for delinquency reporting. Account modifications that are deemed to be a TDR finance receivable are measured for impairment. Account modifications that are not classified as a TDR finance receivable are measured for impairment in accordance with our policy for allowance for finance receivable losses.

Finance charges for TDR finance receivables require the application of judgment. We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. TDR finance receivables that are placed on nonaccrual status remain on nonaccrual status until the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual.

Allowance for Finance Receivable Losses

We establish the allowance for finance receivable losses through the provision for finance receivable losses. We evaluate our finance receivable portfolio by finance receivable type. Our finance receivable types (personal loans, real estate loans, and retail sales finance) consist of a large number of relatively small, homogeneous accounts. We evaluate our finance receivable types for impairment as pools. None of our accounts are large enough to warrant individual evaluation for impairment.

Management considers numerous internal and external factors in estimating probable incurred losses in our finance receivable portfolio, including the following:

•	prior finance receivable loss and delinquency experience;

•	the composition of our finance receivable portfolio; and

•	current economic conditions, including the levels of unemployment and personal bankruptcies.

We base the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by contractual delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types. As delinquency is a primary input into our roll rate-based model, we inherently consider nonaccrual loans in our estimate of the allowance for finance receivable losses.

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies. We charge or credit this adjustment to expense through the provision for finance receivable losses.

We generally charge off to the allowance for finance receivable losses personal loans that are beyond 180 days past due.
To avoid unnecessary real estate loan foreclosures, we may refer borrowers to counseling services, as well as consider a cure agreement, loan modification, voluntary sale (including a short sale), or deed in lieu of foreclosure. When two payments are past due on a collateral dependent real estate loan and it appears that foreclosure may be necessary, we inspect the property as part of assessing the costs, risks, and benefits associated with foreclosure. Generally, we start foreclosure proceedings on real estate loans when four monthly installments are past due. When foreclosure is completed and we have obtained title to the property, we obtain a third-party’s valuation of the property, which is either a full appraisal or a real estate broker’s or appraiser’s estimate of the property sale value without the benefit of a full interior and exterior appraisal and lacking sales comparisons. Such appraisals or real estate brokers’ or appraisers’ estimate of value are one factor considered in establishing an appropriate valuation; however, we are ultimately responsible for the valuation established. We reduce finance receivables by the amount of the real estate loan, establish a real estate owned asset, and charge off any loan amount in excess of that value to the allowance for finance receivable losses.

We infrequently extend the charge-off period for individual personal and real estate loan accounts when, in our opinion, such treatment is warranted and consistent with our credit risk policies.

We may renew a delinquent account if the customer meets current underwriting criteria and it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new loan. We subject all renewals to the same credit risk underwriting process as we would a new application for credit.

For our personal loans and retail sales finance receivables, we may offer those customers whose accounts are in good standing the opportunity of a deferment, which extends the term of an account. We may extend this offer to customers when they are experiencing higher than normal personal expenses. Generally, this offer is not extended to customers who are delinquent. However, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem. The account is considered current upon granting the deferment. To evaluate whether a borrower’s financial difficulties are temporary or other than temporary we review the terms of each deferment to ensure that the borrower has the financial ability to repay the outstanding principal and associated interest in full following the deferment and after the customer is brought current. If, following this analysis, we believe a borrower’s financial difficulties are other than temporary, we will not grant deferment, and the loans may continue to age until they are charged off. We generally limit a customer to two deferments in a rolling twelve month period unless we determine that an exception is warranted and is consistent with our credit risk policies.

For our real estate loans, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem, which extends the term of an account. Prior to granting the deferment, we may require a partial payment. We forebear the remaining past due interest when the deferment is granted for real estate loans that were originated or acquired centrally. The account is considered current upon granting the deferment. We generally limit a customer to two deferments in a rolling twelve month period for real estate loans that were originated at our branch offices (one deferment for real estate loans that were originated or acquired centrally) unless we determine that an exception is warranted and is consistent with our credit risk policies.

Accounts that are granted a deferment are not classified as troubled debt restructurings. We do not consider deferments granted as a troubled debt restructuring because the customer is not experiencing an other than temporary financial difficulty, and we are not granting a concession to the customer or the concession granted is immaterial to the contractual cash flows. We pool accounts that have been granted a deferment together with accounts that have not been granted a deferment for measuring impairment in accordance with the authoritative guidance for the accounting for contingencies.

The allowance for finance receivable losses related to our purchased credit impaired finance receivables is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment. Probable and significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

We also establish reserves for TDR finance receivables, which are included in our allowance for finance receivable losses. The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

Finance Receivables Held for Sale

Depending on market conditions or certain of management’s capital sourcing strategies, which may impact our ability and/or intent to hold our finance receivables until maturity or for the foreseeable future, we may decide to sell finance receivables originally intended for investment. Our ability to hold finance receivables for the foreseeable future is subject to a number of factors, including economic and liquidity conditions, and therefore may change. As of each reporting period, management determines our ability to hold finance receivables for the foreseeable future based on assumptions for liquidity requirements or other strategic goals. When it is probable that management’s intent or ability is to no longer hold finance receivables for the foreseeable future and we subsequently decide to sell specifically identified finance receivables that were originally classified as held for investment, the net finance receivables, less allowance for finance receivable losses, are reclassified as finance receivables held for sale and are carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is accounted for as a valuation allowance and is recognized in other revenues in the consolidated statements of operations. We base the fair value estimates on negotiations with prospective purchasers (if any) or by using a discounted cash flows approach. We base cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses. Cash flows resulting from the sale of the finance receivables that were originally classified as held for investment are recorded as an investing activity in the consolidated statements of cash flows. When sold, we record the sales price we receive less our carrying value of these finance receivables held for sale in other revenues.

When it is determined that management no longer intends to sell finance receivables which had previously been classified as finance receivables held for sale and we have the ability to hold the finance receivables for the foreseeable future, we reclassify the finance receivables to finance receivables held for investment at the lower of cost or fair value and we accrete any fair value adjustment over the remaining life of the related finance receivables.

Reserve for Sales Recourse Obligations

When we sell finance receivables, we may establish a reserve for sales recourse in other liabilities, which represents our estimate of losses to be: (a) incurred by us on the repurchase of certain finance receivables that we previously sold; and (b) incurred by us for the indemnification of losses incurred by purchasers. Certain sale contracts include provisions requiring us to repurchase a finance receivable or indemnify the purchaser for losses it sustains with respect to a finance receivable if a borrower fails to make initial loan payments to the purchaser or if the accompanying mortgage loan breaches certain customary representations and warranties. These representations and warranties are made to the purchaser with respect to various characteristics of the finance receivable, such as the manner of origination, the nature and extent of underwriting standards applied, the types of documentation being provided, and, in limited instances, reaching certain defined delinquency limits. Although the representations and warranties are typically in place for the life of the finance receivable, we believe that most repurchase requests occur within the first five years of the sale of a finance receivable. In addition, an investor may request that we refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. At the time of the sale of each finance receivable (exclusive of finance receivables included in our on-balance sheet securitizations), we record a provision for recourse obligations for estimated repurchases, loss indemnification and premium recapture on finance receivables sold, which is charged to other revenues. Any subsequent adjustments resulting from changes in estimated recourse exposure are recorded in other revenues.

Goodwill

Goodwill represents the amount of purchase price over the fair value of net assets we acquired in connection with the OneMain Acquisition. We test goodwill for potential impairment annually as of October 1 of each year and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of our reporting unit below its carrying amount.

We first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test. If the qualitative assessment indicates that it is more likely than not that the reporting unit’s fair value is less than its carrying amount, we proceed with the two-step impairment test. When necessary, the fair value of the reporting unit is calculated using the income approach based upon prospective financial information of the reporting unit discounted at a rate we estimate a market participant would use.

Intangible Assets other than Goodwill

At the time we initially recognize intangible assets, a determination is made with regard to each asset as it relates to its useful life. We have determined that each of our intangible assets has a finite useful life with the exception of the OneMain trade name, insurance licenses, lending licenses and certain domain names, which we have determined to have indefinite lives.

For intangible assets with a finite useful life, we review for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value. The VOBA is the PVFP of purchased insurance contracts. The PVFP is dynamically amortized over the lifetime of the block of business and is subject to premium deficiency testing in accordance with Accounting Standards Codification (“ASC”) Topic 944, Financial Services — Insurance.

For indefinite lived intangible assets, we first complete an annual qualitative assessment to determine whether it is necessary to perform a quantitative impairment test. If the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets. The fair value is determined in accordance with our fair value measurement policy. If the fair value is less than the carrying value, an impairment loss will be recognized in an amount equal to the difference and the indefinite life classification will be evaluated to determine whether such classification remains appropriate.

Insurance Premiums

We recognize revenue for short-duration contracts over the related contract period. Short-duration contracts primarily include credit life, credit disability, credit involuntary unemployment insurance, and collateral protection policies. We defer single premium credit insurance premiums from affiliates in unearned premium reserves which we include as a reduction to net finance receivables. We recognize unearned premiums on credit life, credit disability, credit involuntary unemployment insurance and collateral protection insurance as revenue using the sum-of-the-digits, straight-line or other appropriate methods over the terms of the policies. Premiums from reinsurance assumed are earned over the related contract period.

We recognize revenue on long-duration contracts when due from policyholders. Long-duration contracts include term life, accidental death and dismemberment, and disability income protection. For single premium long-duration contracts a liability is accrued, that represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders and related expenses, when premium revenue is recognized. The effects of changes in such estimated future policy benefit reserves are classified in insurance policy benefits and claims in the consolidated statements of operations.

We recognize commissions on ancillary products as other revenue when earned.

We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, unearned premiums and certain unpaid claim liabilities related to our borrowers are netted and classified as contra-assets in the net finance receivables in the consolidated balance sheets, and the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Policy and Claim Reserves

Policy reserves for credit life, credit disability, credit involuntary unemployment, and collateral protection insurance equal related unearned premiums. Reserves for losses and loss adjustment expenses are based on claims experience, actual claims reported, and estimates of claims incurred but not reported. Assumptions utilized in determining appropriate reserves are based on historical experience, adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience and industry standards, and revised if it is determined that future experience will differ substantially from that previously assumed. Since reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are classified in insurance policy benefits and claims in the consolidated statements of operations in the period in which the estimates are changed.

We accrue liabilities for future life insurance policy benefits associated with non-credit life contracts and base the amounts on assumptions as to investment yields, mortality, and surrenders. We base annuity reserves on assumptions as to investment yields and mortality. Ceded insurance reserves are included in other assets and include estimates of the amounts expected to be recovered from reinsurers on insurance claims and policyholder liabilities.

Insurance Policy Acquisition Costs

We defer insurance policy acquisition costs (primarily commissions, reinsurance fees, and premium taxes). We include deferred policy acquisition costs in other assets and amortize these costs over the terms of the related policies, whether directly written or reinsured.

Investment Securities

We generally classify our investment securities as available-for-sale or trading and other, depending on management’s intent. Our investment securities classified as available-for-sale are recorded at fair value. We adjust related balance sheet accounts to reflect the current fair value of investment securities and record the adjustment, net of tax, in accumulated other comprehensive income or loss in shareholder’s equity. We record interest receivable on investment securities in other assets.

Under the fair value option, we may elect to measure at fair value, financial assets that are not otherwise required to be carried at fair value. We elect the fair value option for available-for-sale securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. We recognize any changes in fair value in investment revenues.

We classify our investment securities in the fair value hierarchy framework based on the observability of inputs. Inputs to the valuation techniques are described as being either observable (Level 1 or 2) or unobservable (Level 3) assumptions (as further described in “Fair Value Measurements” below) that market participants would use in pricing an asset or liability.

Impairments on Investment Securities

Available-for-sale. We evaluate our available-for-sale securities on an individual basis to identify any instances where the fair value of the investment security is below its amortized cost. For these securities, we then evaluate whether an other-than-temporary impairment exists if any of the following conditions are present:

•	we intend to sell the security;

•	it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or

•	we do not expect to recover the security’s entire amortized cost basis (even if we do not intend to sell the security).

If we intend to sell an impaired investment security or we will likely be required to sell the security before recovery of its amortized cost basis less any current period credit loss, we recognize an other-than-temporary impairment in investment revenues equal to the difference between the investment security’s amortized cost and its fair value at the balance sheet date.

In determining whether a credit loss exists, we compare our best estimate of the present value of the cash flows expected to be collected from the security to the amortized cost basis of the security. Any shortfall in this comparison represents a credit loss. The cash flows expected to be collected are determined by assessing all available information, including length and severity of unrealized loss, issuer default rate, ratings changes and adverse conditions related to the industry sector, financial condition of issuer, credit enhancements, collateral default rates, and other relevant criteria. Management considers factors such as our investment strategy, liquidity requirements, overall business plans, and recovery periods for securities in previous periods of broad market declines.

If a credit loss exists with respect to an investment in a security (i.e., we do not expect to recover the entire amortized cost basis of the security), we would be unable to assert that we will recover our amortized cost basis even if we do not intend to sell the security. Therefore, in these situations, an other-than-temporary impairment is considered to have occurred.

If a credit loss exists, but we do not intend to sell the security and we will likely not be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is classified as: (i) the estimated amount relating to credit loss; and (ii) the amount relating to all other factors. We recognize the estimated credit loss in investment revenues, and the non-credit loss amount in accumulated other comprehensive income or loss.

Once a credit loss is recognized, we adjust the investment security to a new amortized cost basis equal to the previous amortized cost basis less the credit losses recognized in investment revenues. For investment securities for which other-than-temporary impairments were recognized in investment revenues, the difference between the new amortized cost basis and the cash flows expected to be collected is accreted to investment income.

We recognize subsequent increases and decreases in the fair value of our available-for-sale securities in accumulated other comprehensive income or loss, unless the decrease is considered other than temporary.

Investment Revenue Recognition

We recognize interest on interest bearing fixed-maturity investment securities as revenue on the accrual basis. We amortize any premiums or accrete any discounts as a revenue adjustment using the interest method. We stop accruing interest revenue when the collection of interest becomes uncertain. We record dividends on equity securities as revenue on ex-dividend dates. We recognize income on mortgage-backed and asset-backed securities as revenue using an effective yield based on estimated prepayments of the underlying collateral. If actual prepayments differ from estimated prepayments, we calculate a new effective yield and adjust the net investment in the security accordingly. We record the adjustment, along with all investment securities revenue, in investment revenues. We specifically identify realized gains and losses on investment securities and include them in investment revenues.

Acquisition-related Transaction and Integration Expenses

In connection with the OneMain Acquisition, we incur acquisition-related transaction and integration costs, including (i) compensation and employee benefit costs, such as retention awards and severance costs, (ii) accelerated amortization of acquired software assets, (iii) rebranding to the OneMain brand, (iv) branch infrastructure and other fixed asset integration costs, (v) information technology costs, such as internal platform development, software upgrades and licenses, and technology termination costs, (vi) legal fees and project management costs, (vii) system conversions, including human capital management, marketing, risk, and finance functions, and (viii) other costs and fees directly related to the OneMain Acquisition and integration.

Variable Interest Entities

An entity is a VIE if the entity does not have sufficient equity at risk for the entity to finance its activities without additional financial support or has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated into the financial statements of its primary beneficiary. When we have a variable interest in a VIE, we qualitatively assess whether we have a controlling financial interest in the entity and, if so, whether we are the primary beneficiary. In applying the qualitative assessment to identify the primary beneficiary of a VIE, we are determined to have a controlling financial interest if we have (i) the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We consider the VIE’s purpose and design, including the risks that the entity was designed to create and pass through to its variable interest holders. We continually reassess the VIE’s primary beneficiary and whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances.

Other Invested Assets

Commercial mortgage loans and insurance policy loans are part of our investment portfolio and we include them in other assets at amortized cost. We recognize interest on commercial mortgage loans and insurance policy loans as revenue on the accrual basis using the interest method. We stop accruing revenue when collection of interest becomes uncertain. We include other invested asset revenue in investment revenues. We record accrued other invested asset revenue receivable in other assets.

Cash and Cash Equivalents

We consider unrestricted cash on hand and short-term investments having maturity dates within three months of their date of acquisition to be cash and cash equivalents.

We typically maintain cash in financial institutions in excess of the Federal Deposit Insurance Corporation’s insurance limits. We evaluate the creditworthiness of these financial institutions in determining the risk associated with these cash balances. We do not believe that the Company is exposed to any significant credit risk on these accounts and have not experienced any losses in such accounts.

Restricted Cash and Cash Equivalents

We include funds to be used for future debt payments relating to our securitization transactions and escrow deposits in restricted cash and cash equivalents.

Long-term Debt

We generally report our long-term debt issuances at the face value of the debt instrument, which we adjust for any unaccreted discount, unamortized premium, or unamortized debt issuance costs associated with the debt. Other than securitized products, we generally accrete discounts, premiums, and debt issuance costs over the contractual life of the security using contractual payment terms. With respect to securitized products, we have elected to amortize deferred costs over the contractual life of the security. Accretion of discounts and premiums are recorded to interest expense.

Income Taxes

We recognize income taxes using the asset and liability method. We establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards.

Realization of our gross deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. When we assess our ability to realize deferred tax assets, we consider all available evidence and we record valuation allowances to reduce deferred tax assets to the amounts that management conclude are more-likely-than-not to be realized.

We recognize income tax benefits associated with uncertain tax positions, when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more likely than not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority.

The Tax Act was enacted on December 22, 2017 and we must reflect the changes associated with its provisions in 2017. The law is complex and has extensive implications for our federal and state current and deferred taxes and income tax expense. We recorded and reported the effects of the Tax Act in our financial statements in 2017. For further information, see Note 19 of the Notes to Consolidated Financial Statements included in this report.

Benefit Plans

We have funded and unfunded noncontributory defined pension plans. We recognize the net pension asset or liability, also referred to herein as the funded status of the benefit plans, in other assets or other liabilities, depending on the funded status at the end of each reporting period. We recognize the net actuarial gains or losses and prior service cost or credit that arise during the period in other comprehensive income or loss.

Many of our employees are participants in our 401(k) plan. Our contributions to the plan are charged to salaries and benefits within operating expenses.

Share-based Compensation Plans

We measure compensation cost for service-based and performance-based awards at estimated fair value and recognize compensation expense over the requisite service period for awards expected to vest. The estimation of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from current estimates, such amounts will be recorded as a cumulative adjustment to salaries and benefits in the period estimates are revised. For service-based awards subject to graded vesting, expense is recognized under the straight-line method. Expense for performance-based awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period.

Fair Value Measurements

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely accepted internal valuation models or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Our valuation process typically requires obtaining data about market transactions and other key valuation model inputs from internal or external sources and, through the use of widely accepted valuation models, provides a single fair value measurement for individual securities or pools of finance receivables. The inputs used in this process include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, bid-ask spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We assess the reasonableness of individual security values received from our valuation service providers through various analytical techniques. As part of our internal price reviews, assets that fall outside a price change tolerance are sent to our third-party investment manager for further review. In addition, we may validate the reasonableness of fair values by comparing information obtained from our valuation service providers to other third-party valuation sources for selected securities.

We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, we determine the fair value measurements classified as Level 1 based on inputs utilizing quoted prices in active markets for identical assets or liabilities that we have the ability to access. We generally obtain market price data from exchange or dealer markets. We do not adjust the quoted price for such instruments.

We determine the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The use of observable and unobservable inputs is further discussed in Note 24.

In certain cases, the inputs we use to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, we determine the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

We recognize transfers into and out of each level of the fair value hierarchy as of the end of the reporting period.

Our fair value processes include controls that are designed to ensure that fair values are appropriate. Such controls include model validation, review of key model inputs, analysis of period-over-period fluctuations, and reviews by senior management.

Foreign Currency Translation

Assets and liabilities of foreign operations are translated from their functional currencies into U.S. dollars for reporting purposes using the period end spot foreign exchange rate. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates. The effects of those translation adjustments are classified in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

PRIOR PERIOD REVISIONS

During the second quarter of 2015, we discovered that we had not charged-off certain bankrupt accounts in our SpringCastle Portfolio and we identified an error in the calculation of the allowance for our TDR personal loans. As a result of these findings, we recorded an out-of-period adjustment in the second quarter of 2015 related to prior periods, which increased provision for finance receivable losses by $8 million and decreased provision for income taxes by $3 million. The adjustment was not material to our results of operations for 2015.

4. Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Investments

In March of 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement that, when an investment qualifies for use of the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method of accounting had been in effect during all previous periods that the investment had been held. The ASU requires that an entity that has available-for-sale securities recognize, through earnings, the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method of accounting. The amendment in this ASU became effective prospectively for the Company for fiscal periods beginning January 1, 2017. We have adopted this ASU as of January 1, 2017 and concluded that it does not have an impact on our consolidated financial statements.

Statement of Cash Flows

In November of 2016, the FASB issued ASU 2016-18, Statement of Cash Flows, which simplifies the presentation of restricted cash on the statement of cash flows by requiring entities to include restricted cash and restricted cash equivalents in the reconciliation of cash and cash equivalents. The amendments in this ASU become effective for the Company for fiscal years beginning January 1, 2018. We elected to early adopt this ASU as of January 1, 2017 and presented this change on a retrospective basis for all periods presented. We concluded that this ASU does not have a material impact on our consolidated financial statements.

Technical Corrections and Improvements

In January of 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections, to enhance the footnote disclosure guidelines for ASUs 2014-09, 2016-02, and 2016-13. The amendments to this transition guidance became effective for the Company for fiscal years beginning January 1, 2017. We have adopted this ASU as of January 1, 2017 on a prospective basis. We concluded that this ASU does not have a material impact on our consolidated financial statements.

Business Combinations

In January of 2017, the FASB issued ASU 2017-01, Business Combinations, to clarify the definition of a business, which establishes a process to determine when an integrated set of assets and activities can be deemed a business combination. The amendments in this ASU became effective for the Company for annual periods beginning January 1, 2018. We elected to early adopt this ASU as of April 1, 2017 on a prospective basis. We concluded that the adoption of this ASU does not have a material impact on our consolidated financial statements.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. Management has reviewed this update and other ASU’s that were subsequently issued to further clarify the implementation guidance outlined in ASU 2014-09. The Company will adopt this ASU effective January 1, 2018. The Company’s implementation efforts included the identification of revenue streams that are within the scope of the new guidance and the review of related contracts with customers to determine their effect on certain non-interest income items presented in our consolidated statements of operations and the additional presentation disclosures required. We concluded that substantially all of the Company’s revenues are generated from activities that are outside the scope of this ASU, and the adoption will not have a material impact on our consolidated financial statements.

Financial Instruments

In January of 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which simplifies the impairment assessment of equity investments. The update requires equity investments to be measured at fair value with changes recognized in net income. This ASU eliminates the requirement to disclose the methods and assumptions to estimate fair value for financial instruments, requires the use of the exit price for disclosure purposes, requires the change in liability due to a change in credit risk to be presented in other comprehensive income, requires separate presentation of financial assets and liabilities by measurement category and form of asset (securities and loans), and clarifies the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The amendments in this ASU become effective for fiscal periods beginning January 1, 2018 using a cumulative-effect adjustment to the balance sheet. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) shall be applied prospectively to equity investments that exist as of the date of adoption of this update. We concluded the adoption of this ASU will not have a material impact on our consolidated financial statements.

In March of 2017, the FASB issued ASU 2017-08, Receivables - Nonrefundable Fees and Other Costs, which amends the amortization period for certain purchased callable debt securities held at a premium. This ASU shortens the amortization period for the premium from the adjustment of yield over the contractual life of the instrument to the earliest call date. The amendments in this ASU become effective for the Company for fiscal years beginning January 1, 2019. We believe the adoption of this ASU will not have a material impact on our consolidated financial statements.

Leases

In February of 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize a right-of-use asset and a liability for the obligation to make payments on leases with terms greater than 12 months and to disclose information related to the amount, timing and uncertainty of cash flows arising from leases, including various qualitative and quantitative requirements. The amendments in this ASU become effective for the Company for fiscal periods beginning January 1, 2019. The Company’s cross-functional implementation team has developed a project plan to ensure we comply with all updates from this ASU at the time of adoption. We are currently in the process of importing all identified leases into a new leasing system that will allow us to better account for the leases in accordance with the new guidance. We are assessing new system updates to ensure both qualitative and quantitative data requirements will be met at the time of adoption. The Company’s leases primarily consist of leased office space, automobiles and information technology equipment. At December 31, 2017, the Company had $167 million of minimum lease commitments from these operating leases (refer to Note 20). We believe the adoption of this ASU will have a material effect on our consolidated financial statements, and we are in the process of quantifying the expected impact.

Allowance for Finance Receivables Losses

In June of 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which significantly changes the way that entities will be required to measure credit losses. The new standard requires that the estimated credit loss be based upon an “expected credit loss” approach rather than the “incurred loss” approach currently required. The new approach will require entities to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable forecasts of collectability. It is anticipated that the expected credit loss model will require earlier recognition of credit losses than the incurred loss approach.

The ASU requires that credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination that are measured at amortized cost basis be determined in a similar manner to other financial assets measured at amortized cost basis; however, the initial allowance for credit losses is added to the purchase price of the financial asset rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses are recorded in earnings. Interest income should be recognized based on the effective rate, excluding the discount embedded in the purchase price attributable to expected credit losses at acquisition.

The ASU also requires companies to record allowances for held-to-maturity and available-for-sale debt securities rather than write-downs of such assets.

In addition, the ASU requires qualitative and quantitative disclosures that provide information about the allowance and the significant factors that influenced management’s estimate of the allowance.

The ASU will become effective for the Company for fiscal years beginning January 1, 2020. Early adoption is permitted for fiscal years beginning January 1, 2019. The Company’s cross-functional implementation team has developed a project plan to ensure we comply with all updates from this ASU at the time of adoption. We continue to make progress in developing an acceptable model to estimate the expected credit losses. After the model has been reviewed and validated in accordance with our governance policies, the Company will provide further disclosure regarding the estimated impact on our allowance for finance receivables losses. In addition to the development of the model, we are assessing the additional disclosure requirements from this update. We believe the adoption of this ASU will have a material effect on our consolidated financial statements, and we are in the process of quantifying the expected impacts.

Statement of Cash Flows

In August of 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this ASU will become effective for the Company for fiscal years beginning January 1, 2018. We concluded the adoption of this ASU will not have a material impact on our consolidated financial statements.

Income Taxes

In October of 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments in this ASU will become effective for the Company for annual reporting periods beginning January 1, 2018. We concluded the adoption of this ASU will not have a material impact on our consolidated financial statements.

Goodwill Impairment

In January of 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment, which simplifies the test for goodwill impairment by eliminating Step 2 of the impairment testing process. The amendments in this ASU will become effective for the Company for fiscal years beginning January 1, 2020. We believe the adoption of this ASU will not have a material impact on our consolidated financial statements.

Compensation and Benefits

In March of 2017, the FASB issued ASU 2017-07, Compensation-Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, to improve the presentation of the net periodic pension cost and net periodic postretirement benefit costs. It requires that a company present the service cost component separately from other components of net benefit cost on the income statement. The amendments in this ASU become effective for the Company for fiscal periods beginning January 1, 2018. We concluded the adoption of this ASU will not have a material impact on our consolidated financial statements.

In May of 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation: Scope of Modification Accounting, which provides guidance on which changes to the terms or conditions of a share-based payment award requires an entity to apply modification accounting. The amendments in this ASU become effective for the Company for annual periods beginning January 1, 2018. We concluded the adoption of this ASU will not have a material impact on our consolidated financial statements. We do not believe that any other accounting pronouncements issued during 2017, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

5. Finance Receivables

Our finance receivable types include personal loans, real estate loans, and retail sales finance as defined below:

•
Personal loans — are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At December 31, 2017, we had over 2.3 million personal loans representing $14.8 billion of net finance receivables, compared to

2.2 million personal loans totaling $13.5 billion at December 31, 2016.

•
Real estate loans — are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are considered non-conforming. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. In 2012, we ceased originating real estate loans and the portfolio is in a liquidating status.

•
Retail sales finance —include retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction, are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant, are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. Our retail sales finance portfolio is in a liquidating status.

Components of net finance receivables held for investment by type were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Retail Sales Finance	Total

December 31, 2017
Gross receivables *	$16,173	$127	$7	$16,307
Unearned finance charges and points and fees	(1,724)	—	(1)	(1,725)
Accrued finance charges	210	1	—	211
Deferred origination costs	116	—	—	116
Total	$14,775	$128	$6	$14,909

December 31, 2016
Gross receivables *	$15,360	$142	$12	$15,514
Unearned finance charges and points and fees	(2,061)	1	(1)	(2,061)
Accrued finance charges	150	1	—	151
Deferred origination costs	82	—	—	82
Total	$13,531	$144	$11	$13,686

*	Gross receivables are defined as follows:

•
Finance receivables purchased as a performing receivable — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts. Additionally, the remaining unearned premium, net of discount established at the time of purchase, is included in both interest bearing and precompute accounts to reflect the finance receivable balance at its initial fair value;

•
Finance receivables originated subsequent to the OneMain Acquisition and the Fortress Acquisition — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts;

•
Purchased credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts; and

•
TDR finance receivables —gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts. Additionally, the remaining unearned premium, net of discount established at the time of purchase, is included in both interest bearing and precompute accounts previously purchased as a performing receivable.

At December 31, 2017 and 2016, unused lines of credit extended to customers by the Company were immaterial.

GEOGRAPHIC DIVERSIFICATION

Geographic diversification of finance receivables reduces the concentration of credit risk associated with economic stresses in any one region. The largest concentrations of net finance receivables were as follows:

December 31,	2017		2016 *
(dollars in millions)	Amount	Percent	Amount	Percent

Texas	$1,300	9%	$1,194	9%
North Carolina	1,155	8	1,112	8
Pennsylvania	882	6	825	6
California	876	6	806	6
Ohio	726	5	660	5
Florida	674	5	572	4
Illinois	667	4	599	4
Virginia	641	4	623	5
Georgia	618	4	586	4
Indiana	608	4	539	4
Tennessee	520	3	465	3
Other	6,242	42	5,705	42
Total	$14,909	100%	$13,686	100%

*	December 31, 2016 concentrations of net finance receivables are presented in the order of December 31, 2017 state concentrations.

CREDIT QUALITY INDICATOR

We consider the delinquency status of our finance receivables as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. When finance receivables are contractually 60 days past due, we consider them delinquent and transfer collection of these accounts to our centralized operations, as these accounts are considered to be at increased risk for loss. At 90 days or more past due, we consider our finance receivables to be nonperforming.

The following is a summary of net finance receivables held for investment by type and by number of days delinquent:

(dollars in millions)	Personal Loans	Real Estate Loans	Retail Sales Finance	Total

December 31, 2017
Performing:
Current	$14,081	$98	$6	$14,185
30-59 days past due	202	8	—	210
60-89 days past due	156	3	—	159
Total performing	14,439	109	6	14,554
Nonperforming:
90-179 days past due	330	4	—	334
180 days or more past due	6	15	—	21
Total nonperforming	336	19	—	355
Total	$14,775	$128	$6	$14,909

December 31, 2016
Performing:
Current	$12,878	$102	$11	$12,991
30-59 days past due	173	9	—	182
60-89 days past due	129	4	—	133
Total performing	13,180	115	11	13,306
Nonperforming:
90-179 days past due	347	8	—	355
180 days or more past due	4	21	—	25
Total nonperforming	351	29	—	380
Total	$13,531	$144	$11	$13,686

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at 180 days past due. Our revolving retail finance receivables that were more than 90 days past due and still accruing finance charges at December 31, 2017 and at December 31, 2016 were immaterial.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

Our purchased credit impaired finance receivables consist of receivables purchased in connection with the OneMain Acquisition and the Fortress Acquisition.

Prior to March 31, 2016, our purchased credit impaired finance receivables also included the SpringCastle Portfolio, which was purchased in connection with the joint venture acquisition of the SpringCastle Portfolio. On March 31, 2016, we sold our interest in the SpringCastle Portfolio in connection with the SpringCastle Interests Sale.

We report the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses or in finance receivables held for sale as discussed below.

At December 31, 2017 and 2016, finance receivables held for sale totaled $132 million and $153 million, respectively, which include purchased credit impaired finance receivables, as well as TDR finance receivables. Therefore, we are presenting the financial information for our purchased credit impaired finance receivables and TDR finance receivables combined for finance receivables held for investment and finance receivables held for sale in the tables below. See Note 7 for further information on our finance receivables held for sale.

Information regarding our purchased credit impaired finance receivables held for investment and held for sale were as follows:

December 31,	2017			2016
(dollars in millions)	OM Loans	FA Loans (a)	Total	OM Loans	FA Loans (a)	Total

Carrying amount, net of allowance	$176	$57	$233	$324	$70	$394
Outstanding balance (b)	243	94	337	444	107	551
Allowance for purchased credit impaired finance receivable losses	6	9	15	29	8	37

(a)    Purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)
December 31,	2017	2016

Carrying amount	$44	$54
Outstanding balance	72	83

(b)	Outstanding balance is defined as UPB of the loans with a net carrying amount.

The allowance for purchased credit impaired finance receivable losses at December 31, 2017 and 2016, reflected the carrying value of the purchased credit impaired loans held for investment being higher than the present value of the expected cash flows.

Changes in accretable yield for purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans	Total

Year Ended December 31, 2017
Balance at beginning of period	$59	$—	$60	$119
Accretion (a)	(34)	—	(5)	(39)
Reclassifications to nonaccretable difference (b)	22	—	(2)	20
Balance at end of period	$47	$—	$53	$100

Year Ended December 31, 2016
Balance at beginning of period	$151	$375	$66	$592
Accretion (a)	(69)	(16)	(7)	(92)
Other (c)	(23)	—	—	(23)
Reclassifications from nonaccretable difference (b)	—	—	12	12
Transfers due to finance receivables sold	—	(359)	(11)	(370)
Balance at end of period	$59	$—	$60	$119

Year Ended December 31, 2015
Balance at beginning of period	$—	$452	$54	$506
Additions from OneMain Acquisition	166	—	—	166
Accretion (a)	(15)	(77)	(8)	(100)
Reclassifications from nonaccretable difference (b)	—	—	20	20
Balance at end of period	$151	$375	$66	$592

(a)    Accretion on our purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Accretion	$4	$5	$6

(b)	Reclassifications from (to) nonaccretable difference represents the increases (decreases) in accretable yield resulting from higher (lower) estimated undiscounted cash flows.

(c)
Other reflects a measurement period adjustment in the first quarter of 2016 based on a change in the expected cash flows in the purchase credit impaired portfolio related to the OneMain Acquisition. The measurement period adjustment created a decrease of $23 million to the beginning balance of the OM Loans accretable yield.

TROUBLED DEBT RESTRUCTURED FINANCE RECEIVABLES

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans (a)	Total

December 31, 2017
TDR gross finance receivables (b)	$318	$139	$457
TDR net finance receivables	317	140	457
Allowance for TDR finance receivable losses	134	12	146

December 31, 2016
TDR gross finance receivables	$151	$133	$284
TDR net finance receivables	152	134	286
Allowance for TDR finance receivable losses	69	11	80

(a) TDR real estate loans held for sale included in the table above were as follows:

(dollars in millions)
December 31,	2017	2016

TDR gross finance receivables	$90	$89
TDR net finance receivables	91	90

(b) As defined earlier in this Note.

As of December 31, 2017, we had no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables held for investment and held for sale and finance charges recognized on TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (b)	Total

Year Ended December 31, 2017
TDR average net receivables	$230	$—	$140	$370
TDR finance charges recognized	33	—	9	42

Year Ended December 31, 2016
TDR average net receivables	$95	$—	$175	$270
TDR finance charges recognized	12	—	11	23

Year Ended December 31, 2015
TDR average net receivables (c)	$35	$12	$198	$245
TDR finance charges recognized	3	1	11	15

(a)	TDR personal loans held for sale included in the table above were immaterial.

(b) TDR real estate loans held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Year Ended December 31, 2017
TDR average net receivables	$91
TDR finance charges recognized	6

Year Ended December 31, 2016
TDR average net receivables	$102
TDR finance charges recognized	6

Year Ended December 31, 2015
TDR average net receivables	$91
TDR finance charges recognized	5

(c) TDR personal loan average net receivables for 2015 reflect a two-month average for OneMain’s TDR average net receivables.

Information regarding the new volume of the TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (b)	Total

Year Ended December 31, 2017
Pre-modification TDR net finance receivables	$326	$—	$16	$342
Post-modification TDR net finance receivables:
Rate reduction	$250	$—	$16	$266
Other (c)	74	—	—	74
Total post-modification TDR net finance receivables	$324	$—	$16	$340
Number of TDR accounts	45,300	—	510	45,810

Year Ended December 31, 2016
Pre-modification TDR net finance receivables	$211	$1	$16	$228
Post-modification TDR net finance receivables:
Rate reduction	$194	$1	$16	$211
Other (c)	12	—	1	13
Total post-modification TDR net finance receivables	$206	$1	$17	$224
Number of TDR accounts	29,395	157	364	29,916

Year Ended December 31, 2015
Pre-modification TDR net finance receivables	$47	$7	$21	$75
Post-modification TDR net finance receivables:
Rate reduction	$31	$6	$17	$54
Other (c)	12	—	5	17
Total post-modification TDR net finance receivables	$43	$6	$22	$71
Number of TDR accounts	8,365	721	385	9,471

(a)	TDR personal loans held for sale included in the table above were immaterial.

(b)	TDR real estate loans held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Year Ended December 31, 2017
Pre-modification TDR net finance receivables	$6
Post-modification TDR net finance receivables	$7
Number of TDR accounts	232

Year Ended December 31, 2016
Pre-modification TDR net finance receivables	$5
Post-modification TDR net finance receivables	$5
Number of TDR accounts	122

Year Ended December 31, 2015
Pre-modification TDR net finance receivables	$6
Post-modification TDR net finance receivables	$7
Number of TDR accounts	113

(c)	“Other” modifications primarily include forgiveness of principal or interest.

Net finance receivables held for investment and held for sale that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due) were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2017
TDR net finance receivables (b)	$88	$—	$4	$92
Number of TDR accounts	14,935	—	101	15,036

Year Ended December 31, 2016
TDR net finance receivables (b) (c)	$24	$—	$3	$27
Number of TDR accounts	3,684	19	61	3,764

Year Ended December 31, 2015
TDR net finance receivables (b)	$8	$2	$3	$13
Number of TDR accounts	1,649	147	46	1,842

(a)    TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Year Ended December 31, 2017
TDR net finance receivables	$2
Number of TDR accounts	53

Year Ended December 31, 2016
TDR net finance receivables	$2
Number of TDR accounts	30

Year Ended December 31, 2015
TDR net finance receivables	$1
Number of TDR accounts	17

(b)	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

(c)
TDR SpringCastle Portfolio loans for the year ended December 31, 2016 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the combined table above.

6. Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Consolidated Total

Year Ended December 31, 2017
Balance at beginning of period	$666	$—	$19	$1	$686
Provision for finance receivable losses	941	—	6	—	947
Charge-offs	(1,041)	—	(5)	(1)	(1,047)
Recoveries	102	—	3	1	106
Balance at end of period	$668	$—	$23	$1	$692

Year Ended December 31, 2016
Balance at beginning of period	$538	$4	$46	$1	$589
Provision for finance receivable losses	906	14	9	—	929
Charge-offs	(843)	(17)	(11)	(1)	(872)
Recoveries	65	3	5	1	74
Other (a)	—	(4)	(30)	—	(34)
Balance at end of period	$666	$—	$19	$1	$686

Year Ended December 31, 2015
Balance at beginning of period	$130	$3	$46	$1	$180
Provision for finance receivable losses	629	67	13	2	711
Charge-offs	(257)	(78)	(18)	(3)	(356)
Recoveries	37	12	5	1	55
Other (b)	(1)	—	—	—	(1)
Balance at end of period	$538	$4	$46	$1	$589

(a)	Other consists of:

•     the elimination of allowance for finance receivable losses due to the sale of the SpringCastle Portfolio on March 31, 2016, in connection with the sale of our equity interest in the SpringCastle Joint Venture; and

•     the elimination of allowance for finance receivable losses due to the transfers of real estate loans held for investment to finance receivable held for sale during 2016.

(b)	Other consists of the elimination of allowance for finance receivable losses due to the transfer of personal loans held for investment to finance receivable held for sale during 2015.

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Retail Sales Finance	Total

December 31, 2017
Allowance for finance receivable losses:
Collectively evaluated for impairment	$528	$2	$1	$531
Purchased credit impaired finance receivables	6	9	—	15
TDR finance receivables	134	12	—	146
Total	$668	$23	$1	$692

Finance receivables:
Collectively evaluated for impairment	$14,276	$57	$6	$14,339
Purchased credit impaired finance receivables	182	22	—	204
TDR finance receivables	317	49	—	366
Total	$14,775	$128	$6	$14,909

Allowance for finance receivable losses as a percentage of finance receivables	4.52%	18.66%	9.91%	4.64%

December 31, 2016
Allowance for finance receivable losses:
Collectively evaluated for impairment	$568	$—	$1	$569
Purchased credit impaired finance receivables	29	8	—	37
TDR finance receivables	69	11	—	80
Total	$666	$19	$1	$686

Finance receivables:
Collectively evaluated for impairment	$13,026	$76	$11	$13,113
Purchased credit impaired finance receivables	353	24	—	377
TDR finance receivables	152	44	—	196
Total	$13,531	$144	$11	$13,686

Allowance for finance receivable losses as a percentage of finance receivables	4.92%	13.31%	4.42%	5.01%

See Note 3 for additional information on the determination of the allowance for finance receivable losses.

7. Finance Receivables Held for Sale

We report finance receivables held for sale of $132 million at December 31, 2017 and $153 million at December 31, 2016, which are carried at the lower of cost or fair value and consist entirely of real estate loans. At December 31, 2017 and 2016, the fair value of our finance receivables held for sale exceeded the cost. We used the aggregate basis to determine the lower of cost or fair value of finance receivables held for sale.

See Note 3 for more information regarding our accounting policy for finance receivables held for sale.

SPRINGCASTLE PORTFOLIO

During March of 2016, we transferred $1.6 billion of loans of the SpringCastle Portfolio from held for investment to held for sale and simultaneously sold our interests in these finance receivables held for sale on March 31, 2016 in the SpringCastle Interests Sale and recorded a net gain in other revenues at the time of sale of $167 million.

PERSONAL LOANS

During 2015, we transferred $608 million of personal loans from held for investment to held for sale. On May 2, 2016, we sold personal loans held for sale with a carrying value of $602 million and recorded a net gain in other revenues at the time of sale of $22 million.

REAL ESTATE LOANS

On November 30, 2016, we transferred $50 million of real estate loans from held for investment to held for sale. In connection with the December 2016 Real Estate Loan Sale, we sold a portfolio of first and second lien mortgage loans with a carrying value of $58 million and recorded a net loss in other revenues of less than $1 million.

On June 30, 2016, we transferred $257 million of real estate loans from held for investment to held for sale. In connection with the August 2016 Real Estate Loan Sale, we sold a portfolio of second lien mortgage loans with a carrying value of $250 million and recorded a net loss in other revenues of $4 million.

We did not have any other material transfer activity to or from finance receivables held for sale during 2017, 2016 or 2015.

8. Investment Securities

AVAILABLE-FOR-SALE SECURITIES

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost/ Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

December 31, 2017
Fixed maturity available-for-sale securities:
Bonds
U.S. government and government sponsored entities	$28	$—	$—	$28
Obligations of states, municipalities, and political subdivisions	135	—	—	135
Certificates of deposit and commercial paper	60	—	—	60
Non-U.S. government and government sponsored entities	126	—	(1)	125
Corporate debt	941	12	(5)	948
Mortgage-backed, asset-backed, and collateralized:
RMBS	100	—	(1)	99
CMBS	88	—	(1)	87
CDO/ABS	96	—	—	96
Total bonds	1,574	12	(8)	1,578
Preferred stock (a)	15	—	(1)	14
Common stock (a)	21	2	—	23
Other long-term investments	1	—	—	1
Total (b)	$1,611	$14	$(9)	$1,616

December 31, 2016
Fixed maturity available-for-sale securities:
Bonds
U.S. government and government sponsored entities	$31	$—	$—	$31
Obligations of states, municipalities, and political subdivisions	145	1	(1)	145
Non-U.S. government and government sponsored entities	119	—	(1)	118
Corporate debt	1,024	8	(7)	1,025
Mortgage-backed, asset-backed, and collateralized:
RMBS	101	—	(1)	100
CMBS	109	—	(1)	108
CDO/ABS	102	—	—	102
Total bonds	1,631	9	(11)	1,629
Preferred stock (a)	17	—	(1)	16
Common stock (a)	16	1	—	17
Other long-term investments	2	—	—	2
Total (b)	$1,666	$10	$(12)	$1,664

(a)	The Company employs an income equity strategy targeting investments in stocks with strong current dividend yields. Stocks included have a history of stable or increasing dividend payments.

(b)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and FHLB common stock of $1 million at December 31, 2017 and 2016, which is classified as a restricted investment and carried at cost.

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses

December 31, 2017
Bonds:
U.S. government and government sponsored entities	$21	$—	$3	$—	$24	$—
Obligations of states, municipalities, and political subdivisions	65	—	20	—	85	—
Non-U.S. government and government sponsored entities	89	(1)	13	—	102	(1)
Corporate debt	387	(3)	93	(2)	480	(5)
RMBS	40	—	25	(1)	65	(1)
CMBS	40	—	38	(1)	78	(1)
CDO/ABS	48	—	26	—	74	—
Total bonds	690	(4)	218	(4)	908	(8)
Preferred stock	3	—	7	(1)	10	(1)
Common stock	3	—	—	—	3	—
Other long-term investments	1	—	—	—	1	—
Total	$697	$(4)	$225	$(5)	$922	$(9)

December 31, 2016
Bonds:
U.S. government and government sponsored entities	$18	$—	$—	$—	$18	$—
Obligations of states, municipalities, and political subdivisions	99	(1)	2	—	101	(1)
Non-U.S. government and government sponsored entities	55	(1)	1	—	56	(1)
Corporate debt	416	(6)	8	(1)	424	(7)
RMBS	74	(1)	1	—	75	(1)
CMBS	66	(1)	5	—	71	(1)
CDO/ABS	64	—	3	—	67	—
Total bonds	792	(10)	20	(1)	812	(11)
Preferred stock	6	—	8	(1)	14	(1)
Common stock	2	—	1	—	3	—
Total	$800	$(10)	$29	$(2)	$829	$(12)

*	Unrealized losses on certain available-for-sale securities were less than $1 million and, therefore, are not quantified in the table above.

On a lot basis, we had 1,369 and 1,331 investment securities in an unrealized loss position at December 31, 2017 and 2016, respectively. We do not consider the unrealized losses to be credit-related, as these unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase. Additionally, at December 31, 2017, we had no plans to sell any investment securities with unrealized losses, and we believe it is more likely than not that we would not be required to sell such investment securities before recovery of their amortized cost.

We continue to monitor unrealized loss positions for potential impairments. During 2017, we did not recognize any other-than-temporary impairment credit losses on available-for-sale securities in investment revenues. During each of the 2016 and 2015 periods, other-than-temporary impairment credit losses were immaterial.

There were no material additions or reductions in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities for the 2017, 2016, and 2015 periods.

The proceeds of available-for-sale securities sold or redeemed and the resulting net realized gains were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Proceeds from sales and redemptions	$508	$518	$429

Realized gains	$15	$16	$15
Realized losses	(1)	(1)	(1)
Net realized gains	$14	$15	$14

Contractual maturities of fixed-maturity available-for-sale securities at December 31, 2017 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$224	$225
Due after 1 year through 5 years	530	531
Due after 5 years through 10 years	335	334
Due after 10 years	207	200
Mortgage-backed, asset-backed, and collateralized securities	282	284
Total	$1,578	$1,574

Actual maturities may differ from contractual maturities since issuers and borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity for general corporate and working capital purposes and to achieve certain investment strategies.

The fair value of securities on deposit with third parties totaled $537 million and $465 million at December 31, 2017 and 2016, respectively.

TRADING AND OTHER SECURITIES
The fair value of other securities by type was as follows:

(dollars in millions)
December 31,	2017	2016

Fixed maturity other securities:
Bonds
Non-U.S. government and government sponsored entities	$1	$1
Corporate debt	68	85
Mortgage-backed, asset-backed, and collateralized:
RMBS	1	1
CMBS	—	1
CDO/ABS	4	5
Total bonds	74	93
Preferred stock	6	6
Total	$80	$99

The mark-to-market and net realized gains (losses) on our trading and other securities, which we report in investment revenues, were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Mark-to-market gains (losses) on trading and other securities held at year end	$(1)	$1	$—
Net realized gains (losses) on trading and other securities sold or redeemed during the year	—	7	(3)
Total	$(1)	$8	$(3)

Other securities are those securities for which the fair value option was elected. Our remaining trading securities were sold in the first quarter of 2016.

9. Goodwill and Other Intangible Assets

GOODWILL

Changes in the carrying amount of goodwill, all of which is reported in our Consumer and Insurance segment, were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016

Balance at beginning of period	$1,422	$1,440
Adjustments to purchase price allocation*	—	(18)
Balance at end of period	$1,422	$1,422

* See Note 2 for details regarding this transaction.

Goodwill was recorded at the OMFH subsidiary level. We did not record any impairments to goodwill during 2017 and 2016.

OTHER INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization, in total and by major intangible asset class were as follows:

(dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Other Intangible Assets

December 31, 2017
Customer relationships	$223	$(92)	$131
Trade names	220	—	220
VOBA	141	(90)	51
Licenses	37	—	37
Other	12	(12)	—
Total	$633	$(194)	$439

December 31, 2016
Customer relationships	$223	$(58)	$165
Trade names	220	—	220
VOBA	141	(74)	67
Licenses	37	—	37
Other	12	(10)	2
Total	$633	$(142)	$491

Amortization expense totaled $52 million in 2017, $70 million in 2016, and $16 million in 2015. The estimated aggregate amortization of other intangible assets for each of the next five years is reflected in the table below.

(dollars in millions)	Estimated Aggregate Amortization Expense

2018	$42
2019	39
2020	38
2021	32
2022	3

10. Other Assets

Components of other assets were as follows:

(dollars in millions)
December 31,	2017	2016

Deferred tax assets	$139	$180
Ceded insurance reserves	95	102
Prepaid expenses and deferred charges	89	89
Fixed assets, net	67	128
Other investments	29	52
Current tax receivable	13	20
Cost basis investments	11	11
Receivables from parent and affiliates	4	76
Other	34	32
Total	$481	$690

*
Fixed assets were net of accumulated depreciation of $120 million at December 31, 2017 and $247 million at December 31, 2016. The decrease in fixed assets is primarily related to the contribution of SFMC in the form of a dividend. See Note 12 for more information regarding this transaction.

11. Transactions with Affiliates

SUBSERVICING AGREEMENT

Nationstar subservices the real estate loans of certain of our indirect subsidiaries. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The subservicing fees paid to Nationstar were immaterial in 2017, 2016, and 2015.

INVESTMENT MANAGEMENT AGREEMENT

Logan Circle provides investment management services for our investments. Logan Circle was a wholly owned subsidiary of Fortress. On September 15, 2017, Fortress sold its interest in Logan Circle to MetLife, and Logan Circle is no longer an affiliate of Fortress. Costs and fees incurred for these investment management services were immaterial in 2017, 2016, and 2015.

SALE OF EQUITY INTEREST IN SPRINGCASTLE JOINT VENTURE

On March 31, 2016, we sold our 47% equity interest in the SpringCastle Joint Venture, which owns the SpringCastle Portfolio, to certain subsidiaries of NRZ and Blackstone. NRZ is managed by an affiliate of Fortress.

See Note 2 for more information regarding this transaction.

12. Related Party Transactions

AFFILIATE LENDING

Note Receivable from Parent

SFC’s note receivable from SFI is payable in full on May 31, 2022, and SFC may demand payment at any time prior to May 31, 2022; however, SFC does not anticipate the need for additional liquidity during 2018 and does not expect to demand payment from SFI in 2018. The note receivable from SFI totaled $391 million at December 31, 2017 and $285 million at December 31, 2016. The interest rate for the UPB is the lender’s cost of funds rate, which was 5.87% at December 31, 2017. Interest revenue on the note receivable from SFI totaled $23 million during 2017, $19 million during 2016, and $15 million during 2015, which we report in interest income on notes receivable from parent and affiliates.

INTERCOMPANY AGREEMENTS

Dividend of SFMC to SFI

On April 10, 2017, SFMC, a former subsidiary of SFC, was contributed to SFI in the form of a dividend. SFI then contributed SFMC and SGSC to OMH, SFMC merged into SGSC, which was renamed and is now OGSC. As a result of the dividend, the Company’s total shareholder equity and total assets were reduced by $38 million and $65 million, respectively, on the contribution date.

The contribution was the result of the continuing integration process, and part of a series of corporate consolidation transactions surrounding the OneMain Acquisition.

Agreements with OGSC

OGSC, as successor to SFMC and SGSC, is a party to the following three intercompany agreements:

Services Agreement. OGSC provides the following services to various affiliates under a service agreement: management and administrative services; financial, accounting, treasury, tax, and audit services; facilities support services; capital funding services; legal services; human resources services (including payroll); centralized collections and lending support services; insurance, risk management, and marketing services; and information technology services. The fees payable to OGSC are equal to 100% of the allocated cost of providing the services. We believe these allocations are reasonable among the entities receiving the services. In addition to the services noted above, OGSC assumed the services provided by SFMC, which primarily consist of providing operating staff and field management for our branches. During 2017, 2016, and 2015, we recorded $460 million, $243 million, and $224 million, respectively, of service fee expenses, which are included in other operating expenses.

License Agreement. As a result of the merger of SFMC and SGSC noted above, the license agreement, whereby SFMC leased its information technology systems and software and other related equipment to SGSC, was terminated. The monthly license fee payable by SGSC for its use of the information technology systems and software was 100% of the actual costs incurred by SFMC plus a 7.00% margin. The fee payable by SGSC for its use of the related equipment was 100% of the actual costs incurred by SFMC. Amounts recorded by us under this license agreement totaled $1 million in 2017 and $6 million in 2016 and 2015, respectively, and are included as a contra expense to other operating expenses.

Building Lease Agreement. In contemplation of the merger of SFMC and SGSC noted above, the building lease agreement whereby SFMC leased six of its buildings to SGSC for an annual rental amount of $4 million, plus additional rental amounts to cover other charges, was terminated effective April 5, 2017. As a result, SFMC’s rent charged to SGSC was $1 million during 2017 and $4 million during 2016 and 2015, respectively, which is included as a contra expense to other operating expenses.

Agreements with OCLI

Loan Referral Fees. OCLI provides personal loan application processing and credit underwriting services on behalf of SFC for personal loan applications that are submitted online. SFC is charged a fee of $35 for each underwritten approved application processed, as well as any other fees agreed to by the parties. During 2017 and 2016, these fees were $56 million and $17 million, respectively. Certain costs incurred by OCLI to provide these services are included in deferred origination costs.

Loan Purchase and Sale Agreements. From time to time, OCLI enters into loan purchase and sale agreements with certain subsidiaries of SFC pursuant to which OCLI sells certain personal loans and continues to service the loans.

During the fourth quarter of 2017, OCLI entered into loan purchase and sale agreements with certain subsidiaries of SFC pursuant to which OCLI sold certain personal loans with an aggregate UPB at the time of sale of $2 million for an aggregate purchase price of $2 million. OCLI does not service these loans.

During the third quarter of 2017, OCLI entered into loan purchase and sale agreements with certain subsidiaries of SFC pursuant to which OCLI sold certain personal loans with an aggregate UPB at the time of sale of $4 million for an aggregate purchase price of $4 million. OCLI does not service these loans.

During the second quarter of 2016, OCLI had sold personal loans with an aggregate UPB at the time of sale of $89 million for an aggregate purchase price of $89 million. OCLI continues to service these loans. During 2017 and 2016, SFC recorded $2 million and $3 million, respectively, of service fee expenses for these personal loans.

See Note 10 and Note 16 regarding receivables and payables from affiliates and parent.

Capital Contribution to SFC

During 2015, Independence received a capital contribution of $1.1 billion from OMH in connection with the OneMain Acquisition. In conjunction with the retrospective inclusion of Independence in the financial results of the Company as described in Footnote 2 above, we have reflected this capital contribution as a contribution to the Company.

During 2016, SFC received a capital contribution of $10 million from SFI to satisfy an interest payment required by the Junior Subordinated Debenture.

13. Long-term Debt

Carrying value and fair value of long-term debt by type were as follows:

	December 31, 2017		December 31, 2016
(dollars in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value

Senior debt	$14,878	$15,436	$13,787	$14,340
Junior subordinated debt	172	189	172	158
Total	$15,050	$15,625	$13,959	$14,498

Weighted average effective interest rates on long-term debt by type were as follows:

	Years Ended December 31,			At December 31,
	2017	2016	2015	2017	2016

Senior debt	5.73%	5.60%	6.56%	5.56%	5.80%
Junior subordinated debt	6.41	12.26	12.26	6.37	12.26
Total	5.74	5.67	6.65	5.57	5.88

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at December 31, 2017 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates (a)	2.04% - 6.94%	5.25% - 8.25%	3.11%

2018	—	700	—	700
2019	—	696	—	696
2020	—	1,299	—	1,299
2021	—	1,446	—	1,446
2022	—	1,000	—	1,000
2023-2067	—	1,175	350	1,525
Securitizations (b)	8,711	—	—	8,711
Total principal maturities	$8,711	$6,316	$350	$15,377

Total carrying amount	$8,688	$6,190	$172	$15,050
Debt issuance costs (c)	$(24)	$(30)	$—	$(54)

(a)
The interest rates shown are the range of contractual rates in effect at December 31, 2017. Effective January 16, 2017, the interest rate on the UPB of the Junior Subordinated Debenture became a variable floating rate (determined quarterly) equal to 3-month LIBOR plus 1.75%, or 3.11% as of December 31, 2017. Prior to January 16, 2017, the interest rate on the UPB of the Junior Subordinated Debenture was a fixed rate of 6.00%.

(b)
Securitizations have a stated maturity date but are not included in the above maturities by period due to their variable monthly repayments, which may result in pay-off prior to the stated maturity date. At December 31, 2017, there were no amounts drawn under our revolving conduit facilities. See Note 14 for further information on our long-term debt associated with securitizations and revolving conduit facilities.

(c)
Debt issuance costs are reported as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which totaled $20 million at December 31, 2017 and are reported in other assets.

SFC’s Medium-Term Note Issuances

5.625% Senior Notes Due 2023

On December 8, 2017, SFC issued $875 million aggregate principal amount of 5.625% Senior Notes due 2023 (the “5.625% SFC Notes”) under an Indenture dated as of December 3, 2014 (the “SFC Base Indenture”), as supplemented by a Fourth Supplemental Indenture dated as of December 8, 2017 (the “SFC Fourth Supplemental Indenture”), pursuant to which OMH provided a guarantee of the 5.625% SFC Notes on an unsecured basis.

SFC used a portion of the net proceeds from the sale of the 5.625% SFC Notes to repay at maturity approximately $557 million aggregate principal amount of its existing 6.90% Medium-Term Notes. SFC intends to use the remaining net proceeds from the sale of the 5.625% SFC Notes for general corporate purposes, which may include additional debt repurchases and repayments.

6.125% Senior Notes Due 2022

On May 15, 2017, SFC issued $500 million aggregate principal amount of 6.125% Senior Notes due 2022 (the “2022 SFC Notes”) under the SFC Base Indenture, as supplemented by a Third Supplemental Indenture, dated as of May 15, 2017 (the “SFC Third Supplemental Indenture”), pursuant to which OMH provided a guarantee of the 2022 SFC Notes on an unsecured basis.

On May 30, 2017, SFC issued and sold $500 million aggregate principal amount of additional 2022 SFC Notes (the “Additional SFC Notes”) in an add-on offering. The initial 2022 SFC Notes and the Additional SFC Notes (collectively, the “6.125% SFC Notes”), are treated as a single class of debt securities and have the same terms, other than the issue date and the issue price.

SFC used a portion of the net proceeds from the sale of the Additional SFC Notes to repurchase approximately $466 million aggregate principal amount of its existing 6.90% Senior Notes due 2017 at a premium to par. SFC used the remaining net proceeds from the sale of the 6.125% SFC Notes for general corporate purposes.

8.25% Senior Notes Due 2020

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of 8.25% Senior Notes due 2020 (the “8.25% SFC Notes”) under the SFC Base Indenture, as supplemented by a Second Supplemental Indenture, dated as of April 11, 2016 (the “SFC Second Supplemental Indenture” and, collectively with the SFC Base Indenture and the SFC First Supplemental Indenture, the SFC Third Supplemental Indenture, and the SFC Fourth Supplemental Indenture thereto, the “Indenture”), pursuant to which OMH provided a guarantee of the 8.25% SFC notes on an unsecured basis.

SFC used a portion of the proceeds from the sale of the 8.25% SFC Notes to repurchase approximately $600 million aggregate principal amount of its existing senior notes that were scheduled to mature in 2017, at a premium to principal amount from certain beneficial owners, and certain of those beneficial owners purchased new 8.25% SFC Notes in the offering. SFC used the remaining net proceeds for general corporate purposes.

The 5.625% SFC Notes, 6.125% SFC Notes and 8.25% SFC Notes are SFC’s senior unsecured obligations and rank equally in right of payment to all of SFC’s other existing and future unsubordinated indebtedness from time to time outstanding. The notes are effectively subordinated to all of SFC’s secured obligations to the extent of the value of the assets securing such obligations and structurally subordinated to any existing and future obligations of SFC’s subsidiaries with respect to claims against the assets of such subsidiaries.

The notes may be redeemed at any time and from time to time, at the option of SFC, in whole or in part at a “make-whole” redemption price specified in the Indenture. The notes will not have the benefit of any sinking fund.

The Indenture contain covenants that, among other things, (i) limit SFC’s ability to create liens on assets and (ii) restrict SFC’s ability to consolidate, merge or sell its assets. The Indenture also provides for events of default which, if any of them were to occur, would permit or require the principal of and accrued interest on the SFC Notes to become, or to be declared, due and payable.

GUARANTY AGREEMENTS

5.625% SFC Notes

On December 8, 2017, OMH entered into the SFC Fourth Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on the 5.625% SFC Notes. As of December 31, 2017, $875 million aggregate principal amount of the 5.625% SFC Notes were outstanding.

6.125% SFC Notes

On May 15, 2017, OMH entered into the SFC Third Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on the 6.125% SFC Notes. As of December 31, 2017, $1.0 billion aggregate principal amount of the 6.125% SFC Notes were outstanding.

8.25% SFC Notes

On April 11, 2016, OMH entered into the SFC Second Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on the 8.25% SFC Notes. As of December 31, 2017, $1.0 billion aggregate principal amount of the 8.25% SFC Notes were outstanding.

5.25% SFC Notes

On December 3, 2014, OMH entered into the SFC Base Indenture and the SFC First Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on the 5.25% SFC Notes. As of December 31, 2017, $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

Other SFC Notes

On December 30, 2013, OMH entered into SFC Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on the Other SFC Notes. The Other SFC Notes consist of the following:

•	8.25% Senior Notes due 2023

•	7.75% Senior Notes due 2021

•	6.00% Senior Notes due 2020; and

•	the Junior Subordinated Debenture;

The Junior Subordinated Debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into the SFC Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of December 31, 2017, approximately $1.6 billion aggregate principal amount of the Other SFC Notes were outstanding.

The OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

OMFH 6.75% Notes and 7.25% Notes Indenture

On December 11, 2014, OMFH and certain of its subsidiaries entered into the OMFH Indenture, among OMFH, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with OMFH’s issuance of the OMFH Notes. The OMFH Notes are OMFH’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries, other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of December 31, 2017, $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

On November 8, 2016, OMH entered into the OMFH Second Supplemental Indenture, pursuant to which OMH agreed to fully, unconditionally and irrevocably guarantee the outstanding OMFH Notes in accordance with and subject to the terms of the OMFH Indenture. Further, as permitted by the terms of the OMFH Indenture, OMFH intends to satisfy its reporting obligations under the OMFH Indenture with respect to providing OMFH financial information to the holders of the OMFH Notes by furnishing financial information relating to the Company.

On December 8, 2017, OMFH provided notice to note holders to redeem all $700 million outstanding principal amount of the 2019 OMFH Notes on January 8, 2018, at a redemption price equal to 103.375%, plus accrued and unpaid interest to the redemption date. See Note 25 for more detail on this redemption.

The OMH guarantees of OMFH’s long-term debt discussed above are subject to customary release provisions.

DEBT COVENANTS

SFC Debt Agreements

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. Some or all of these agreements also contain certain restrictions, including (i) restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and (ii) SFC’s ability to sell or convey all or substantially all of its assets, unless the transferee assumes SFC’s obligations under the applicable debt agreement. In addition, the OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

With the exception of SFC’s junior subordinated debenture, none of SFC’s debt agreements require SFC or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty, may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

As of December 31, 2017, SFC was in compliance with all of the covenants under its debt agreements.

Junior Subordinated Debenture

In January of 2007, SFC issued the Junior Subordinated Debenture, consisting of $350 million aggregate principal amount of 60-year junior subordinated debt. The Junior Subordinated Debenture underlies the trust preferred securities sold by a trust sponsored by SFC. SFC can redeem the Junior Subordinated Debenture at par beginning in January of 2017. Effective January 16, 2017, the interest rate on the UPB of the Junior Subordinated Debenture became a variable floating rate (determined quarterly) equal to 3-month LIBOR plus 1.75%, or 3.11% as of December 31, 2017. Prior to January 16, 2017, the interest rate on the UPB of the Junior Subordinated Debenture was a fixed rate of 6.00%.

Pursuant to the terms of the Junior Subordinated Debenture, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the holders of the Junior Subordinated Debenture (and not make dividend payments to SFI) unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the Junior Subordinated Debenture otherwise payable on the next interest payment date and pays such amount to the holders of the Junior Subordinated Debenture. A mandatory trigger event occurs if SFC’s (i) tangible equity to tangible managed assets is less than 5.5% or (ii) average fixed charge ratio is not more than 1.10x for the trailing four quarters.

Based upon SFC’s financial results for the 12 months ended December 31, 2017, a mandatory trigger event did not occur with respect to the interest payment due in January of 2018, as SFC was in compliance with both required ratios discussed above.

OMFH Debt Agreements

None of OMFH’s debt agreements require OMFH or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, the OMFH Indenture does contain a number of covenants that limit, among other things, OMFH’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to OMFH or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OMFH Indenture also contains customary events of default which would permit the trustee or the holders of the OMFH Notes to declare the OMFH Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OMFH Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OMFH Indenture or such guarantee. On November 8, 2016, OMH agreed to fully, unconditionally, and irrevocably guarantee the OMFH Notes.

As of December 31, 2017, OMFH was in compliance with all of the covenants under its debt agreements.

14. Variable Interest Entities

CONSOLIDATED VIES

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for asset-backed financing transactions, including securitization and conduit transactions. We have determined that SFC or OMFH is the primary beneficiary of these VIEs and, as a result, we include each VIE’s assets, including any finance receivables securing the VIE’s debt obligations, and related liabilities in our consolidated financial statements and each VIE’s asset-backed debt obligations are accounted for as secured borrowings. SFC or OMFH is deemed to be the primary beneficiary of each VIE because SFC or OMFH, as applicable, has the ability to direct the activities of the VIE that most significantly impact its economic performance, including the losses it absorbs and its right to receive economic benefits that are potentially significant. Such ability arises from SFC’s or OMFH’s and their affiliates’ contractual right to service the finance receivables securing the VIEs’ debt obligations. To the extent we retain any debt obligation or residual interest in an asset-backed financing facility, we are exposed to potentially significant losses and potentially significant returns.

The asset-backed debt obligations issued by the VIEs are supported by the expected cash flows from the underlying finance receivables securing such debt obligations. Cash inflows from these finance receivables are distributed to repay the debt obligations and related service providers in accordance with each transaction’s contractual priority of payments, referred to as the “waterfall.” The holders of the asset-backed debt obligations have no recourse to the Company if the cash flows from the underlying finance receivables securing such debt obligations are not sufficient to pay all principal and interest on the asset-backed debt obligations. With respect to any asset-backed financing transaction that has multiple classes of debt obligations, substantially all cash inflows will be directed to the senior debt obligations until fully repaid and, thereafter, to the subordinate debt obligations on a sequential basis. We retain an interest and credit risk in these financing transactions through our ownership of the residual interest in each VIE and, in some cases, the most subordinate class of debt obligations issued by the VIE, which are the first to absorb credit losses on the finance receivables securing the debt obligations. In addition, with respect to each financing transaction that is subject to the risk retention requirements of Section 941 of the Dodd-Frank Act, we retain at least 5% of the balance of each class of debt obligations and at least 5% of the residual interest in each VIE which, collectively, represents 5% of the economic interest in the credit risk of the securitized assets in satisfaction of the risk retention requirements. We expect that any credit losses in the pools of finance receivables securing the asset-backed debt obligations will likely be limited to our retained interests described above. We have no obligation to repurchase or replace qualified finance receivables that subsequently become delinquent or are otherwise in default.

We parenthetically disclose on our consolidated balance sheets the VIE’s assets that can only be used to settle the VIE’s obligations and liabilities if its creditors have no recourse against the primary beneficiary’s general credit. The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

(dollars in millions)
December 31,	2017	2016

Assets
Cash and cash equivalents	$4	$3
Finance receivables:
Personal loans	9,769	9,509
Allowance for finance receivable losses	465	501
Restricted cash and restricted cash equivalents	482	552
Other assets	20	14

Liabilities
Long-term debt	$8,688	$8,240
Other liabilities	15	16

SECURITIZED BORROWINGS

Each of our securitizations contains a revolving period ranging from one to five years during which no principal payments are required to be made on the related asset-backed notes, except for the ODART 2016-1 securitization which has no revolving period. The indentures governing our securitization borrowings contain early amortization events and events of default, that, if triggered, may result in the acceleration of the obligation to pay principal and interest on the related asset-backed notes.

Our securitized borrowings at December 31, 2017 consisted of the following:

(dollars in millions)	Issue Amount *	Current Note Amounts Outstanding *	Current Weighted Average Interest Rate	Original Revolving Period	Issue Date	Maturity Date

Consumer Securitizations:
SLFT 2015-A	$1,163	$1,163	3.47%	3 years	02/26/2015	11/2024
SLFT 2015-B	314	314	3.78%	5 years	04/07/2015	05/2028
SLFT 2016-A (a)	532	500	3.10%	2 years	12/14/2016	11/2029
SLFT 2017-A (b)	652	619	2.98%	3 years	06/28/2017	07/2030
OMFIT 2014-2	1,185	320	4.16%	2 years	07/30/2014	09/2024
OMFIT 2015-1	1,229	1,229	3.74%	3 years	02/05/2015	03/2026
OMFIT 2015-2	1,250	750	3.40%	2 years	05/21/2015	07/2025
OMFIT 2015-3	293	293	4.21%	5 years	09/29/2015	11/2028
OMFIT 2016-1 (c)	500	459	4.01%	3 years	02/10/2016	02/2029
OMFIT 2016-2 (d)	890	816	4.50%	2 years	03/23/2016	03/2028
OMFIT 2016-3 (e)	350	317	4.33%	5 years	06/07/2016	06/2031
OMFIT 2017-1 (f)	947	900	2.66%	2 years	09/06/2017	09/2032
Total consumer securitizations		7,680

Auto Securitization:
ODART 2016-1 (g)	754	188	2.91%	—	07/19/2016	Various
ODART 2017-1 (h)	300	268	2.61%	1 year	02/01/2017	Various
ODART 2017-2 (i)	605	575	2.63%	1 year	12/11/2017	Various
Total auto securitizations		1,031

Total secured structured financings		$8,711

*
Issue Amount includes the retained interest amounts as detailed below while the Current Note Amounts Outstanding balances include pay-downs subsequent to note issuance and exclude retained interest amounts.

(a)	SLFT 2016-A Securitization. We initially retained $32 million of the asset-backed notes.

(b)	SLFT 2017-A Securitization. We initially retained $26 million of the Class A notes, $2 million of the Class B notes, $2 million of the Class C notes and $3 million of the Class D notes.

(c) OMFIT 2016-1 Securitization. We initially retained $86 million of the Class C and Class D notes. On May 17, 2016, $45 million of the notes represented by Class C were sold.

(d)	OMFIT 2016-2 Securitization. We initially retained $157 million of the Class C and Class D notes. On July 25, 2016, $83 million of the notes represented by Class C were sold.

(e)	OMFIT 2016-3 Securitization. We initially retained $33 million of the Class D notes.

(f)
OMFIT 2017-1 Securitization. We initially retained $30 million of the Class A-1 notes, $6 million of the Class A-2 notes, $3 million of the Class B notes, $3 million of the Class C notes and $5 million of the Class D notes.

(g)
ODART 2016-1 Securitization. The maturity dates of the notes occur in January 2021 for the Class A notes, May 2021 for the Class B notes, September 2021 for the Class C notes and February 2023 for the Class D notes. We initially retained $54 million of the Class D notes.

(h)
ODART 2017-1 Securitization. The maturity dates of the notes occur in October 2020 for the Class A notes, June 2021 for the Class B notes, August 2021 for the Class C notes, December 2021 for the Class D notes, and January 2025 for the Class E notes. We initially retained $11 million of the Class A notes, $1 million of each of the Class B, Class C, and Class D notes, and the entire $18 million of the Class E notes.

(i)
ODART 2017-2 Securitization. The maturity dates of the notes occur in December 2021 for the Class A notes, November 2023 for the Class B notes, July 2024 for the Class C notes, October 2024 for the Class D notes, and November 2025 for the Class E notes. We initially retained $19 million of the Class A notes, $4 million of the Class B notes, $3 million of the Class C notes, $2 million of the Class D notes and $2 million of the Class E notes.

Call of 2014-A Notes. On February 15, 2017, we exercised our right to redeem the 2014-A Notes for a redemption price of $188 million, which excluded $33 million for the Class D Notes owned by Twenty First Street Funding, LLC, a wholly owned subsidiary of SFC, on February 15, 2017, the date of the optional redemption. The outstanding principal balance of the asset-backed notes was $221 million on the date of the optional redemption.

Call of 2014-1 Notes. On November 20, 2017, we exercised our right to redeem the 2014-1 Notes for a redemption price of $81 million. The outstanding principal balance of the asset-backed notes was $81 million on the date of the optional redemption.

REVOLVING CONDUIT FACILITIES

As of December 31, 2017, our borrowings under conduit facilities consisted of the following:

(dollar in millions)	Note Maximum Balance	Amount Drawn	Revolving Period End	Backed by Loans Acquired from Subsidiaries of	Due and Payable (a)

First Avenue Funding, LLC	$250	$—	June 2018	SFC - auto loans	(b)
Seine River Funding, LLC	500	—	December 2019	SFC - personal loans	December 2022
OneMain Financial B6 Warehouse Trust	600	—	February 2019	OMFH - personal loans	February 2021
Rocky River Funding, LLC	250	—	September 2019	OMFH - personal loans	October 2020
OneMain Financial Funding VII, LLC	650	—	October 2019	OMFH - personal loans	November 2021
Thur River Funding, LLC	350	—	June 2020	SFC - personal loans	February 2027
OneMain Financial Funding IX, LLC	600	—	June 2020	OMFH - personal loans	July 2021
Mystic River Funding, LLC	850	—	September 2020	SFC - personal loans	October 2023
Fourth Avenue Auto Funding, LLC	250	—	September 2020	SFC - auto loans	October 2021
OneMain Financial Auto Funding I, LLC	750	—	October 2020	OMFH - auto loans	November 2027
Total	$5,050	$—

(a)
The date following the revolving period, that the principal balance of the outstanding loans, if any, will be reduced as cash payments are received on the underlying loans and will be due and payable in full.

(b)
For First Avenue Funding, LLC, principal amount of the notes, if any, will be reduced as cash payments are received on the underlying direct auto loans and will be due and payable in full 12 months following the maturity of the last direct auto loan held by First Avenue Funding, LLC.

During the 2017 period we voluntarily terminated the following conduit facilities concurrently with the execution of certain conduit facilities set forth in the table above:

Termination Date

Midbrook 2013-VFN1 Trust	4/13/2017
OneMain Financial B5 Warehouse Trust	4/13/2017
Sumner Brook 2013-VFN1 Trust	6/29/2017
Whitford Brook 2014-VFN1 Trust	7/14/2017
OneMain Financial B3 Warehouse Trust	7/14/2017
Springleaf 2013-VFN1 Trust	9/28/2017
Second Avenue Funding LLC	9/29/2017
OneMain Financial B4 Warehouse Trust	11/8/2017

VIE INTEREST EXPENSE

Other than our retained interest in certain debt obligations issued by VIEs and residual interests in the remaining consolidated VIEs, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs totaled $323 million in 2017, $341 million in 2016, and $216 million in 2015.

DECONSOLIDATED VIES

As a result of the SpringCastle Interests Sale on March 31, 2016, we deconsolidated the securitization trust holding the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt.

15. Insurance

INSURANCE RESERVES

Components of unearned insurance premium reserves, claim reserves and benefit reserves were as follows:

(dollars in millions)
December 31,	2017	2016

Finance receivable related:
Payable to OMH:
Unearned premium reserves	515	508
Claim reserves	75	78
Subtotal (a)	590	586

Payable to third-party beneficiaries:
Unearned premium reserves	99	98
Benefit reserves	103	105
Claim reserves	18	20
Subtotal (b)	220	223

Non-finance receivable related:
Unearned premium reserves	81	86
Benefit reserves	375	388
Claim reserves	61	60
Subtotal (b)	517	534

Total	$1,327	$1,343

(a)	Reported as a contra-asset to net finance receivables.

(b)	Reported in insurance claims and policyholder liabilities.

Our insurance subsidiaries enter into reinsurance agreements with other insurers. Reserves related to unearned premiums, claims and benefits assumed from non-affiliated insurance companies totaled $325 million and $333 million at December 31, 2017 and 2016, respectively.

Reserves related to unearned premiums, claims and benefits ceded to non-affiliated insurance companies totaled $95 million and $102 million at December 31, 2017 and 2016, respectively.

Changes in the reserve for unpaid claims and loss adjustment expenses (not considering reinsurance recoverable):

(dollars in millions)
At or for the Years Ended December 31,	2017	2016	2015

Balance at beginning of period	$158	$177	$70
Less reinsurance recoverables	(26)	(26)	(22)
Net balance at beginning of period	132	151	48
Reserve for unpaid claims and loss adjustment expenses assumed in connection with the OneMain Acquisition	—	—	104
Additions for losses and loss adjustment expenses incurred to:
Current year	188	203	83
Prior years *	5	(20)	5
Total	193	183	88
Reductions for losses and loss adjustment expenses paid related to:
Current year	(115)	(124)	(63)
Prior years	(78)	(78)	(26)
Total	(193)	(202)	(89)
Foreign currency translation adjustment	(1)	—	—
Net balance at end of period	131	132	151
Plus reinsurance recoverables	23	26	26
Balance at end of period	$154	$158	$177

*
Reflects (i) a shortfall in the prior years’ net reserves of $5 million at December 31, 2017, primarily due to an unfavorable development on previously disclosed property and casualty policies and an unfavorable development on certain assumed credit disability policies (ii) a redundancy in the prior years’ net reserves of $20 million at December 31, 2016 primarily due to credit disability and credit involuntary unemployment insurance claims developing more favorably than anticipated, and (iii) a shortfall in the prior years’ net reserves of $5 million at December 31, 2015 primarily resulting from increased estimates for claims incurred in prior years as claims have developed.

Incurred claims and allocated claim adjustment expenses, net of reinsurance, as of December 31, 2017, were as follows:

						At December 31, 2017
(dollars in millions)	2013 (a)	2014 (a)	2015 (a)	2016 (a)	2017	Incurred-but- not-reported Liabilities (b)	Cumulative Number of Reported Claims	Cumulative Frequency (c)
Credit Insurance
Accident Year
2013	$140	$127	$125	$124	$124	—	50,295	2.7%
2014	—	145	132	130	131	3	51,776	2.7%
2015	—	—	138	129	129	8	52,505	2.8%
2016	—	—	—	138	135	20	51,558	2.8%
2017	—	—	—	—	136	59	39,329	2.2%
Total					$655

(a)	Unaudited.

(b)	Includes expected development on reported claims.

(c)	Frequency for each accident year is calculated as the ratio of all reported claims incurred to the total exposures in force.

Cumulative paid claims and allocated claim adjustment expenses, net of reinsurance, as of December 31, 2017, were as follows:

(dollars in millions)	2013 *	2014 *	2015 *	2016 *	2017
Credit Insurance
Accident Year
2013	$68	$105	$115	$121	$124
2014	—	71	110	121	128
2015	—	—	71	109	121
2016	—	—	—	75	115
2017	—	—	—	—	77
Total					$565

All outstanding liabilities before 2013, net of reinsurance					—
Liabilities for claims and claim adjustment expenses, net of reinsurance					$90

*	Unaudited.

The reconciliations of the net incurred and paid claims development to the liability for claims and claim adjustment expenses were as follows:

(dollars in millions)
December 31,	2017	2016 *	2015 *

Liabilities for unpaid claims and claim adjustment expenses, net of reinsurance:
Credit insurance	$90	$96	$105
Other short-duration insurance lines	22	20	25
Total	112	116	130

Reinsurance recoverable on unpaid claims:
Other short-duration insurance lines	20	22	22

Insurance lines other than short-duration	22	20	25
Total gross liability for unpaid claims and claim adjustment expense	$154	$158	$177

*	Unaudited.

We use completion factors to estimate the unpaid claim liability for credit insurance and most other short-duration products. For some products, the unpaid claim liability is estimated as a percent of exposure. For the long-tailed Excess & Surplus products, which have a longer period of time before claims are paid, unpaid claim liabilities are estimated by a third party and reviewed by our appointed actuary using statistical analyses, including analysis of trends in loss severity and frequency.

There have been no significant changes in methodologies or assumptions during 2017.

Our average annual percentage payout of incurred claims by age, net of reinsurance, as of December 31, 2017, were as follows:

Years	1	2	3	4	5
Credit insurance	55.4%	29.4%	8.9%	4.8%	2.5%

STATUTORY ACCOUNTING

Springleaf and OneMain insurance subsidiaries file financial statements prepared using statutory accounting practices prescribed or permitted by the Indiana DOI and the Texas DOI, respectively, which is a comprehensive basis of accounting other than GAAP. The primary differences between statutory accounting practices and GAAP are that under statutory accounting, policy acquisition costs are expensed as incurred, policyholder liabilities are generally valued using prescribed actuarial assumptions, and certain investment securities are reported at amortized cost. We are not required and did not apply purchase accounting to the insurance subsidiaries on a statutory basis.

Statutory net income (loss) for our insurance companies by type of insurance was as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Property and casualty
Yosemite	$19	$11	$15
Triton	31	14	3

Life and health
Merit	$37	$20	$(1)
AHL	34	71	11

Statutory capital and surplus for our insurance companies by type of insurance were as follows:

(dollars in millions)
December 31,	2017	2016

Property and casualty
Yosemite	$42	$63
Triton	170	139

Life and health
Merit	$79	$133
AHL	130	215

Springleaf and OneMain insurance companies are also subject to risk-based capital requirements adopted by the Indiana DOI and the Texas DOI, respectively. Minimum statutory capital and surplus is the risk-based capital level that would trigger regulatory action. At December 31, 2017 and 2016, our insurance subsidiaries’ statutory capital and surplus exceeded the risk-based capital minimum required levels.

DIVIDEND RESTRICTIONS

Our insurance subsidiaries are subject to state regulations that limit their ability to pay dividends. State law restricts the amounts that Merit and Yosemite may pay as dividends without prior notice to the Indiana DOI and the amounts that AHL and Triton may pay as dividends without prior notice to the Texas DOI. The maximum amount of dividends, referred to as “ordinary dividends,” for an Indiana or Texas domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Indiana DOI or Texas DOI prior to its payment. The maximum ordinary dividends for an Indiana or Texas domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end or (ii) the statutory net income. Any amount greater must be approved by the Indiana DOI or Texas DOI prior to its payment. These approved dividends are called “extraordinary dividends.” AHL and Triton paid extraordinary dividends to OMFH totaling $111 million during 2017,

$105 million during 2016 and $68 million of ordinary dividends subsequent to the effective closing of the OneMain Acquisition in 2015. Merit and Yosemite paid extraordinary dividends to SFC totaling $125 million, $63 million, and $100 million during 2017, 2016, and 2015, respectively.

16. Other Liabilities

Components of other liabilities were as follows:

(dollars in millions)
December 31,	2017	2016

Payables to parent and affiliates *	$189	$39
Accrued expenses and other liabilities	79	93
Accrued interest on debt	58	61
Salary and benefit liabilities	31	45
Insurance liabilities	12	14
Loan principal warranty reserve	8	14
Retirement plans	5	31
Other	28	43
Total	$410	$340

*	Payables to parent and affiliates at December 31, 2017 primarily consisted of payable to OGSC for services provided to SFC under its intercompany service agreements. See Note 12 for further information regarding SFC’s intercompany agreements.

17. Capital Stock

SFC has two classes of authorized capital stock: special stock and common stock. SFC may issue special stock in series. The SFC board of directors determines the dividend, liquidation, redemption, conversion, voting and other rights prior to issuance.

Par value and shares authorized at December 31, 2017 were as follows:

	Special Stock	Common Stock

Par value	$—	$0.50
Shares authorized	25,000,000	25,000,000

Shares issued and outstanding were as follows:

	Special Stock		Common Stock
December 31,	2017	2016	2017	2016

Shares issued and outstanding	—	—	10,160,021	10,160,021

During 2016, SFC received capital contributions from SFI totaling $10 million to satisfy interest payments required by SFC’s junior subordinated debenture in respect of SFC’s junior subordinated debt.

18. Accumulated Other Comprehensive Income (Loss)

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Retirement Plan Liabilities Adjustments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)

Year Ended December 31, 2017
Balance at beginning of period	$(1)	$(4)	$(1)	$(6)
Other comprehensive income before reclassifications	14	3	4	21
Reclassification adjustments from accumulated other comprehensive loss	(9)	—	—	(9)
Balance at end of period	$4	$(1)	$3	$6

Year Ended December 31, 2016
Balance at beginning of period	$(14)	$(19)	$—	$(33)
Other comprehensive income before reclassifications	23	15	3	41
Reclassification adjustments from accumulated other comprehensive loss	(10)	—	(4)	(14)
Balance at end of period	$(1)	$(4)	$(1)	$(6)

Year Ended December 31, 2015
Balance at beginning of period	$12	$(13)	$4	$3
Other comprehensive loss before reclassifications	(18)	(6)	(4)	(28)
Reclassification adjustments from accumulated other comprehensive loss	(8)	—	—	(8)
Balance at end of period	$(14)	$(19)	$—	$(33)

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our consolidated statements of operations were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Unrealized gains on investment securities:
Reclassification from accumulated other comprehensive income (loss) to investment revenues, before taxes	$14	$15	$12
Income tax effect	(5)	(5)	(4)
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	9	10	8

Unrealized gains on foreign currency translation adjustments:
Reclassification from accumulated other comprehensive income (loss) to other revenues	—	4	—
Total	$9	$14	$8

19. Income Taxes

OMH and all of its eligible domestic U.S. subsidiaries, including SFC, file a consolidated life/non-life federal tax return with the IRS. AHL, an insurance subsidiary of SFC, is not an eligible company under Internal Revenue Code Section 1504 and therefore, files separate federal life insurance tax returns. Income taxes from the consolidated federal and state tax returns are allocated to our eligible subsidiaries under a tax sharing agreement with OMH.

The Company’s foreign subsidiaries/branches file tax returns in Canada, Puerto Rico and the U.S. Virgin Islands. The Company recognizes a deferred tax liability for the undistributed earnings of its foreign operations, if any, as we do not consider the amounts to be permanently reinvested. As of December 31, 2017, the Company had no undistributed foreign earnings.

Components of income (loss) before income tax expense (benefit) were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Income (loss) before income tax expense (benefit) - U.S. operations	$380	$380	$(208)
Income before income tax expense - foreign operations	15	17	12
Total	$395	$397	$(196)

Components of income tax expense (benefit) were as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Current:
Federal	$190	$210	$80
Foreign	2	1	1
State	8	21	5
Total current	200	232	86

Deferred:
Federal	34	(92)	(192)
Foreign *	—	5	—
State	9	(18)	(16)
Total deferred	43	(105)	(208)
Total	$243	$127	$(122)

*	Deferred foreign income taxes were less than $1 million during the 2017 and 2015 periods and, therefore, are not quantified in the table above.

Expense from foreign income taxes includes foreign subsidiaries/branches that operate in Canada, Puerto Rico and the U.S. Virgin Islands. During the 2016 and 2015 periods, expense from foreign income taxes also included United Kingdom operations.

Reconciliations of the statutory federal income tax rate to the effective income tax rate were as follows:

Years Ended December 31,	2017	2016	2015

Statutory federal income tax rate	35.00%	35.00%	35.00%

Impact of Tax Act	21.69	—	—
State income taxes, net of federal	2.63	0.48	7.62
Return to provision adjustment	0.81	0.26	0.89
Excess tax benefit on share-based compensation	0.33	(0.18)	—
Tax impact of United Kingdom subsidiary liquidation	—	(0.54)	—
Non-controlling interests	—	(2.49)	22.87
Nondeductible compensation	—	—	(2.78)
Other, net	1.09	(0.66)	(1.14)
Effective income tax rate	61.55%	31.87%	62.46%

The effective income tax rate for 2017, 2016, and 2015 differed from the statutory federal income tax rate primarily due to the recognition of the impact of the Tax Act, effects of the non-controlling interest in the previously owned SpringCastle Portfolio and state income taxes. The effective income tax rate is based on income (loss) before taxes, which includes income (loss) attributable to non-controlling interests. The income (loss) attributable to the non-controlling interest is not included in the taxable income in SFC, resulting in variances from the statutory federal income tax rate of (2.49)% and 22.87% in 2016 and 2015, respectively.

The difference in the effective income tax rate in 2017 as compared to 2016 is primarily due to the recognition of the impact of the Tax Act which increased our 2017 effective income tax rate by 21.69% as compared to 2016. As a result of the Tax Act we recognized an $81 million tax charge in 2017. This charge is primarily the result of the lower corporate tax rate, which required us to remeasure our net deferred tax asset to reflect the lower corporate tax rate. The difference in the impact on the effective income tax rate due to non-controlling interest in 2016 as compared to 2015 is due to the fact that the net income attributable to non-controlling interest was a smaller percentage of the total income (loss) in 2016 as compared to 2015.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits (all of which would affect the effective income tax rate if recognized) is as follows:

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Balance at beginning of year	$16	$15	$4
Increases in tax positions for current years	1	2	10
Increases in tax positions for prior years	—	—	4
Lapse in statute of limitations	(2)	(1)	—
Settlements with tax authorities	—	—	(1)
Decreases in tax positions for prior years	—	—	(2)
Balance at end of year	$15	$16	$15

Our gross unrecognized tax benefits include related interest and penalties. We accrue interest related to uncertain tax positions in income tax expense. The amount of any change in the balance of uncertain tax liabilities over the next 12 months is not expected to be material to our consolidated financial statements.

We are currently under examination of our U.S. federal tax return for the years 2011 to 2013 by the IRS. We are also under examination of various states for the years 2011 to 2016. Management believes it has adequately provided for taxes for such years.

Components of deferred tax assets and liabilities were as follows:

(dollars in millions)
December 31,	2017	2016

Deferred tax assets:
Allowance for loan losses	$146	$246
State taxes, net of federal	65	58
Mark-to-market	55	55
Pension/employee benefits	5	19
Acquisition costs	6	6
Federal and foreign net operating losses and tax attributes	5	4
Insurance reserves	3	—
Legal and warranty reserve	2	6
Other intangibles	2	1
Other	9	9
Total	298	404

Deferred tax liabilities:
Debt fair value adjustment	44	90
Goodwill	41	37
Deferred loan fees	14	12
Discount - debt exchange	11	16
Deferred insurance commissions	2	2
Impact of tax accounting method change	—	38
Insurance Reserves	—	2
Other	5	1
Total	117	198

Net deferred tax assets before valuation allowance	181	206
Valuation allowance	(44)	(29)
Net deferred tax assets	$137	$177
The gross deferred tax liabilities are expected to reverse in time, and projected taxable income is expected to be sufficient to create positive taxable income, which will allow for the realization of all of our gross federal deferred tax assets and a portion of the state deferred tax assets. The decrease of our net deferred tax asset is mainly attributable to recording of an adjustment as of December 31, 2017 to reflect the reduction in the U.S. statutory tax rate from 35% to 21% resulting from the Tax Act.

During 2016, we liquidated our United Kingdom operations. As such, there are no net operating loss carryforwards (and no offsetting valuation allowances) related to our United Kingdom operations at December 31, 2016.

At December 31, 2017, we had state net operating loss carryforwards of $704 million, compared to $750 million at December 31, 2016. The state net operating loss carryforwards expire between 2018 and 2037. We had a valuation allowance on our gross state deferred tax assets, net of deferred federal tax benefit of $44 million and $29 million at December 31, 2017 and 2016, respectively. The total valuation allowance was established based on management’s determination that the deferred tax assets are more likely than not to not be realized.

20. Lease Commitments, Rent Expense, and Contingent Liabilities

LEASE COMMITMENTS AND RENT EXPENSE

Annual rental commitments for leased office space, automobiles and information technology equipment accounted for as operating leases, excluding leases on a month-to-month basis, were as follows:

(dollars in millions)	Lease Commitments

2018	$52
2019	40
2020	30
2021	20
2022	11
2023+	14
Total	$167

In addition to rent, we pay taxes, insurance, and maintenance expenses under certain leases. In the normal course of business, we will renew leases that expire or replace them with leases on other properties. Rental expense totaled $77 million in 2017, $80 million in 2016, and $36 million in 2015.

LEGAL CONTINGENCIES

In the normal course of business, we have been named, from time to time, as defendants in various legal actions, including arbitrations, class actions and other litigation arising in connection with our activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to evaluate legal actions to determine whether a loss is reasonably possible or probable and is reasonably estimable, there can be no assurance that material losses will not be incurred from pending, threatened or future litigation, investigations, examinations, or other claims.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

SALES RECOURSE OBLIGATIONS

At December 31, 2017, our reserve for sales recourse obligations totaled $8 million, which primarily related to our real estate loan sales in 2014, with a minimal portion of the reserve related to net charge-off sales of our finance receivables. We did not establish an additional reserve for sales recourse obligations associated with the personal loans sold in the Lendmark Sale or our real estate loan sales in 2016 based on the credit quality of the loans sold and the terms of each transaction.

The activity in our reserve for sales recourse obligations was as follows:

(dollars in millions)
At or for the Years Ended December 31,	2017	2016	2015

Balance at beginning of period	$13	$15	$24
Recourse losses	(1)	—	(2)
Provision for recourse obligations, net of recoveries *	(4)	(2)	(7)
Balance at end of period	$8	$13	$15

*	Reflects the elimination of the reserve associated with other prior sales of finance receivables.

At December 31, 2017, there were no material recourse requests with loss exposure that management believed would not be covered by the reserve. However, we will continue to monitor any repurchase activity in the future and will adjust the reserve accordingly. When recourse losses are reasonably possible or exposure to such losses exists in excess of the liability already accrued, it is not always possible to reasonably estimate the size of the possible recourse losses or range of losses.

21. Benefit Plans

PENSION PLANS

As noted in Note 12 Related Party Transactions, the Company contributed SFMC, a former subsidiary of SFC to SFI in the form of a dividend. All assets and liabilities of SFMC were transferred including the net pension liabilities and any other obligations related to the Springleaf Financial Services Retirement Plan, a noncontributory defined benefit plan, the Springleaf Financial Services Excess Retirement Income Plan, an unfunded defined benefit plan, and the Supplemental Executive Retirement Income Plan, an unfunded defined benefit plan, to OMH. The projected net pension obligation related to these plans as of December 31, 2016 was $25 million.

The CommoLoCo Retirement Plan, a noncontributory defined benefit plan, which had a projected net pension obligation as of December 31, 2016 of $6 million, was retained by the Company.

The CommoLoCo Retirement Plan, which is subject to the provisions of the Puerto Rico tax code, was frozen effective December 31, 2012. Puerto Rican residents employed by CommoLoCo, Inc., our Puerto Rican subsidiary, who had attained age 21 and completed one year of service were eligible to participate in the plan. Our current and former employees in Puerto Rico will not lose any vested benefits in the CommoLoCo Retirement Plan that accrued prior to January 1, 2013. The fair value of plan assets net of expense for the CommoLoCo retirement Plan totaled $12 million as of December 31, 2017 and the projected benefit obligation totaled $17 million. The projected net pension obligation related to the CommoLoco Retirement Plan was $5 million.

22. Share-Based Compensation

OMNIBUS INCENTIVE PLAN

In 2013, OMH adopted the 2013 Omnibus Incentive Plan, which was amended and restated effective as of May 25, 2016, under which equity-based awards are granted to selected management employees, non-employee directors, independent contractors, and consultants. The amendment and restatement of the Omnibus Plan (i) extended the term of the Omnibus Plan from October 2023 to May 2026 and (ii) limited the number of cash and equity-based awards under the Omnibus Plan valued at more than $500,000 to non-employee directors during the calendar year.

As of December 31, 2017, 13,199,096 shares of common stock were reserved for issuance under the Omnibus Plan, including 1,411,236 shares subject to outstanding equity awards. The amount of shares reserved is adjusted annually at the beginning of the year by a number of shares equal to the excess of 10% of the number of outstanding shares on the last day of the previous fiscal year over the number of shares reserved and available for issuance as of the last day of the previous fiscal year. The Omnibus Plan allows for issuance of stock options, RSUs and RSAs, stock appreciation rights, and other stock-based awards and cash awards. SFC participates in stock awards of OMH. Unless specifically noted, the following disclosures are based on all award activity of OMH.

Service-based Awards

In connection with the initial public offering on October 16, 2013 and subsequent to the offering, OMH has granted service-based RSUs and RSAs to certain of our executives and employees. The RSUs are subject to a graded vesting period of 4.2 years or less and do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The RSAs are subject to a graded vesting period of three years or less and provide the holders the right to vote and to earn dividends during the vesting period. The fair value for restricted units and awards is generally the closing market price of OMH’s common stock on the date of the award. For awards granted in connection with the initial public offering, the fair value is the offering price. Expense is amortized on a straight line basis over the vesting period, based on the number of awards that are ultimately expected to vest. The weighted-average grant date fair value of service-based awards issued in 2017, 2016, and 2015 was $27.85, $26.14, and $47.44, respectively. The total fair value of service-based awards that vested during 2017, 2016, and 2015 was $18 million, $10 million, and $7 million, respectively.

The following table summarizes the service-based stock activity and related information for the Omnibus Plan for 2017:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in Years)

Unvested as of January 1, 2017	1,382,920	$35.86
Granted	407,184	27.85
Vested	(575,322)	31.86
Forfeited	(73,172)	38.10
Unvested at December 31, 2017	1,141,610	34.87	1.91

Performance-based Awards

During 2017, 2016 and 2015, OMH awarded PRSUs that may be earned based on the financial performance of OMH. Certain PRSUs are subject to the achievement of performance goals during the period between the grant date and December 31, 2017. These awards are also subject to a graded vesting period of two years after the attainment of the performance goal or December 31, 2017, whichever occurs earlier. The remaining PRSUs are subject to separate and independent performance goals for 2017, 2018, and 2019; therefore, a separate requisite service period exists for each year that begins on January 1 of the respective performance year. Vesting for these awards will occur on the filing date of this Annual Report on Form 10-K that occurs after the performance year or the date the actual performance outcome is determined, whichever is later. All of the PRSUs allow for partial vesting if a minimum level of performance is attained. The PRSUs do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The fair value for PRSUs is based on the closing market price of our stock on the date of the award.

Expense for performance-based shares is recognized over the requisite service period when it is probable that the performance goals will be achieved and is based on the total number of units expected to vest. Expense for awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period. If minimum targets are not achieved by the end of the respective performance periods, all unvested shares related to those targets will be forfeited and canceled, and all expense recognized to that date is reversed.

Prior to the OneMain Acquisition, none of the performance targets related to certain PRSUs issued in 2014 were deemed probable of occurring. Subsequent to the OneMain Acquisition, the targets were re-evaluated and the 100% performance targets were deemed probable of occurring. Accordingly in 2015, we recorded a cumulative catch-up expense of $6 million, which is included in acquisition-related transaction and integration expenses. During the fourth quarter of 2016, the Compensation Committee determined that the PRSU performance targets were 100% achieved. Accordingly, a portion of the PRSU awards vested immediately, with the remaining shares subject to vesting upon meeting stated service requirements.

The weighted average grant date fair value of performance-based awards issued in 2017 and 2015 was $24.98 and $34.45, respectively. No performance shares were granted during 2016. The total fair value of performance-based awards that vested during 2017 and 2016 was $2 million and $4 million, respectively. No performance-based awards vested in 2015.

The following table summarizes the performance-based stock activity and related information for the Omnibus Plan for 2017:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in Years)

Unvested as of January 1, 2017	407,948	$25.94
Granted	90,072	24.98
Vested	(92,000)	24.78
Forfeited	(136,394)	25.70
Unvested at December 31, 2017	269,626	26.14	3.78

Following the contribution of SFMC to SFI, share-based compensation expense is primarily incurred by OGSC and subsequently allocated to SFC by OMGS. As of December 31, 2017, there was no unrecognized compensation expense. See Note 12 for information regarding the dividend of SFMC to SFI.

Total share-based compensation expense, net of forfeitures, for all stock-based awards directly incurred by SFC amounted to $5 million in 2017, $8 million in 2016 and $2 million in 2015. The total income tax benefit recognized for stock-based compensation was $2 million in 2017, $3 million in 2016 and $1 million in 2015.

Initial Stockholder Incentive Units

In the fourth quarter of 2015, certain executives of the Company surrendered a portion of their incentive units in the Initial Stockholder and certain additional executives of the Company received a grant of incentive units in the Initial Stockholder. These incentive units are intended to encourage the executives to create sustainable, long-term value for the Company by providing them with interests that are subject to their continued employment with the Company and that only provide benefits (in the form of distributions) if the Initial Stockholder makes distributions to one or more of its common members that exceed specified amounts. The incentive units are entitled to vote together with the holders of common units in the Initial Stockholder as a single class on all matters. The incentive units may not be sold or otherwise transferred and the executives are entitled to receive these distributions only while they are employed with the Company, unless the executive’s termination of employment results from the executive’s death, in which case the executive’s beneficiaries will be entitled to receive any future distributions. Because the incentive units only provide economic benefits in the form of distributions while the holders are employed, and the holder generally does not have the ability to monetize the incentive units due to the transfer restrictions, the substance of the arrangement is that of a profit sharing agreement. These incentive units provide benefits (in the form of distributions) in the event the Initial Stockholder makes distributions to one or more of its members that exceed certain specified amounts. In connection with the sale of our common stock by the Initial Stockholder in 2015, certain of the specified thresholds were satisfied. In accordance with ASC Topic 710, Compensation-General, we recorded non-cash incentive compensation expense of $15 million in 2015 related to the incentive units with a capital contribution offset such that the impact to overall shareholder’s equity was neutral. No expense was recognized for these awards during 2017 or 2016.

23. Segment Information

Our segments coincide with how our businesses are managed. At December 31, 2017, our two segments included:

•
Consumer and Insurance — We originate and service personal loans and offer credit insurance (life insurance, disability insurance, involuntary unemployment insurance, and collateral protection insurance) and non-credit insurance through our branch network and our centralized operations. We also offer home and auto membership plans of an unaffiliated company. Our branch network conducts business in 44 states. Our centralized operations underwrite and process certain loan applications that we receive from our branch network or through an internet portal. If the applicant is located near an existing branch, our centralized operations make the credit decision regarding the application and then request, but do not require, the customer to visit a nearby branch for closing, funding and servicing. If the applicant is not located near a branch, our centralized operations originate the loan.

•
Acquisitions and Servicing — SFI services the SpringCastle Portfolio. These loans consist of unsecured loans and loans secured by subordinate residential real estate mortgages and include both closed-end accounts and open-end lines of credit. Unless SFI is terminated, SFI will continue to provide the servicing for these loans pursuant to a servicing agreement, which SFI services as unsecured loans because the liens are subordinated to superior ranking security interests. See Note 2 for information regarding the SpringCastle Interest Sale and the acquisition and disposition of the SpringCastle Portfolio.

The remaining components (which we refer to as “Other”) consist of our non-originating legacy operations, which include (i)
our liquidating real estate loan portfolio as discussed below, (ii) our liquidating retail sales finance portfolio (including retail sales finance accounts from our legacy auto finance operation), (iii) our lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of the United Kingdom subsidiary, prior to its liquidation on August 16, 2016.

Beginning in 2017, management no longer views or manages our real estate assets as a separate operating segment. Therefore, we are now including Real Estate, which was previously presented as a distinct reporting segment, in “Other.” To conform to this new alignment of our segments, we have revised our prior period segment disclosures.

The accounting policies of the segments are the same as those disclosed in Note 3, except as described below.

Due to the nature of the OneMain Acquisition and the Fortress Acquisition, we applied purchase accounting. However, we report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods).

We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.
Interest expense	Acquisitions and Servicing - This segment includes interest expense specifically identified to the SpringCastle Portfolio.
Consumer and Insurance and Other - The Company has securitization debt and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Interest expense for unsecured debt is recorded to each of the segments using a weighted average interest rate applied to allocated average unsecured debt. Average unsecured debt allocations for the periods presented are as follows:

Subsequent to the OneMain Acquisition
Total average unsecured debt is allocated as follows:
● Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale); and
● Consumer and Insurance - receives remainder of unallocated average debt.
The net effect of the change in debt allocation and asset base methodologies for 2015, had it been in place as of the beginning of the year, would be an increase in interest expense of $208 million for Consumer and Insurance and a decrease in interest expense of $208 million for Other.

For the period first quarter 2015 to the OneMain Acquisition
Total average unsecured debt was allocated to Consumer and Insurance and Other, such that the total debt allocated across each segment equaled 83% of the Consumer and Insurance asset base, and 100% of the Other asset base. Any excess was allocated to Consumer and Insurance.

Average unsecured debt was allocated after average securitized debt to achieve the calculated average segment debt.
Asset base represented the following:
● Consumer and Insurance - average net finance receivables, including average net finance receivables held for sale; and
●  Other - average net finance receivables, including average net finance receivables held for sale, investments including proceeds from Real Estate sales, cash and cash equivalents, less proceeds from equity issuance in 2015 and operating cash reserve and cash included in other segments.

Provision for finance receivable losses
Directly correlated with specific segment, except for allocations related to personal loans and retail in Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.

Other revenues	Directly correlated with a specific segment, except for:
● Net gain (loss) on repurchases and repayments of debt - Allocated to each of the segments based on the interest expense allocation of debt.
● Gains and losses on foreign currency exchange - Allocated to each of the segments based on the interest expense allocation of debt.
Acquisition-related transaction and integration expenses
Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we primarily report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.

Other expenses
Salaries and benefits - Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.

Other operating expenses - Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.

Insurance policy benefits and claims - Directly correlated with a specific segment.

The “Segment to GAAP Adjustment” column in the following tables primarily consists of:

•
Interest income - reverses the impact of premiums/discounts on purchased finance receivables and the interest income recognition under guidance in ASC 310-20, Nonrefundable Fees and Other Costs, and ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, and reestablishes interest income recognition on a historical cost basis;

•	Interest expense - reverses the impact of premiums/discounts on acquired long-term debt and reestablishes interest expense recognition on a historical cost basis;

•
Provision for finance receivable losses - reverses the impact of providing an allowance for finance receivable losses upon acquisition and reestablishes the allowance on a historical cost basis and reverses the impact of recognition of net charge-offs on purchased credit impaired finance receivables and reestablishes the net charge-offs on a historical cost basis;

•	Other revenues - reestablishes the historical cost basis of mark-to-market adjustments on finance receivables held for sale and on realized gains/losses associated with our investment portfolio;

•	Acquisition-related transaction and integration expenses - reestablishes the amortization of purchased software assets on a historical cost basis;

•
Other expenses - reestablishes expenses on a historical cost basis by reversing the impact of amortization from acquired intangible assets and including amortization of other historical deferred costs; and

•	Assets - revalues assets based on their fair values at the effective date of the OneMain Acquisition and the Fortress Acquisition.

The following tables present information about the Company’s segments, as well as reconciliations to the consolidated financial statement amounts.

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Other (a)	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Year Ended December 31, 2017
Interest income	$3,296	$—	$23	$—	$(132)	$3,187
Interest expense	765	—	21	—	30	816
Provision for finance receivable losses	955	—	7	—	(15)	947
Net interest income (loss) after provision for finance receivable losses	1,576	—	(5)	—	(147)	1,424
Other revenues (b)	549	—	23	—	(32)	540
Acquisition-related transaction and integration expenses	66	—	6	—	(3)	69
Other expenses	1,458	2	11	—	29	1,500
Income (loss) before income tax expense (benefit)	$601	$(2)	$1	$—	$(205)	$395

Assets (c)	$16,793	$—	$680	$—	$2,172	$19,645

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Other (a)	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Year Ended December 31, 2016
Interest income	$3,314	$102	$51	$—	$(371)	$3,096
Interest expense	738	20	43	—	55	856
Provision for finance receivable losses	908	14	6	—	1	929
Net interest income (loss) after provision for finance receivable losses	1,668	68	2	—	(427)	1,311
Net gain on sale of SpringCastle interests	—	167	—	—	—	167
Other revenues (b)	609	—	(16)	—	(6)	587
Acquisition related transaction and integration expenses	100	1	27	—	(20)	108
Other expenses	1,461	16	29	—	54	1,560
Income before income taxes	716	218	(70)	—	(467)	397
Income before income tax attributable to non-controlling interests	—	28	—	—	—	28
Income (loss) before income tax expense (benefit) attributable to Springleaf Finance Corporation	$716	$190	$(70)	$—	$(467)	$369

Assets (c)	$15,783	$—	$590	$—	$1,967	$18,340

At or for the Year Ended December 31, 2015
Interest income	$1,470	$455	$76	$—	$(91)	$1,910
Interest expense	242	87	268	(5)	123	715
Provision for finance receivable losses	346	68	(1)	—	298	711
Net interest income (loss) after provision for finance receivable losses	882	300	(191)	5	(512)	484
Other revenues	274	5	19	(5)	(18)	275
Acquisition related transaction and integration expenses	16	1	48	—	(3)	62
Other expenses	768	61	50	—	14	893
Income (loss) before income tax expense (benefit)	372	243	(270)	—	(541)	(196)
Income before income tax attributable to non-controlling interests	—	127	—	—	—	127
Income (loss) before income tax expense (benefit) attributable to Springleaf Finance Corporation	$372	$116	$(270)	$—	$(541)	$(323)

Assets	$15,875	$1,784	$1,415	$—	$2,322	$21,396

(a)	Real Estate segment has been combined with “Other” for the prior period.

(b)	Other revenues reported in “Other” primarily includes interest income on the SFC’s note receivable from SFI. See Note 12 for further information on the notes receivable from parent and affiliates.

(c)	Assets reported in “Other” primarily includes notes receivable from parent discussed above. See Note 12 for further information on the note receivable from parent.

24. Fair Value Measurements

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions. See Note 3 for a discussion of the accounting policies related to fair value measurements, which includes the valuation process and the inputs used to develop our fair value measurements.

The following table presents the carrying amounts and estimated fair values of our financial instruments and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3

December 31, 2017
Assets
Cash and cash equivalents	$904	$54	$—	$958	$958
Investment securities	36	1,654	7	1,697	1,697
Net finance receivables, less allowance for finance receivable losses	—	—	15,607	15,607	14,217
Finance receivables held for sale	—	—	139	139	132
Notes receivable from parent	—	391	—	391	391
Restricted cash and restricted cash equivalents	498	—	—	498	498
Other assets (a)	—	4	12	16	16

Liabilities
Long-term debt	$—	$15,625	$—	$15,625	$15,050
Other liabilities (b)	—	189	—	189	189

December 31, 2016
Assets
Cash and cash equivalents	$480	$73	$—	$553	$553
Investment securities	31	1,724	9	1,764	1,764
Net finance receivables, less allowance for finance receivable losses	—	—	13,857	13,857	13,000
Finance receivables held for sale	—	—	159	159	153
Notes receivable from parent	—	285	—	285	285
Restricted cash and restricted cash equivalents	568	—	—	568	568
Other assets (a)	—	77	34	111	113

Liabilities
Long-term debt	$—	$14,498	$—	$14,498	$13,959
Other liabilities (b)	—	39	—	39	39

(a)
Other assets includes commercial mortgage loans, escrow advance receivables, and receivables from parent and affiliates at December 31, 2017 and commercial mortgage loans, escrow advance receivables, receivables from parent and affiliates, and receivables related to sales of real estate loans and related trust assets at December 31, 2016.

(b) Consists of payables to parent and affiliates.

FAIR VALUE MEASUREMENTS — RECURRING BASIS

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3 (a)

December 31, 2017
Assets
Cash equivalents in mutual funds	$688	$—	$—	$688
Cash equivalents in securities	—	54	—	54
Investment securities:
Available-for-sale securities
Bonds:
U.S. government and government sponsored entities	—	28	—	28
Obligations of states, municipalities, and political subdivisions	—	135	—	135
Non-U.S. government and government sponsored entities	—	60	—	60
Certificates of deposit and commercial paper	—	125	—	125
Corporate debt	—	946	2	948
RMBS	—	99	—	99
CMBS	—	87	—	87
CDO/ABS	—	95	1	96
Total bonds	—	1,575	3	1,578
Preferred stock	7	7	—	14
Common stock	23	—	—	23
Other long-term investments	—	—	1	1
Total available-for-sale securities (b)	30	1,582	4	1,616
Other securities
Bonds:
Non-U.S. government and government sponsored entities	—	1	—	1
Corporate debt	—	66	2	68
RMBS	—	1	—	1
CMBS	—	—	—	—
CDO/ABS	—	4	—	4
Total bonds	—	72	2	74
Preferred stock	6	—	—	6
Total other securities	6	72	2	80
Total investment securities	36	1,654	6	1,696
Restricted cash in mutual funds	484	—	—	484
Total	$1,208	$1,708	$6	$2,922

(a)
Due to the insignificant activity within the Level 3 assets during 2017, we have omitted the additional disclosures relating to the changes in Level 3 assets measured at fair value on a recurring basis and the quantitative information about Level 3 unobservable inputs.

(b)	Excludes an immaterial interest in a limited partnership that we account for using the equity method and FHLB common stock of $1 million at December 31, 2017, which is carried at cost.

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3 (a)

December 31, 2016
Assets
Cash equivalents in mutual funds	$286	$—	$—	$286
Cash equivalents in securities	—	73	—	73
Investment securities:
Available-for-sale securities
Bonds:
U.S. government and government sponsored entities	—	31	—	31
Obligations of states, municipalities, and political subdivisions	—	145	—	145
Non-U.S. government and government sponsored entities	—	118	—	118
Corporate debt	—	1,025	—	1,025
RMBS	—	100	—	100
CMBS	—	108	—	108
CDO/ABS	—	98	4	102
Total bonds	—	1,625	4	1,629
Preferred stock	8	8	—	16
Common stock	17	—	—	17
Other long-term investments	—	—	2	2
Total available-for-sale securities (b)	25	1,633	6	1,664
Other securities
Bonds:
Non-U.S. government and government sponsored entities	—	1	—	1
Corporate debt	—	83	2	85
RMBS	—	1	—	1
CMBS	—	1	—	1
CDO/ABS	—	5	—	5
Total bonds	—	91	2	93
Preferred stock	6	—	—	6
Total other securities	6	91	2	99
Total investment securities	31	1,724	8	1,763
Restricted cash in mutual funds	553	—	—	553
Total	$870	$1,797	$8	$2,675

(a)
Due to the insignificant activity within the Level 3 assets during 2016, we have omitted the additional disclosures relating to the changes in Level 3 assets measured at fair value on a recurring basis and the quantitative information about Level 3 unobservable inputs.

(b)	Excludes an immaterial interest in a limited partnership that we account for using the equity method and FHLB common stock of $1 million at December 31, 2016, which is carried at cost.

We had no transfers between Level 1 and Level 2 during 2017 and 2016.

FAIR VALUE MEASUREMENTS — NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using *				Impairment Charges
(dollars in millions)	Level 1	Level 2	Level 3	Total

At or for the Year Ended December 31, 2017
Assets
Real estate owned	$—	$—	$6	$6	$3

At or for the Year Ended December 31, 2016
Assets
Finance receivables held for sale	$—	$—	$159	$159	$4
Real estate owned	—	—	5	5	2
Total	$—	$—	$164	$164	$6

*	The fair value information presented in the table is as of the date the fair value adjustment was recorded.

We wrote down certain finance receivables held for sale reported in our Other segment to their fair value during the second quarter of 2016 and recorded the writedowns in other revenues.

We wrote down certain real estate owned reported in our Other segment to their fair value less cost to sell during 2017 and 2016 and recorded the writedowns in other revenues. The fair values of real estate owned disclosed in the table above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts of real estate owned recorded in other assets are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

The inputs and quantitative data used in our Level 3 valuations for our real estate owned are unobservable primarily due to the unique nature of specific real estate assets. Therefore, we used independent third-party providers, familiar with local markets, to determine the values used for fair value disclosures without adjustment.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis at December 31, 2017 and 2016 was as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	December 31, 2017	December 31, 2016
Finance receivables held for sale	Income approach	Market value for similar type loan transactions to obtain a price point	*	*
Real estate owned	Market approach	Third-party valuation	*	*

*
We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for the assets measured at fair value on a non-recurring basis included in the table above. As a result, the weighted average ranges of the inputs for these assets are not applicable.

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

We use the following methods and assumptions to estimate fair value.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and certain cash equivalents, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as available-for-sale or as trading and other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, for both non-impaired and purchased credit impaired finance receivables, is determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash and Restricted Cash Equivalents

The carrying amount of restricted cash and restricted cash equivalents approximates fair value.

Notes Receivable from Parent

The carrying amount of the notes receivable from parent approximates the fair value because the notes are payable on a demand basis prior to their due dates and the interest rates on these notes adjust with changing market interest rates.

Commercial Mortgage Loans

Given the short remaining average life of the portfolio, the carrying amount of commercial mortgage loans approximates fair value. The carrying amount includes an estimate for credit related losses, which is based on independent third-party valuations.

Real Estate Owned

We initially base our estimate of the fair value on independent third-party valuations at the time we take title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Escrow Advance Receivable

The carrying amount of escrow advance receivable approximates fair value.

Receivables from Parent and Affiliates

The carrying amount of receivables from parent and affiliates approximates fair value.

Receivables Related to Sales of Real Estate Loans and Related Trust Assets

The carrying amount of receivables related to sales of real estate loans and related trust assets less estimated forfeitures, which are reflected in other liabilities, approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At December 31, 2017, we had no debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

Payables to Parent and Affiliates

The fair value of payable to parent and affiliates approximates the carrying value due to its short-term nature.

25. Subsequent Events

Redemption of OMFH 2019 Notes

On December 8, 2017, the Company issued a notice of redemption to redeem all $700 million outstanding principal amount of OMFH’s 6.75% Senior Notes due 2019 at a redemption price equal to 103.375%, plus accrued and unpaid interest to the redemption date. The notes were redeemed on January 8, 2018. In connection with the redemption, we recognized approximately $1 million of net loss on repurchases and repayments of debt for the three months ended March 31, 2018.

Apollo-Värde Transaction

On January 3, 2018, the Apollo-Värde Group entered into a Share Purchase Agreement with the Initial Stockholder and OMH to acquire 54,937,500 shares or approximately 40.6% of the outstanding shares of OMH common stock from the Initial Stockholder, representing the entire holdings of OMH stock beneficially owned by Fortress. This transaction closed June 25, 2018.

26. Selected Quarterly Financial Data (Unaudited)

Our selected quarterly financial data for 2017 was as follows:

(dollars in millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$853	$806	$772	$756
Interest expense	204	207	203	202
Provision for finance receivable losses	229	242	233	243
Other revenues	139	149	117	135
Other expenses	382	401	386	400
Income before income taxes	177	105	67	46
Income taxes	161	44	20	18
Net income	$16	$61	$47	$28

Our selected quarterly financial data for 2016 was as follows:

(dollars in millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$766	$767	$739	$824
Interest expense	201	215	214	226
Provision for finance receivable losses	256	261	218	194
Other revenues	138	151	158	307
Other expenses	409	396	416	447
Income before income taxes	38	46	49	264
Income taxes	—	16	20	91
Net income	38	30	29	173
Net income attributable to non-controlling interests	—	—	—	28
Net income attributable to Springleaf Finance Corporation	$38	$30	$29	$145

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As of December 31, 2017, we carried out an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. This evaluation was conducted under the supervision of, and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer. Based on our evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2017, to provide the reasonable assurance described above.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, and has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2017, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control - Integrated Framework” (2013). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Based on this evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2017.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the fourth quarter of 2017, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a)	(1) The following consolidated financial statements of Springleaf Finance Corporation and its subsidiaries are included in Part II - Item 8:

Consolidated Balance Sheets, December 31, 2017 and 2016

Consolidated Statements of Operations, years ended December 31, 2017, 2016, and 2015

Consolidated Statements of Comprehensive Income (Loss), years ended December 31, 2017, 2016, and 2015

Consolidated Statements of Shareholder’s Equity, years ended December 31, 2017, 2016, and 2015

Consolidated Statements of Cash Flows, years ended December 31, 2017, 2016, and 2015

Notes to Consolidated Financial Statements

(2)    Financial Statement Schedules:

Schedule I - Condensed Financial Information of Registrant is included in Part IV - Item 15(c) below.

(3) Exhibits:

Exhibits are listed in the Exhibit Index below.

(b)	Exhibits

The exhibits required to be included in this portion of Part IV - Item 15(b) are listed in the Exhibit Index to this report.

(c)	Schedule I - Condensed Financial Information of Registrant

Schedule I — Condensed Financial Information of Registrant

SPRINGLEAF FINANCE CORPORATION
Condensed Balance Sheets

(dollars in millions)
December 31,	2017	2016

Assets

Cash and cash equivalents	$148	$96
Investment in subsidiaries	7,062	7,107
Notes receivable from parent and affiliates	2,334	1,992
Restricted cash	9	5
Other assets	159	188
Total assets	$9,712	$9,388

Liabilities and Shareholder’s Equity

Long-term debt	$4,824	$4,162
Intercompany note payable	436	409
Deferred and accrued taxes	46	164
Other liabilities	1,004	1,380
Total liabilities	6,310	6,115
Shareholder’s equity	3,402	3,273
Total liabilities and shareholder’s equity	$9,712	$9,388

See Notes to Condensed Financial Statements.

SPRINGLEAF FINANCE CORPORATION
Condensed Statements of Operations and Comprehensive Income (Loss)

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Interest income on notes receivable from parent and affiliates	131	104	56
Interest expense	430	459	502
Net interest expense	(299)	(355)	(446)

Other revenues:
Investments	2	1	13
Net loss on repurchases and repayments of debt	(26)	(14)	—
Other revenues	6	4	—
Total other revenues	(18)	(9)	13

Other expenses	41	9	1
Income (loss) before income tax expense (benefit)	(358)	(373)	(434)
Provision for (benefit from) income taxes	(118)	(138)	(160)
Equity in undistributed net income (loss) from subsidiaries	392	477	73
Net income (loss)	152	242	(201)
Other comprehensive income (loss), net of tax	12	27	(36)
Comprehensive income (loss)	$164	$269	$(237)

See Notes to Condensed Financial Statements.

SPRINGLEAF FINANCE CORPORATION
Condensed Statements of Cash Flows

(dollars in millions)
Years Ended December 31,	2017	2016	2015

Net cash provided by (used for) operating activities	$(601)	$557	$173

Cash flows from investing activities
Cash advances on notes receivable with parent and affiliates	(4,322)	(5,827)	(2,256)
Payments received on notes receivable with parent and affiliates	3,980	4,683	2,968
Distributions from subsidiaries	413	499	326
Capital contribution to subsidiary (a)	—	—	(3,393)
Sale of available-for-sale securities	—	10	2,306
Net cash provided by (used for) investing activities	71	(635)	(49)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	1,861	995	—
Repayment of long-term debt	(1,302)	(1,020)	(798)
Proceeds from intercompany note payable	27	24	392
Repayments on intercompany note payable	—	(1)	(7)
Net cash provided by (used for) financing activities	586	(2)	(413)

Net change in cash and cash equivalents and restricted cash and restricted cash equivalents	56	(80)	(289)
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	101	181	470
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$157	$101	$181

Supplemental cash flow information
Cash and cash equivalents	$148	$96	$178
Restricted cash and restricted cash equivalents	9	5	3
Total cash and cash equivalents and restricted cash and restricted cash equivalents	$157	$101	$181

Supplemental non-cash activities
Non-cash contribution of Independence	$—	$—	$1,100

(a) Contribution to Springleaf Financial Cash Services, Inc. a wholly owned subsidiary of SFC, for funding its intercompany note to Independence. On November 12, 2015, Independence borrowed $3.4 billion under the note to fund a portion of the purchase price for the OneMain Acquisition.

See Notes to Condensed Financial Statements.

SPRINGLEAF FINANCE CORPORATION
Notes to Condensed Financial Statements

1. Accounting Policies

Springleaf Finance Corporation (“SFC”) records its investments in subsidiaries at cost plus the equity in undistributed (overdistributed) comprehensive income from subsidiaries since the date of incorporation or, if purchased, the date of the acquisition. The condensed financial statements of the registrant should be read in conjunction with SFC’s consolidated financial statements.

2. Related Party Transactions

Notes Receivable from Affiliates

SFC provides funding to its parent, SFI, and to most of its subsidiaries for lending activities. SFC charges SFI and these subsidiaries for this funding based on SFC’s cost of funds plus a spread, as specified in the respective note agreements.

Notes receivable from parent and affiliates consisted of the following:

(dollars in millions)	December 31, 2017	December 31, 2016

SFC parent (SFI)	$390	$285
OMFH (a)	1,214	530
SCSI	539	950
Notes for subsidiary securitizations	191	227
Total	$2,334	$1,992

(a) SFC has, from time to time, amended the OMFH note to increase the maximum amount that may be advanced to OMFH. At December 31, 2017, the maximum amount that may be advanced totaled $1.6 billion.

Note Payable to Affiliate

On January 1, 2015, SFC entered into a note with Springleaf Acquisition Corporation (SAC), whereby SFC initially borrowed $374 million. The note was amended effective December 31, 2017 and, under the amended terms, is payable in full on December 31, 2020 with an aggregate amount outstanding not to exceed $500 million. Under the terms, SAC may request payment of the note and SFC may repay the note in whole or in part at any time without premium or penalty. The interest rate for the UPB is the borrower’s cost of funds rate plus 25 bps. At December 31, 2017 and 2016, $436 million and $409 million was drawn under the note, respectively. Interest expense on the note payable was $27 million and $24 million in 2017 and 2016, respectively and is reported in interest expense.

Other Assets

SFC has income tax receivable balances with its subsidiaries and affiliates under a tax sharing agreement. The balances for these amounts were $140 million and $187 million at December 31, 2017 and 2016, respectively and are included in other assets.

Other Liabilities

SFC and its direct and indirect subsidiaries incur obligations for various services including short term funding of loan originations from OGSC. These transactions are generally funded through intercompany clearing accounts that are centrally processed through OGSC which acts as a funding clearing house for the transactions between the various subsidiaries of SFC.  SFC’s payable to OGSC under this funding structure was $1.0 billion and $1.4 billion at December 31, 2017 and 2016 respectively and is included in other liabilities

3. Long-term Debt

Principal maturities of long-term debt at December 31, 2017 were as follows:

(dollars in millions)

2018	—
2019	700
2020	1,300
2021	650
2022	1,000
2023-2067	1,525
Total principal maturities	$5,175

Total carrying amount	$4,824

See Note 13 of the Notes to Consolidated Financial Statements in Part II - Item 8 included in this report for information regarding the following Guaranty Agreements:

•	5.625% SFC Notes

•	6.125% SFC Notes

•	8.25% SFC Notes

•	5.25% SFC Notes

•	Other SFC Notes

Exhibit Index

Exhibit

2.1*
Stock Purchase Agreement, dated as of March 2, 2015, by and between Springleaf Holdings, Inc. and CitiFinancial Credit Company. Incorporated by reference to Exhibit 2.1 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Current Report on Form 8-K filed on March 3, 2015.

2.2 *
Closing Letter Agreement, dated as of November 12, 2015, by and among Citifinancial Credit Company, Springleaf Holdings, Inc., and Independence Holdings, LLC. Incorporated by reference to Exhibit 2.2 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016.

2.3*
Purchase Agreement, dated as of March 31, 2016, by and among SpringCastle Holdings, LLC, Springleaf Acquisition Corporation, Springleaf Finance, Inc., NRZ Consumer LLC, NRZ SC America LLC, NRZ SC Credit Limited, NRZ SC Finance I LLC, NRZ SC Finance II LLC, NRZ SC Finance III LLC, NRZ SC Finance IV LLC, NRZ SC Finance V LLC, BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P., and solely with respect to Section 11(a) and Section 11(g), NRZ SC America Trust 2015-1, NRZ SC Credit Trust 2015-1, NRZ SC Finance Trust 2015-1, and BTO Willow Holdings, L.P. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on April 1, 2016.

2.4
Contribution Agreement, dated June 22, 2018, between Springleaf Finance Corporation and Springleaf Finance, Inc. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on June 22, 2018

3.1
Amended and Restated Articles of Incorporation of Springleaf Finance Corporation (formerly American General Finance Corporation), as amended to date. Incorporated by reference to Exhibit 3a. to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 30, 2011.

3.2
Amended and Restated By-laws of Springleaf Finance Corporation (formerly American General Finance Corporation), as amended to date. Incorporated by reference to Exhibit 3b. to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 30, 2011.

Certain instruments defining the rights of holders of long-term debt securities of the Company are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Company hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.

4.1
Junior Subordinated Indenture, dated as of January 22, 2007, from Springleaf Finance Corporation 9 formerly American General Finance Corporation) to Deutsche Bank Trust Company Americas, as Trustee. Incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K for the period ended December 31, 2016, filed on February 21, 2017.

4.2
Indenture, dated as of May 29, 2013, between Springleaf Finance Corporation and Wilmington Trust, National Association, as trustee. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on May 29, 2013.

4.3
Indenture, dated as of September 24, 2013, between Springleaf Finance Corporation and Wilmington Trust, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on September 25, 2013.

4.4
Indenture, dated as of September 24, 2013, between Springleaf Finance Corporation and Wilmington Trust, National Association, as trustee. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on September 25, 2013.

4.5
Indenture, dated as of December 3, 2014, by Springleaf Finance Corporation, OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.), as Guarantor, and Wilmington Trust, National Association. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on December 3, 2014.

4.5.1
First Supplemental Indenture, dated as of December 3, 2014, by and among Springleaf Finance Corporation, OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.), as Guarantor, and Wilmington Trust, National Association, as Trustee. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on December 3, 2014.

4.5.2
Second Supplemental Indenture, dated as of April 11, 2016, by and among Springleaf Finance Corporation, OneMain Holdings, Inc., as Guarantor, and Wilmington Trust, National Association, as Trustee. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on April 11, 2016.

4.5.3
Third Supplemental Indenture, dated as of May 15, 2017, by and among Springleaf Finance Corporation, OneMain Holdings, Inc., as Guarantor, and Wilmington Trust, National Association, as Trustee. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on May 15, 2017.

Exhibit

4.5.4
Fourth Supplemental Indenture, dated as of December 8, 2017, by and among Springleaf Finance Corporation, OneMain Holdings, Inc., as Guarantor, and Wilmington Trust, National Association, as Trustee. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on December 8, 2017.

4.6
Indenture, dated as of December 11, 2014, among OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.), the guarantors from time to time parties thereto, and The Bank of New York Mellon, as trustee. Incorporated by reference to Exhibit 4.5 to Amendment No. 3 to Form S-1 of OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.) (File No. 333-199206) filed on February 11, 2015.

4.6.1
First Supplemental Indenture, dates as of May 21, 2015, among OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.), OMF HY, Inc. and The Bank of New York Mellon, as trustee. Incorporated by reference to Exhibit 4.7.1 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Annual Report on Form 10-K for the period ending December 31, 2016, filed on February 21, 2017.

4.6.2
Second Supplemental Indenture, dated as of November 8, 2016, among OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.), as Issuer, OMF HY, Inc., as Co-Obligor, OneMain Holdings, Inc., as Guarantor, and The Bank of New York Mellon, as Trustee. Incorporated by reference to Exhibit 4.7.2 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Annual Report on Form 10-K for the period ended December 31, 2016, filed on February 21, 2017.

10
Guaranty, dated as of December 30, 2013, by OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.) in respect of Springleaf Finance Corporation’s 8.250% Senior Notes due 2023. Incorporated by reference to Exhibit 10.1 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Current Report on Form 8-K filed on January 3, 2014.

10.1
Guaranty, dated as of December 30, 2013, by OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.) in respect of Springleaf Finance Corporation’s 7.750% Senior Notes due 2021. Incorporated by reference to Exhibit 10.2 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Current Report on Form 8-K filed on January 3, 2014.

10.2
Guaranty, dated as of December 30, 2013, by OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.) in respect of Springleaf Finance Corporation’s 6.00% Senior Notes due 2020. Incorporated by reference to Exhibit 10.3 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Current Report on Form 8-K filed on January 3, 2014.

10.3
Guaranty, dated as of December 30, 2013, by OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.) in respect of Springleaf Finance Corporation’s 60-year junior subordinated debentures. Incorporated by reference to Exhibit 10.5 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Current Report on Form 8-K filed on January 3, 2014.

10.4
Trust Guaranty, dated as of December 30, 2013, by OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.) in respect of Springleaf Finance Corporation’s trust preferred securities. Incorporated by reference to Exhibit 10.6 to OneMain Holdings, Inc.’s (formerly Springleaf Holdings, Inc.) (File No. 1-36129) Current Report on Form 8-K filed on January 3, 2014.

12.1	Computation of ratio of earnings to fixed charges

23.1	Consent of PricewaterhouseCoopers LLP

31.1	Rule 13a-14(a)/15d-14(a) Certifications of the President and Chief Executive Officer of Springleaf Finance Corporation

31.2	Rule 13a-14(a)/15d-14(a) Certifications of the Executive Vice President and Chief Financial Officer of Springleaf Finance Corporation

32.1	Section 1350 Certifications

101
Interactive data files pursuant to Rule 405 of Regulation S-T: (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Comprehensive Income (Loss), (iv) Consolidated Statements of Shareholder’s Equity, (v) Consolidated Statements of Cash Flows, and (vi) Notes to Consolidated Financial Statements.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.